As filed with the Securities and Exchange Commission on February 22, 2010
Registration No. 333-162950
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LA CORTEZ ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	1311	20-5157768
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Calle 67 #7-35 Oficina 409
Bogotá, Colombia
(941) 870-5433
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andres Gutierrez Rivera
President
La Cortez Energy, Inc.
c/o Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
(212) 400-6900
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

Copy to:
Adam S. Gottbetter, Esq.
Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
(212) 400-6900

Approximate date of commencement of proposed sale to the public:   From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated ________ __, 2010

LA CORTEZ ENERGY, INC.

Prospectus

11,107,200 Shares
Common Stock

This prospectus relates to the sale of up to 9,039,800 issued and outstanding shares of our common stock, par value $0.001 per share, and 2,067,400 shares of our common stock issuable upon the exercise of outstanding warrants, by the selling stockholders of La Cortez Energy, Inc., a Nevada corporation, listed in this prospectus.  The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

We are registering the offer and sale of the common stock to satisfy registration rights we have granted to the selling stockholders.  The distribution of the shares by the selling stockholders is not subject to any underwriting agreement.  We will not receive any proceeds from the sale of the shares by the selling stockholders.  However, we may receive the proceeds from the exercise of the warrants held by the selling stockholders, to the extent the warrants are not exercised on a cashless basis.  We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is traded on the OTC Bulletin Board under the symbol “LCTZ.OB”. On _________ __, 2010, the last reported sale price for our common stock was $____ per share.

Investing in our common stock involves a high degree of risk.  Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 9 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated _______, 2010.

SUMMARY

The following summary highlights information contained elsewhere in this prospectus.  Potential investors should read the entire prospectus carefully, including the more detailed information regarding our business provided below in the “Description of Business” section, the risks of purchasing our common stock discussed under the “Risk Factors” section, and our consolidated financial statements and the accompanying notes to the consolidated financial statements.

Unless the context indicates otherwise, all references in this registration statement to “La Cortez Energy” “the Company,” “we,” “us” and “our” refer to La Cortez Energy, Inc. and its subsidiaries.

Overview

We are an international, exploration stage oil and gas exploration and production company focusing our business in South America. We have established an operating branch in Colombia, we have entered into two initial working interest agreements, with Petroleos del Norte S.A. (“Petronorte”), a Colombian subsidiary of Petrolatina Plc. (AIM: PELE), and with Emerald Energy Plc Sucursal Colombia (“Emerald”), a Colombian branch of Emerald Energy Plc.1 (discussed below), and we are currently evaluating additional investment prospects, companies and existing exploration and production opportunities in Colombia, while keeping alert for opportunities in other South American countries.

We expect to explore investment opportunities in oil and gas exploration and development as well as in associated infrastructure (e.g., storage tanks, processing facilities and/or pipelines). The scope of our activities in this regard may include, but not be limited to, the acquisition of or assignment of rights to develop exploratory acreage under concessions with government authorities and other private or public exploration and production (“E&P”) companies, the purchase of oil and gas producing properties, farm-in and farm-out opportunities (i.e., the assumption of or assignment of obligations to fund the cost of drilling and development), and/or the purchase of debt or equity in, and/or assets of, existing oil and gas exploration and development companies currently conducting activities in Colombia.

We are currently evaluating ways to optimize our business structure in each jurisdiction where we conduct and where we intend to develop our business, in order to comply with local regulations while optimizing our tax, legal and operational flexibility. To this end, we have recently established an operating branch in Bogotá, Colombia where we will engage in our initial business ventures.

Business Developments

As part of the execution of our business strategy discussed above, we have taken the following steps:

•	We hired Andres Gutierrez Rivera as our President and Chief Executive Officer effective June 1, 2008. Mr. Gutierrez brings more than 20 years of industry experience to the Company;

•
We have entered into two definitive agreements for working interests in two exploratory blocks in south Colombia in the Putumayo Basin where La Cortez Energy now holds certain E&P rights in approximately 217,000 gross acres with Petronorte for a 50% working interest in the Putumayo 4 exploration block (the “Putumayo 4 Block”), and with Emerald for a 20% participating interest in the Maranta exploration and production block (the “Maranta Block”);

•
We have raised approximately $18.2 million in two private placements in 2008, two private placements in 2009 and a continuation of the second 2009 private placement in 2010 of our securities from, among others, investors familiar with E&P activities in Colombia and who have been involved with other early stage South American oil and gas E&P companies.  Both of our private placements conducted in 2008 were completed prior to our having either of the Putumayo 4 Block or Maranta Block agreements signed, or having our full complement of our Board of Directors or management in place;

1. Emerald Energy Plc. was acquired by Sinochem Resources UK Limited, a wholly owned subsidiary of Sinochem Group, a Chinese state-owned conglomerate, effective October 12, 2009 and Emerald’s listing on the London Stock Exchange (AIM) was cancelled effective as of October 13, 2009.

•
We began assembling an experienced and qualified management team with the capacity to search out opportunities, evaluate proposals and execute on projects that we determine are appropriate for our goals and objectives.  To date, we have hired eight employees including an exploration manager and a production and operations manager;

•
We have recruited our Board of Directors which is now comprised of six members and which we may increase to seven members within the next few months.  We have a diversity of professional backgrounds such as (but not limited to) geologists, engineers, oil business men and finance and capital market experts within our Board of Directors;

•
We are evaluating ways to optimize our business structure in each jurisdiction where we intend to conduct our business, and we have established our headquarters office in Bogotá, Colombia, which will serve as our operational headquarters, to direct and manage all of our business activities in South America;

•
We have signed a non-binding letter of intent to acquire Avante Petroleum SA’s (“Avante”) subsidiary Avante Colombia S.a.r.l. (“Avante Colombia”) in exchange for 10,285,819 restricted shares of our common stock.  Avante Colombia currently has a 50% participation interest and is the operator of the Rio de Oro and Puerto Barco exploration and production contracts with Ecopetrol S.A. (“Ecopetrol”) in the Catatumbo area in eastern Colombia.  Under the terms of the letter of intent, we and Avante will also enter into a joint venture (the “Avante JV”) to develop another exploration opportunity in Colombia;

•
The evaluation of the Mirto-1 exploratory well across all of the target reservoirs has been completed, and the well has been shut down in order to do a workover to limit the water cut and increase oil production. We expect that the Mirto-1 well will reopen by the middle of March 2010. We have acquired 25 km of 3D seismic over the field to better determine the extent of the reservoir and to determine the position of the two or three appraisal wells that we plan to drill in 2010; and

•
We are currently evaluating additional prospects in Colombia. To that end, we have begun investigating project leads and have held a number of meetings with other oil and gas companies operating in the region, although we have not yet finalized decisions to pursue any such particular opportunities.

Capital Needs

As further discussed below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources,” in 2009, we completed a unit offering of our securities in which we raised an aggregate of $6,331,164 of gross proceeds and consummated the initial closing of an additional unit offering in which we raised $2,500,000 of gross proceeds.  We completed a second closing for a gross amount of $999,999 in this second private placement in January 2010.   We will need to obtain additional capital to meet our financial commitments on the Putumayo 4 Block and the Maranta Block and, if the Avante Colombia acquisition is consummated, on Rio de Oro and Puerto Barco and the Avante joint venture, and to continue to execute our business plan, build our operations and become profitable.

About This Offering

This prospectus relates to the public offering, which is not being underwritten, of up to 9,039,800 outstanding shares of our common stock plus 2,067,400 shares of our common stock issuable upon the exercise of our outstanding warrants by the selling stockholders listed in this prospectus.  The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.  We will receive none of the proceeds from the sale of the shares by the selling stockholders.  However, we may receive the proceeds from the exercise of the warrants held by the selling stockholders, to the extent the warrants are not exercised on a cashless basis.  We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

The shares of common stock being offered by this prospectus relate to (i) 4,134,800 shares sold by us in our 2008 unit offering, (ii) 4,905,000 shares sold by us in our completed 2009 unit offering and (iii) 2,067,400 shares that may be issued upon exercise of warrants issued to the investors in our 2008 unit offering ..

The number of shares being offered by this prospectus (including the shares issuable upon exercise of our outstanding warrants) represents approximately 42.7% of our outstanding shares of common stock as of February 22, 2010.

Corporate Information and History

We were incorporated in the State of Nevada on June 9, 2006 under the name La Cortez Enterprises, Inc. to pursue certain gourmet chocolate business opportunities in Mexico2. In early 2008 after we terminated our chocolate business, our new Board of Directors decided to redirect our efforts towards identifying and pursuing opportunities in the oil and gas sector in South America. As a reflection of this change in our strategic direction, we changed our name to La Cortez Energy, Inc.

In connection with the discontinuation of our former business, we decided to sell all of the assets and liabilities of our former chocolate business to Maria de la Luz, our founding stockholder.

As of August 15, 2008, we assigned all of our assets and property and all of our liabilities relating to the former chocolate business, accrued, contingent or otherwise to our newly organized, wholly owned subsidiary, de la Luz Gourmet Chocolates, Inc., a Nevada corporation. Additionally, we sold all the outstanding capital stock of de la Luz Gourmet Chocolates, Inc. to Ms. de la Luz in exchange for 9,000,000 shares of our common stock previously surrendered by Ms. de la Luz and all of our common stock that Ms. de la Luz then owned, an additional 2,250,000 shares.  As of the closing of this transaction, Ms. de la Luz was no longer one of our stockholders.

Pursuant to the terms of this arrangement, Ms. de la Luz agreed to indemnify us and our officers and directors against any third party claims relating to our former chocolate business.

As part of this transaction, and also effective as of August 15, 2008, we entered into a General Release Agreement with de la Luz Gourmet Chocolates, Inc. and Ms. de la Luz, whereby de la Luz Gourmet Chocolates, Inc. and Ms. de la Luz pledged not to sue us from any and all claims, actions, obligations, liabilities and the like, incurred by de la Luz Gourmet Chocolates, Inc. or Ms. de la Luz arising from any fact, event, transaction, action or omission that occurred or failed to occur on or prior to August 15, 2008 and related to our former chocolate business.

Our principal executive offices are located at Calle 67 #7-35, Oficina 409, Bogotá, Colombia, and our telephone number at our principal executive offices is (941) 870-5433, or +57-1-485-2020. Our website address is www.lacortezenergy.com; however, the material included in our website does not constitute a part of this prospectus and should not be relied on by prospective purchasers in the offering.  Our fiscal year end is December 31.

2. La Cortez Enterprises, Inc. was originally formed to create, market and sell gourmet chocolates wholesale and retail throughout Mexico, as more fully described in our registration statement on Form SB-2 as filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2006.

Summary Financial Information

The following tables summarizes historical financial data regarding our business and should be read together with the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
	2008	2007	2009	2008
			(unaudited)	(unaudited)
Statement of Operations Data

Revenues	$-	$-	$-	$-
Loss from Operations	$(2,649,312)	$(28,836)	$(2,306,785)	$(2,039,799)
Net loss	$(2,580,529)	$(28,836)	$(1,415,744)	$(2,016,366)
Basic and diluted loss per share	$(0.15)	$(0.00)	$(0.07)	$(0.12)

Statement of Cash Flows Data

Net cash used in operating activities	$(1,135,942)	$(31,436)	$(1,554,341)	$(772,328)
Net cash used in investing activities	$(270,323)	$-	$(7,398,625)	$(176,605)
Net cash provided by financing activities	$8,138,621	$12,600	$5,461,077	$8,226,521
Cash and cash equivalents, end of period	$6,733,381	$1,025	$3,241,492	$7,278,613

	At December 31,		At September 30,
	2008	2007	2009	2008
			(unaudited)	(unaudited)
Balance Sheet Data

Total current assets	$6,753,513	$1,525	$3,307,226	$7,313,555
Total assets	$6,985,117	$1,525	$11,111,269	$7,459,850
Total current liabilities	$156,792	$15,600	$3,970,240	$119,707
Total liabilities	$156,792	$15,600	$3,970,240	$119,707
Total shareholders’ equity (deficit)	$6,828,325	$(14,075))	$7,141,029	$7,340,143

THE OFFERING

Common stock currently outstanding	26,000,243 shares (1)

Common stock offered by the Company	None

Common stock offered by the selling stockholders	11,107,200 shares (2)

Use of proceeds
We will not receive any of the proceeds from the sales of our common stock by the selling stockholders.  However, we may receive the proceeds from the exercise of the warrants held by the selling stockholders, to the extent the warrants are not exercised on a cashless basis.

OTCBB symbol	LCTZ.OB

Risk Factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	As of February 22, 2010.
(2)	Consists of 9,039,800 issued and outstanding shares of common stock and 2,067,400 shares of common stock issuable upon the exercise of outstanding warrants.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, revenues, income and capital spending. We generally identify forward-looking statements with the words “believe,” “intend,” “expect,” “seek,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project” or their negatives, and other similar expressions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and project developments and acquisitions or to our expectations regarding future industry or economic trends are forward-looking statements.

These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect many estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors and it is impossible for us to anticipate all factors that could affect our actual results. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk Factors” section and elsewhere in this prospectus. All forward-looking statements are based upon information available to us on the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf.

RISK FACTORS

An investment in shares of our common stock is highly speculative and involves a high degree of risk.  We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict.  Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus.  If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected.  In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.  Only those investors who can bear the risk of loss of their entire investment should participate in this offering.

RISKS RELATED TO THE BUSINESS AND FINANCIAL CONDITION

We are an exploration stage company with no operating history for you to evaluate our business. We may never attain profitability.

We are an exploration stage company and have not yet begun any oil or natural gas operations. We have been a shell company with no operating history and no assets other than cash and we have just recently begun to redirect our business focus towards the oil and gas industry in South America.  We do not have a full management team in place and we are still building our Board of Directors.  As an early stage oil and gas exploration and development company with no operating history, it is difficult for potential investors to evaluate our business. Our proposed operations are therefore subject to all of the risks inherent in light of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the oil and gas industry and to that industry in South America, in particular. Investors should evaluate us in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies. We may never overcome these obstacles.

Our senior management team is relatively new to our company and may not be able to develop and execute a successful business strategy.

Although our Chief Executive Officer is experienced in the oil and gas industry in South America, he is relatively new to our Company which itself is new to this business.  Our Chief Executive Officer is in the process of developing a business strategy for the Company including, for example, the possible acquisition of oil and gas resources or the participation in joint exploration and production ventures. If our Chief Executive Officer is not able to develop a business strategy that is appropriate for our Company and which we can execute in a successful manner, our business could fail and we could lose all of our money.

We may be unable to obtain development rights that we need to build our business, and our financial condition and results of operations may deteriorate.

Our business plan focuses on international exploration and production opportunities in South America, initially in Colombia. Thus far, we have signed two participation interest agreements with partners in Colombia, only one of which (Emerald) is operational. In the event that these two initial projects do not proceed successfully or we do not succeed in negotiating any other property acquisitions, our future prospects will likely be substantially limited, and our financial condition and results of operations may deteriorate.

Our business is speculative and dependent upon the implementation of our business plan and our ability to enter into agreements with third parties for the rights to exploit potential oil and gas reserves on terms that will be commercially viable for us.

We may not complete the acquisition of Avante Colombia or Avante’s proposed investment in us.

We have signed a non-binding letter of intent to acquire Avante’s subsidiary, Avante Colombia, in exchange for shares of our common stock.  Avante Colombia currently has a 50% participation interest and is the operator of the Rio de Oro and Puerto Barco exploration and production contracts with Ecopetrol in the Catatumbo area in eastern Colombia. Under the terms of the letter of intent, we and Avante will also enter into a joint venture to develop another exploration opportunity in Colombia.  In addition, the letter of intent provides that Avante will invest a minimum of $2.5 million and a maximum of $5.0 million in units of our securities.

The Avante Colombia transaction is subject to legal and financial due diligence by both Avante and us and to other conditions precedent, and there can be no assurance that definitive agreements will be reached or that the acquisition will close. The parties have agreed to use their best efforts to sign a definitive purchase agreement by March 1, 2010. If a formal agreement is not signed by then, the letter of intent will expire unless otherwise extended by mutual agreement of the parties. The letter of intent contains, and the definitive agreement will contain, customary exclusivity provisions and other conditions to closing.

If our acquisition of Avante Colombia is successful, we may not be able to renegotiate Avante Colombia’s agreements with Ecopetrol in a manner that would permit us to successfully execute our plans with respect to the affected projects.

Our plans with respect to Avante Colombia’s business depend, among other things, on obtaining an extension of the term of existing contracts between Avante Colombia and Ecopetrol.  We believe that, in order to negotiate a term extension, we will have to commit to additional investment in the area.  There can be no assurance that we will be able to negotiate a term extension with Ecopetrol or to do so on favorable terms.  If we fail to obtain a sufficient extension, or to do so on sufficiently favorable terms, it would have a material adverse effect on our planned operations for Avante Colombia.

Our lack of diversification will increase the risk of an investment in our common stock.

Our business will focus on the oil and gas industry in a limited number of properties, initially in Colombia, with the intention of expanding elsewhere in South America. Larger companies have the ability to manage their risk by diversification. However, we will lack diversification, in terms of both the nature and geographic scope of our business. As a result, factors affecting our industry or the regions in which we operate will likely impact us more acutely than if our business were more diversified.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully bid on and acquire properties, to discover reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants and on our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and may impair La Cortez Energy’s ability to grow.

To develop our business, we will endeavor to use the business relationships of our management and our Board of Directors to enter into strategic relationships, which may take the form of joint ventures with other private parties or with local government bodies, or contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Our strategic partners may change ownership or senior management and this may negatively affect our business relationships with these partners and our results of operations.

We have a working interest agreement in Colombia with Emerald relating to the Maranta Block (as discussed elsewhere in this prospectus).  Emerald’s parent, Emerald Energy Plc, was recently acquired by Sinochem Resources UK Limited, a United Kingdom subsidiary of Sinochem Group, a Chinese state owned energy and chemicals conglomerate.  At this time, we do not know what impact this acquisition will have on the management and corporate policies of Emerald in Colombia or on the future operation of our joint relationship with Emerald. It is possible that the change of ownership at Emerald could have a negative impact on our relationship with Emerald and, because we have invested a substantial amount of capital in the Emerald project, we stand to lose our investment and suffer considerable losses if Emerald chooses to discontinue our relationship or its operations in Colombia.  Similarly, a change of ownership or management in any of our current or future strategic partners could negatively impact our operations.

Competition in obtaining rights to explore and develop oil and gas reserves and to market our production may impair our business.

The oil and gas industry is extremely competitive. Present levels of competition for oil and gas resources in South America, and particularly in Colombia, are high.  Significant amounts of capital are being raised world-wide and directed towards the South American markets and more and more companies are pursuing the same opportunities.  Other oil and gas companies with greater resources than ours will compete with us by bidding for exploration and production licenses and other properties and services we will need to operate our business in the countries in which we expect to operate.  Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger, foreign owned companies, which, in particular, may have access to greater financial resources than us, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests.  Because of some or all of these factors, we may not be able to compete.

We may be unable to obtain additional capital that we will require to implement our business plan, which could restrict our ability to grow.

Our current capital and our other existing financial resources may not be sufficient to enable us to execute our business plan.  We may not have funds sufficient for any initial investments we might want to undertake.  Currently, we are not generating any revenues although we have sufficient working capital to continue our start-up operations for the near future. We will require additional capital to continue to operate our business beyond the initial phase, and we may need additional capital to acquire initial properties in Colombia, and to develop and expand our exploration and development programs. We may be unable to obtain the additional capital required. Furthermore, inability to obtain capital may damage our reputation and credibility with industry participants in the event we cannot close previously announced transactions.

We expect to require approximately $7.3 million for our share of costs related to Phase 1 seismic acquisition and exploration well activities in the Putumayo 4 Block during 2010.  We expect to require an additional approximately $4.7 million for our share of Phase 3 costs with respect to the Maranta Block in 2010, related to processing of the recently acquired 25 km of 3d seismic, conducting a workover on the Mirto-1 well, the drilling of two or three appraisal wells and the construction of the production facilities at the field.  If the Avante Colombia acquisition closes and our negotiations with Ecopetrol regarding extending the contract term are successful, then we expect to require up to $15 million of additional funds to pay for our share of costs with respect to additional seismic in the area and, depending upon seismic results, drilling an additional well.

If we are not able to raise the required funds, we will not be able to meet our funding commitments on the Putumayo 4 Block and the Maranta Block, and, if the Avante Colombia acquisition is consummated, on Rio de Oro and Puerto Barco and the Avante joint venture.  As a result, we may lose our interests in these projects and all previously invested capital.

Because we are an exploration stage company with limited resources, we may not be able to compete in the capital markets with much larger, established companies that have ready access to large sums of capital.

Future acquisitions and future exploration, development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow.

We will require such additional capital in the near term and we plan to pursue sources of such capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. If we do succeed in raising additional capital, the capital received may not be sufficient to fund our operations going forward without obtaining further, additional capital financing. Furthermore, future financings are likely to be dilutive to our stockholders, as we will most likely issue additional shares of our common stock or other equity to investors in future financing transactions. In addition, debt and other mezzanine financing may involve a pledge of assets and may be senior to interests of equity holders.

Our ability to obtain needed financing may be impaired by such factors as conditions in the capital markets (both generally and in the oil and gas industry in particular), our status as a new enterprise without a demonstrated operating history, the location of our prospective oil and natural gas properties in developing countries and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us) and/or the loss of key management. Further, if oil and/or natural gas prices on the commodities markets decrease, then our potential revenues will likely decrease, and such decreased future revenues may increase our requirements for capital. Some of the contractual arrangements governing our operations may require us to maintain minimum capital, and we may lose our contract rights (including exploration, development and production rights) if we do not have the required minimum capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations.

We may be unable to meet our capital requirements in the future, causing us to curtail future growth plans or cut back existing operations.

We will need additional capital in the future, which may not be available to us on reasonable terms or at all. The raising of additional capital may dilute our stockholders’ interests. We may need to raise additional funds through public or private debt or equity financings in order to meet various objectives, including but not limited to:

•	complying with funding obligations under our existing contractual commitments;
•	pursuing growth opportunities, including more rapid expansion;
•	acquiring complementary businesses;
•	making capital improvements to improve our infrastructure;
•	hiring qualified management and key employees;
•	responding to competitive pressures;
•	complying with licensing, registration and other requirements; and
•	maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity may dilute stockholders’ ownership percentage in us. This could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

Furthermore, any additional financing we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional financing, we may be forced to curtail our growth plans or cut back our existing operations.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

We may not be able to effectively manage our growth, which may harm our profitability.

Our strategy envisions building and expanding our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

•	expand our systems effectively or efficiently or in a timely manner;
•	optimally allocate our human resources;

•	identify and hire qualified employees or retain valued employees; or
•	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth and our operations, our financial results could be adversely affected by inefficiency, which could diminish our profitability.

Our business may suffer if we do not attract and retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of our management and other personnel in conducting the business of La Cortez Energy. We are in the process of building our management team which currently consists of Andres Gutierrez, our President and Chief Executive Officer, Nadine C. Smith, our Chairman, Vice President, Interim Chief Financial Officer and Interim Treasurer, Carlos Lombo, our Exploration Manager, and William Giron, our Production and Operations Manager, as well as a controller, an accountant, a geologist, an administrative/HR analyst and an administrative assistant. We need to hire a Chief Financial Officer.  The loss of any of these individuals or our inability to hire a qualified Chief Financial Officer or attract suitably qualified staff could materially adversely impact our business. We may also experience difficulties in certain jurisdictions in our efforts to obtain suitably qualified staff and retaining staff who are willing to work in that jurisdiction. We do not currently carry “key man” life insurance on our key employees.

Our success depends on the ability of our management and employees to interpret market and geological data correctly and to interpret and respond to economic market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments and ultimately, if required, successfully divest such investments. Further, our key personnel may not continue their association or employment with La Cortez Energy and we may not be able to find replacement personnel with comparable skills. We have sought to and will continue to ensure that management and any key employees are appropriately compensated; however, their services cannot be guaranteed. If we are unable to attract and retain key personnel, our business may be adversely affected.

If we are unable to hire a chief financial officer with public company experience, our ability to adequately manage the company’s finance function may be compromised.

Nadine C. Smith is currently serving as our interim Chief Financial Officer.  Although Ms. Smith has experience as a private company chief financial officer and qualifies as an “audit committee financial expert,” she needs to dedicate a considerable portion of her time and energy to her functions as Chairman of our Board of Directors.  We intend to hire a new Chief Financial Officer as soon as possible but if we are not able to do so, the Company may not be able to comply with ongoing regulatory internal financial control and reporting requirements.  Additionally, without an experienced public company Chief Financial Officer, the Company may not be able to adequately manage its finance function with respect to capital management, cost control and cash flow and as a result, its financial performance may suffer.

Our management team does not have extensive experience in U.S. public company matters, which could impair our ability to comply with U.S. legal and regulatory requirements.

Although our management team has senior management experience with companies based in Colombia, which were subsidiaries of large, foreign public reporting E&P entities, it has had limited U.S. public company management experience or responsibilities, which could impair our ability to comply with legal and regulatory requirements in the U.S., such as the Sarbanes-Oxley Act of 2002 and applicable federal securities laws, including filing required reports and other information required on a timely basis. Our management may not be able to implement and affect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

The potential profitability of oil and gas ventures in South America depends upon factors beyond our control.

The potential profitability of oil and gas properties in South America is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty and greater competition among unprecedented numbers of market participants, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on our company.

Oil and gas operations are subject to national and local laws in South America relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to national and local laws and regulations in South America which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Environmental standards imposed by national or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date, because we have had no operations, we have not been required to spend any amounts on compliance with environmental regulations. However, we may be required to expend substantial sums in the future and this may affect our ability to develop, expand or maintain our operations.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in Colombia or any other jurisdiction where we might conduct our business activities, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate profitably.

We may not be able to repatriate our earnings.

We will be conducting all of our operations in South America through branches or subsidiaries of one or more wholly owned, offshore subsidiaries that we will establish for this purpose.  Therefore, we will be dependent on the cash flows of our South American branches (or subsidiaries, as the case may be) and our offshore subsidiaries to meet our obligations.  Our ability to receive such cash flows may be constrained by taxation levels in the jurisdictions where our branches (or subsidiaries) operate and by the introduction of exchange controls and/or repatriation restrictions in the jurisdictions where we intend to operate.  Currently there are no such restrictions in Colombia on local earnings of foreign entities, but we cannot assure you that exchange or repatriation restrictions will not be imposed in the future.

RISKS RELATED TO OUR INDUSTRY AND REGIONAL FOCUS

Current volatile market conditions and significant fluctuations, generally downward, in energy prices may continue indefinitely, negatively affecting our business prospects and viability.

Commodities and capital markets have been under great stress and volatility during the past year in part due to the credit crisis affecting lenders and borrowers on a worldwide basis. As a result of this crisis, crude oil prices tumbled from over one hundred forty dollars ($140) per barrel in mid 2008 to less than forty dollars ($40) per barrel in early 2009, causing companies to re-think existing strategies and new business ventures. We are vigilant of the situation unfolding and are adjusting our strategy to reflect these new market conditions. Nonetheless, we will not be immune to lower commodities prices and significantly more restrictive credit market conditions.  Our ability to enter into exploration and production projects may be compromised, and in a continuing environment of lower crude oil and natural gas prices, our future results of operations and market value could be affected negatively.

Difficult conditions in the global capital markets may significantly affect our ability and that of our strategic partners to raise additional capital and begin operations.

The ongoing worldwide financial and credit crisis may continue indefinitely.  Because of severely reduced market liquidity, we may not be able to raise additional capital when we need it.  Because the future of our business will depend on the completion of one or more investment transactions for which, most likely, we will need additional capital, we may not be able to complete such transactions or acquire revenue producing assets.  As a result, we may not be able to generate income and, to conserve capital, we may be forced to curtail our current business activities or cease operations entirely.

Our exploration for oil and natural gas is risky and may not be commercially successful, impairing our ability to generate revenues from our operations.

Oil and natural gas exploration involves a high degree of risk. These risks are more acute in the early stages of exploration. Our expenditures on exploration may not result in new discoveries of oil or natural gas in commercially viable quantities. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof. If exploration costs exceed our estimates, or if our exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations.

We may not be able to develop oil and gas reserves on an economically viable basis.

To the extent that we succeed in discovering or acquiring oil and/or natural gas reserves, we cannot assure that these reserves will be capable of production levels we project or in sufficient quantities to be commercially viable. On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce oil and gas reserves. Our future reserves will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into our markets.

The Mirto-1 exploration well production is currently shut down for a workover and we expect this well to reopen by the middle of the March 2010. There can be no assurance that the workover will be successful to limit the water cut and produce sufficient quantities of marketable oil from this well.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, we cannot be assured of doing so optimally, and we will not be able to eliminate them completely in any case. Therefore, these conditions could diminish our future revenue and cash flow levels and result in the impairment of our oil and natural gas interests.

Estimates of oil and natural gas reserves that we make may be inaccurate and our future actual revenues may be lower than our financial projections.

With respect to any oil and gas properties that we may acquire, we will make estimates of oil and natural gas reserves, upon which we will base our financial projections. We will make these reserve estimates using various assumptions, including assumptions as to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Some of these assumptions are inherently subjective, and the accuracy of our reserve estimates relies in part on the ability of our management team, engineers and other advisors to make accurate assumptions. Economic factors beyond our control, such as interest rates and exchange rates, will also impact the value of our reserves. The process of estimating oil and gas reserves is complex, and will require us to use significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. As a result, our reserve estimates will be inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those we estimate. If actual production results vary substantially from our reserve estimates, this could materially reduce our revenues and result in the impairment of our oil and natural gas interests.

A shortage of drilling rigs and other equipment and geophysical service crews could hamper our ability to exploit any oil and gas resources we may acquire.

Because of the increased oil and gas exploration activities in South America and in Colombia in particular, competition for available drilling rigs and related services and equipment has increased significantly and these rigs and related items have become substantially more expensive and harder to obtain.  If we do acquire properties and related rights to drill wells, we may not be able to procure the necessary drill rigs and related services and equipment, or the cost of such items may be prohibitive.  Our ability to comply with future license obligations or otherwise generate revenues from the production of operating oil and gas wells could be hampered as a result of this, and our business could suffer.  Additionally, a shortage of crews available to shoot and process seismic activity could cause us to breach our obligations to Petronorte with respect to the Putumayo 4 Block.

Drilling wells could result in liabilities, which could endanger our interests in our prospective properties and assets.

There are risks associated with the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, craterings, sour gas releases, fires and spills. The occurrence of any of these events could significantly reduce our future revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards. We will obtain insurance with respect to these hazards as appropriate to our activities, but such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

Decommissioning costs are unknown and may be substantial; unplanned costs could divert resources from other projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we may use for production of oil and gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We have not yet established a cash reserve account for these potential costs because currently we do not own any properties or facilities.  We may establish such an account, however, for properties in which we have a participation interest. If decommissioning is required before economic depletion of our future properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

Our inability to obtain necessary facilities could hamper our operations.

Oil and natural gas exploration and development activities are dependent on the availability of drilling and related equipment, transportation, power and technical support in the particular areas where these activities will be conducted, and our access to these facilities may be limited. To the extent that we conduct our activities in remote areas, needed facilities may not be proximate to our operations, which will increase our expenses. Demand for such limited equipment and other facilities or access restrictions may affect the availability of such equipment to us and may delay exploration and development activities. The quality and reliability of necessary facilities may also be unpredictable and we may be required to make efforts to standardize our facilities, which may entail unanticipated costs and delays. Shortages and/or the unavailability of necessary equipment or other facilities will impair our activities, either by delaying our activities, increasing our costs or otherwise.

We may have difficulty distributing our production, which could harm our financial condition.

In order to sell the oil and natural gas that we may produce in the future, we would have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our oil and gas production and may increase our expenses.

Furthermore, future instability in one or more of the countries in which we will operate, weather conditions or natural disasters, actions by companies doing business in those countries, labor disputes or actions taken by the international community may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

Prices and markets for oil and natural gas are unpredictable and tend to fluctuate significantly, which could reduce profitability, growth and the value of our company.

Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond our control. World prices for oil and natural gas have fluctuated widely in recent years. The average price for West Texas Intermediate crude, the standard oil benchmark for the western hemisphere, in 1999 was $22 per barrel. In 2002 it was $27 per barrel. In 2005, it was $57 per barrel, and as of December 31, 2009 it was approximately $79 per barrel. In less than one year it tumbled from over one hundred forty dollars ($140) per barrel in mid 2008 to less than forty dollars ($40) per barrel in early 2009.  We expect that prices will fluctuate in the future. Price fluctuations will have a significant impact upon our revenue, the return from our reserves and on our financial condition generally. Price fluctuations for oil and natural gas commodities may also impact the investment market for companies engaged in the oil and gas industry. Future decreases in the prices of oil and natural gas may have a material adverse effect on our financial condition, the future results of our operations and quantities of reserves recoverable on an economic basis.

Increases in our operating expenses will impact our operating results and financial condition.

Exploration, development, production, marketing (including distribution costs) and regulatory compliance costs (including taxes) will substantially impact the net revenues we derive from the oil and gas that we may produce. These costs are subject to fluctuations and variation in different locales in which we will operate, and we may not be able to predict or control these costs. If these costs exceed our expectations, this may adversely affect our results of operations. In addition, we may not be able to earn net revenue at our predicted levels, which may impact our ability to satisfy our obligations.

Penalties we may incur could impair our business.

Failure to comply with government regulations could subject us to civil and criminal penalties, could require us to forfeit property rights, and may affect the value of our assets. We may also be required to take corrective actions, such as installing additional equipment or taking other actions, each of which could require us to make substantial capital expenditures. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. As a result, our future business prospects could deteriorate due to regulatory constraints, and our profitability could be impaired by our obligation to provide such indemnification to our employees.

Environmental risks may adversely affect our business.

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and federal, provincial and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to foreign governments and third parties and may require us to incur costs to remedy such discharge. The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

Managing local community relations where we and our partners operate could be problematic.

We or our operating partners may be required to present our operational plans to local communities or indigenous populations living in the area of a proposed project before project activities can be initiated. Additionally, working with local communities will be an essential part of our work program for the development of any of our E&P projects in the region.  If we or our partners fail to manage any of these community relationships appropriately, our operations could be delayed or interrupted and we or our partners could lose rights to operate in these areas, resulting in a negative impact on our business, our reputation and, possibly, our share price.

Our insurance may be inadequate to cover liabilities we may incur.

Our involvement in the exploration for and development of oil and natural gas properties may result in our becoming subject to liability for pollution, blow-outs, property damage, personal injury or other hazards. Although we will obtain insurance in accordance with industry standards to address such risks, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, such risks may not, in all circumstances be insurable or, in certain circumstances, we may choose not to obtain insurance to protect against specific risks due to the high premiums associated with such insurance or for other reasons. The payment of such uninsured liabilities would reduce the funds available to us. If we suffer a significant event or occurrence that is not fully insured, or if the insurer of such event is not solvent, we could be required to divert funds from capital investment or other uses towards covering our liability for such events.

Civil liabilities may not be able to be enforced against us.

Substantially all of our assets and certain of our officers and directors will be located outside of the United States.  As a result of this, it may be difficult or impossible to enforce judgments awarded by a court in the United States against our assets or those of our officers and directors.

Our business is subject to local legal, political and economic factors which are beyond our control, which could impair our ability to build and expand our operations or operate profitably.

We expect to operate our business in Colombia and other South American countries.  There are risks that economic and political conditions will change in a manner adverse to our interests. These risks include, but are not limited to, terrorism, military repression, interference with private contract rights (such as privatization), extreme fluctuations in currency exchange rates, high rates of inflation, exchange controls and other laws or policies affecting environmental issues (including land use and water use), workplace safety, foreign investment, foreign trade, investment or taxation, as well as restrictions imposed on the oil and natural gas industry, such as restrictions on production, price controls and export controls. Any changes in oil and gas or investment and tax regulations and policies or a shift in political attitudes in Colombia or other countries in which we intend to operate are beyond our control and may significantly hamper our ability to build and expand our operations or operate our business at a profit.

For instance, changes in laws in the jurisdiction in which we operate or expand into with the effect of favoring local enterprises, changes in political views regarding the exploitation of natural resources and economic pressures may make it more difficult for us to negotiate agreements on favorable terms, obtain required licenses, comply with regulations or effectively adapt to adverse economic changes, such as increased taxes, higher costs, inflationary pressure and currency fluctuations.

Insurgent and criminal activities in the territories in which we operate, or the perception that such activities are likely, may disrupt our operations, hamper our ability to hire and keep qualified personnel and impair our access to sources of capital.

Colombia has been the site of South America’s largest and longest political and military insurgency and has experienced uncontrolled criminal activity relating to drug trafficking. While the situation has improved dramatically in recent years, there can be no guarantee that the situation will improve further or that it will not deteriorate in Colombia or any other territories in which we may operate.  Insurgent or criminal activities (including kidnapping and terrorism) in any of the territories in which we operate, or the perception that such activities are likely, may disrupt our operations in that country, hamper our ability to hire and keep qualified personnel and hinder or shut off our access to sources of capital.  Any such changes are beyond our control and may adversely affect our business.

The Rio de Oro and Puerto Barco E&P projects operated by Avante Colombia were attacked and the facilities destroyed by insurgents in July 2008, and the field has been shut in since then.  Failure to successfully repair these facilities and avoid similar attacks in the future would materially impair Avante Colombia’s business.

In July 2008, the Revolutionary Armed Forces of Colombia (known by their Spanish acronym “FARC”) attacked the Rio de Oro and Puerto Barco E&P projects that Avante Colombia operates in the Catatumbo area of eastern Colombia.  As a result of such attack, Avante Colombia’s facilities were destroyed, and the fields have been shut in ever since then.  If we complete our acquisition of Avante Colombia, there can be no assurance that we will be able to successfully repair these facilities and re-open the fields.  Even if we do repair these facilities, there can be no assurance that future attacks by FARC or others will not damage or destroy these properties and have a material adverse effect on our business.  Moreover, even if our properties are not subject to actual attacks in the future, the perception that such attacks may occur could impair our ability to retain personnel, rent equipment or conduct other activities necessary or desirable to carry out our business plan.

Local legal and regulatory systems in which we operate may create uncertainty regarding our rights and operating activities, which may harm our ability to do business.

We are a company organized under the laws of the State of Nevada and are subject to United States laws and regulations. The jurisdictions in which we intend to operate our exploration, development and production activities may have different or less developed legal systems than the United States, which may result in risks such as:

•	effective legal redress in the courts of such jurisdictions, whether in respect of a breach of law or regulation, or, in an ownership dispute, being more difficult to obtain;
•	a higher degree of discretion on the part of governmental authorities;
•	the lack of judicial or administrative guidance on interpreting applicable rules and regulations;
•	inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; and
•	relative inexperience of the judiciary and courts in such matters.

In certain jurisdictions the commitment of local business people, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements may be more uncertain, creating particular concerns with respect to licenses and agreements for business. These licenses and agreements may be susceptible to revision or cancellation and legal redress may be uncertain or delayed. Property right transfers, joint ventures, licenses, license applications or other legal arrangements pursuant to which we operate may be adversely affected by the actions of government authorities and the effectiveness of and enforcement of our rights under such arrangements in these jurisdictions may be impaired.

Our business will suffer if we or our strategic partners cannot obtain or maintain necessary licenses.

Our operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or our loss of or denial of extension to any of these licenses or permits could hamper our ability to produce revenues from our operations.

The ANH may not approve the assignment of rights to us in the E&P properties in which we have invested and are continuing to invest, and, as a result, we may not be able to legally protect our rights under our agreements with the operators of the applicable properties.

Our operating subsidiary, La Cortez Energy Colombia, Inc. (“La Cortez Colombia”), has completed paying all of its Phase 2 commitments on the Maranta Block and Emerald is ready to assign and transfer to La Cortez Colombia the agreed upon 20% participating interest in the Maranta Block, subject to approval by Colombia’s hydrocarbon regulatory agency – Agencia Nacional de Hidrocarburos (the “ANH”).  We have submitted to Emerald the required written request for Emerald to apply to the ANH for approval of the assignment.  If the ANH does not approve this assignment, Emerald and we have agreed to use our best endeavors to seek in good faith a legal way to enter into an agreement with terms equivalent to their farm-in agreement and joint operating agreement, that shall privately govern the relations between the parties and which will not require ANH approval.  If Emerald and we are not able to do this, then we may not be able to legally protect or enforce our rights under the farm-in agreement, resulting, possibly, in capital and income losses to us.

Once we have completed paying all of our Phase 2 commitments on the Putumayo 4 Block, Petronorte will assign and transfer to us the agreed upon 50% participating interest in the Putumayo 4 Block, subject to ANH approval.  Similarly, the ANH must approve any assignment of participating interests in Colombian E&P properties to us by the applicable operator.  If the ANH does not approve any of these assignments and we are not able to work out a favorable alternative arrangement with the applicable operator, then we may not be able to legally protect or enforce our rights to the affected E&P property and our business may be materially adversely affected.

Foreign currency exchange rate fluctuations may affect our financial results.

We expect to sell any future oil and natural gas production under agreements that will be denominated in United States dollars and foreign currencies. Many of the operational and other expenses we incur will be paid in the local currency of the country where we perform our operations. As a result, fluctuations in the United States dollar against the local currencies in jurisdictions where we operate could result in unanticipated and material fluctuations in our financial results.

Local operations may require funding that exceeds operating cash flow and there may be restrictions on expatriating proceeds and/or adverse tax consequences associated with such funding.

We will rely on technology to conduct our business and our technology could become ineffective or obsolete.

We will rely on technology, including geographic and seismic analysis techniques and economic models, to develop reserve estimates and to guide our planned exploration and development and production activities. We will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial, and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

RISKS RELATED TO OUR SECURITIES

There is not now, and there may not ever be, an active market for our common stock.

There currently is a limited public market for our common stock.  Further, although our common stock is currently quoted on the OTC Bulletin Board (the “OTCBB”), trading of our common stock may be extremely sporadic.  For example, several days may pass before any shares are traded.  As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, our common stock.  Accordingly, investors must assume they may have to bear the economic risk of an investment in our common stock for an indefinite period of time.  There can be no assurance that a more active market for our common stock will develop, or if one should develop, there is no assurance that it will be sustained.  This severely limits the liquidity of our common stock, and would likely have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

We cannot assure you that our common stock will become liquid or that it will be listed on a securities exchange.

Until our common stock is listed on a national securities exchange such as the New York Stock Exchange or the Nasdaq National Market, we expect our common stock to remain eligible for quotation on the OTCBB, or on another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of our common stock.  In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors.  Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock.  This would also make it more difficult for us to raise capital.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our common stock is limited, which makes transactions in our common stock cumbersome and may reduce the value of an investment in the stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and
●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and
●
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth:

●	the basis on which the broker or dealer made the suitability determination; and
●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of common stock and cause a decline in the market value of stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

•	actual or anticipated variations in our operating results;
•	announcements of developments by us, our strategic partners or our competitors;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our Company’s industry;
•	additions or departures of key personnel;
•	sales of our common stock or other securities in the open market; and
•	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

We do not anticipate dividends to be paid on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

If securities analysts do not initiate coverage or continue to cover our common stock or publish unfavorable research or reports about our business, this may have a negative impact on the market price of our common stock.

The trading market for our common stock may be affected by, among other things, the research and reports that securities analysts publish about our business and the Company. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price. If we are covered by securities analysts, and our stock is the subject of an unfavorable report, our stock price and trading volume would likely decline. If one or more of these analysts ceases to cover the Company or fails to publish regular reports on the Company, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders and the purchasers of our common stock offered hereby.  We are currently authorized to issue an aggregate of 310,000,000 shares of capital stock consisting of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock with preferences and rights to be determined by the our  Board of Directors.  As of February 22, 2010, there were 26,000,243 shares of our common stock and no shares of our preferred stock outstanding.  There are 4,000,000 shares of our common stock reserved for issuance under our Amended and Restated 2008 Equity Incentive Plan.  These numbers do not include 8,932,900 shares of our common stock issuable upon the exercise of outstanding warrants.  These numbers also do not include 10,285,819 shares of Common Stock that we plan to issue to Avante in our expected acquisition of Avante Colombia and from 1,428,571 to 2,851,143 shares of Common Stock (and an equal number of shares issuable upon exercise of warrants) that we expect to issue to Avante in a planned private placement transaction.  We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of its securities for capital raising purposes, or for other business purposes.  The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of the common stock.  We will need to raise additional capital in the near future to meet our working capital needs and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise prices) below the price at which shares of our common stock are currently traded on the OTCBB.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to 9,039,800 issued and outstanding shares of our common stock and 2,067,400 shares of our common stock issuable upon the exercise of outstanding warrants, comprising:

●	4,134,800 shares sold by us in our 2008 unit offering;

●	4,905,000 shares sold by us in our completed 2009 unit offering; and

●	2,067,400 shares that may be issued upon exercise of warrants issued to the investors in our 2008 unit offering.

On March 14, 2008, we closed a private placement in which we sold 2,400,000 shares of our common stock at a price of $1.00 per share for total proceeds of $2,314,895, net after expenses.  We are not registering for resale under this prospectus any of the shares sold in that 2008 private placement.

On September 10, 2008, we closed our unit offering private placement under which we sold 4,784,800 units at a price of $1.25 per unit, for an aggregate offering price of $5,981,000, or $5,762,126 after offering expenses. Each of these units consisted of (i) one share of our common stock and (ii) a common stock purchase warrant to purchase one-half share of our common stock, exercisable for a period of five years at an exercise price of $2.25 per share.  We are registering for resale under this prospectus shares, and shares issuable upon the exercise of warrants, contained in the units sold in that 2008 unit offering, pursuant to piggyback registration rights granted to the investors in that offering.

In our unit offering completed in July 2009, investors purchased units of our securities, with each unit consisting of one share of our common stock and a warrant to purchase one share of our common stock, exercisable for a period of five years at an exercise price of $2.00 per share.  This offering was conducted with two closings:  4,860,000 units were sold on June 19, 2009 for an aggregate cash consideration of $6,074,914; and 205,000 units were sold on July 31, 2009 for an aggregate cash consideration of $256,250.  We are registering for resale under this prospectus shares contained in the units sold in that 2009 unit offering, pursuant to mandatory registration rights granted to the investors in that offering.  We are not registering any of the shares issuable upon the exercise of warrants contained in the units sold in the 2009 unit offering or granted to certain placement agents who placed units sold in that offering.

On December 29, 2009, we conducted the initial closing of an additional unit offering private placement under which we sold 1,428,571 units of our securities, at a price of $1.75 per unit, for aggregate gross proceeds of $2.5 million.  We conducted a second closing of this offering on January 29, 2010 in which we sold 571,428 units for an aggregate of $999,999.  Each of these units consisted of (i) one share of our common stock and (ii) a common stock purchase warrant to purchase one-half (1/2) of one share of our common stock, exercisable for a period of three years at an exercise price of $3.00 per whole share.  We are not registering for resale under this prospectus any of the shares sold in this 2009 unit offering.

Pursuant to registration rights agreements executed in connection with the completed 2009 unit offering, we have filed with the Securities and Exchange Commission a registration statement on Form S-1, of which this prospectus forms a part, under the Securities Act to register the shares of common stock included in the units.  The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of the date of this prospectus. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the Securities and Exchange Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after the date of this prospectus through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 26,000,243 shares of our common stock outstanding as of February 22, 2010.

Unless otherwise set forth below, based upon the information furnished to us, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates, and (c) no selling stockholder is a broker-dealer. Selling stockholders who are affiliates of a broker-dealer are indicated by footnote. We have been advised that these affiliates of broker-dealers purchased our common stock and warrants in the ordinary course of business, not for resale, and at the time of purchase, did not have any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

Selling Stockholder	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (1)	Percentage of Common Stock Outstanding Upon Completion of the Offering
Affaires Financieres SA (2)	960,000	960,000		–
Andean Capital Management, Ltd. (3)	966,000	400,000	566,000	2.14%
Thor Anderson (4)	400,000	200,000	200,000	*
Asset Protection Fund Ltd. (5)	2,250,000	2,250,000		–
Barclay Armitage (6)	50,000	25,000	25,000	*
Bank Julius Baer & Co. Ltd. (7)	750,444	150,000	600,444	2.30%
BonAnno Family Partnership, LP (8)	960,000	480,000	480,000	1.81%
Bradley Resources Co., LLC (9)	120,000	60,000	60,000	*
Elliot Braun (10)	56,000	28,000	28,000	*
W. Sam Chandoha (11)	120,000	60,000	60,000	*
Clarion Finanz AG (12)	840,000	840,000		–
John and Wendy Cotter (13)	160,000	80,000	80,000	*
Steven Denstman (14)	160,000	80,000	80,000	*
Ron Eller & Beth Eller (15)	24,000	12,000	12,000	*
Jose Facuseh (16)	7,200	7,200		–
Andrew Fisher (17)	48,000	24,000	24,000	*
Gibralt Capital Corporation (18)	800,000	400,000	400,000	1.52%
Huntley Resources Ltd. (19)	120,000	120,000		–
LBLux Sicav-FIS Junior Mining (20)	40,000	20,000	20,000	*
James J. Lucey (21)	40,000	20,000	20,000	*

Selling Stockholder	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (1)	Percentage of Common Stock Outstanding Upon Completion of the Offering
LW Securities, Ltd. (22)	1,500,000	750,000	750,000	2.80%
Lyall Family Trust§ (23)	200,000	100,000	100,000	–
Mouton Family Living Trust, dated 12/10/1993 as amended (24)	40,000	20,000	20,000	*
Richard Neustadter (25)	480,000	240,000	240,000	*
Bruce Nurse (26)	75,000	75,000		–
Pacific Lng Operations Ltd. (27)	480,000	240,000	240,000	*
Professional Trading Services SA (28)	1,950,000	1,950,000		–
William R. Sauey (29)	40,000	20,000	20,000	*
Bernard L. Schwartz (30)	2,000,000	1,000,000	1,000,000	3.70%
Clayton Strave§ (31)	48,000	24,000	24,000	*
John Tognetti§ (32)	400,000	200,000	200,000	*
Vimo Limited (33)	400,000	200,000	200,000	*
Craig Whited (34)	144,000	72,000	72,000	*

Totals	16,628,644	11,107,200	5,521,444

* Less than 1%
§ Affiliated with a Broker Dealer

(1)
Assumes all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of common stock underlying options or warrants held by the selling stockholders, are sold in the offering and that shares of common stock beneficially owned by such selling stockholder but not being registered by this prospectus are not sold.

(2)
Luciano Bassi and Werner Wagmann, as Directors of Affaires Financieres SA, have the power to vote and dispose of these shares.  Includes 320,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(3)
Daniel Osorio, as President of Andean Capital Management, Ltd., has the power to vote and dispose of these shares.  Includes 400,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(4)	Thor Anderson has the power to vote and dispose of these shares. Includes 200,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(5)
David Dawes, as Director of Asset Protection Fund Ltd., has the power to vote and dispose of these shares.  Includes 750,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(6)	Barclay Armitage has the power to vote and dispose of these shares. Includes 25,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(7)
Christoph Honegger, as Associate Director, and Roland Mader, as Director, of Bank Julius Baer & Co. Ltd., each has the power to vote and dispose of these shares.  Includes 150,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(8)
Raymond J. BonAnno, as General Manager of BonAnno Family Partnership, LLP, has the power to vote and dispose of these shares.  Includes 480,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(9)
George Holbrook, as Managing Member of Bradley Resources Co., LLC, has the power to vote and dispose of these shares.  Includes 60,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(10)	Elliot Braun has the power to vote and dispose of these shares. Includes 28,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(11)	W. Sam Chandoha has the power to vote and dispose of these shares. Includes 60,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(12)
Carlo Civelli, as Director of Clarion Finanz AG, has the power to vote and dispose of these shares.  Includes 280,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(13)
John and Wendy Cotter, JTWROS, have the power to vote and dispose of these shares.  Includes 80,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(14)	Steven Denstman has the power to vote and dispose of these shares. Includes 80,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(15)
Ron Eller & Beth Eller, JTWROS, have the power to vote and dispose of these shares.  Includes 12,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(16)	Jose Facuseh has the power to vote and dispose of these shares. Includes 2,400 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(17)	Andrew Fisher has the power to vote and dispose of these shares. Includes 24,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(18)
Samuel Belzberg, as President of Gibralt Capital Corporation, has the power to vote and dispose of these shares.  Includes 400,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(19)
Alberto Furmanski, as President of Huntley Resources Ltd., has the power to vote and dispose of these shares.  Includes 40,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(20)
Margo Busch, Klaus Groβkreutz, Peter Lenz and Ruth Naujok of LBLux Sicav-FIS Junior Mining have the power to vote and dispose of these shares.  Includes 20,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(21)	James J. Lucey has the power to vote and dispose of these shares. Includes 20,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(22)
Omar Salinas, as President of LW Securities, Ltd., has the power to vote and dispose of these shares.  Includes 750,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(23)
David Lyall, as Trustee of Lyall Family Trust, has the power to vote and dispose of these shares.  Includes 100,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(24)
Melvin L. Mouton and Betty H. Mouton of Mouton Family Living Trust, dated 12/10/1993 as amended, have the power to vote and dispose of these shares.  Includes 20,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(25)
Richard Martin Neustadter has the power to vote and dispose of these shares.  Includes 240,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(26)	Bruce Nurse has the power to vote and dispose of these shares. Includes 25,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(27)
Carlo Civelli, Director of Pacific Lng Operations Ltd., has the power to vote and dispose of these shares.  Includes 240,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(28)
Dr. Rene Simon, as Director of Professional Trading Services SA, has the power to vote and dispose of these shares.  Includes 650,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(29)	William R. Sauey has the power to vote and dispose of these shares. Includes 20,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(30)	Bernard L. Schwartz has the power to vote and dispose of these shares. Includes 1,000,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(31)	Clayton Strave has the power to vote and dispose of these shares. Includes 24,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(32)	John Tognetti has the power to vote and dispose of these shares. Includes 200,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(33)
Hans Kuepfer, as President of Vimo Limited, has the power to vote and dispose of these shares.  Includes 200,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(34)	Craig Whited has the power to vote and dispose of these shares. Includes 72,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

USE OF PROCEEDS

We will not receive proceeds from the sale of common stock under this prospectus. We could, however, receive proceeds from the selling stockholders if and when they exercise warrants the common stock underlying which is covered by this prospectus. We would use any proceeds received for working capital and general corporate purposes. The warrant holders may exercise their warrants at any time until their expiration, by cash payment of the exercise price or, under certain circumstances, by “cashless exercise,” as further described below under “Description of Securities.” If the warrants are exercised in full, the estimated proceeds from such exercise would be between $Nil (if all of the warrants which can be exercised by a cashless exercise are so exercised) and $4,888,072 (if all of the warrants are exercised through the payment of cash to the Company). Because the warrant holders may exercise the warrants in their own discretion, if at all, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes.  We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders, but all selling and other expenses incurred by the selling stockholders will be borne by them.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our common stock. The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

As of February 22, 2010, there were 26,000,243 shares of our common stock issued and outstanding and 8,932,900 shares issuable upon exercise of outstanding warrants.  On that date, there were 47 holders of record of shares of our common stock.  As of that date, there are 11,107,200 outstanding shares of our common stock and shares issuable upon exercise of outstanding warrants that could be sold under Rule 144 (subject to our compliance with applicable reporting obligations) or as to which we have agreed to file a registration statement under the Securities Act.

Our common stock is listed on the OTCBB under the symbol “LCTZ.OB.”

The following table sets forth the high and low closing bid prices for our common stock for the fiscal quarters indicated as reported on the OTCBB. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our common stock is thinly traded and, thus, pricing of our common stock on the OTCBB does not necessarily represent its fair market value.

Period	High (1)		Low (1)

Fiscal Year Ended December 31, 2008:
First Quarter(2)	$2.00		$0.06
Second Quarter	2.50	(3)	2.00
Third Quarter	2.90	(3)	1.01
Fourth Quarter	1.50	(3)	1.01

Fiscal Year Ending December 31, 2009:
First Quarter	$1.75		$1.50
Second Quarter	1.95		1.75
Third Quarter	2.10		1.50
Fourth Quarter	2.70		2.10

(1)	All quotations give retroactive effect to our 5:1 forward stock split which was effected on February 27, 2008.
(2)	From January 11, 2007, the first available date during this quarter. Although our common stock was quoted on the OTCBB since January 11, 2007, the first trade did not take place until April 11, 2008.
(3)
During this period, our common stock traded on the OTCBB above this closing bid price. Our common stock is thinly traded and, thus, pricing of our common stock on the OTCBB does not necessarily represent its fair market value.

Dividends

We have never declared any cash dividends with respect to our common stock.  Future payment of dividends is within the discretion of our Board of Directors and will depend on our earnings, capital requirements, financial condition and other relevant factors.  Although there are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock, we presently intend to retain future earnings, if any, for use in our business and have no present intention to pay cash dividends on our common stock.

Securities Authorized for Issuance under Equity Compensation Plans

We adopted our 2008 Equity Incentive Plan on February 7, 2008 and amended and restated the 2008 Equity Incentive Plan as of November 7, 2008. The Amended and Restated 2008 Equity Incentive Plan was approved by our Board and a majority of the outstanding shares of our common stock3 and allows for awards of up to an aggregate of 4,000,000 shares of our common stock, subject to adjustment under certain circumstances. If an incentive award granted under the 2008 Equity Incentive Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2008 Equity Incentive Plan. As of September 30, 2009, we have granted option awards under the 2008 Equity Incentive Plan exercisable for a net aggregate of 2,451,667 shares of our common stock. We have not maintained any other equity compensation plans since our inception.

See “Executive Compensation” for information regarding individual equity compensation arrangements received by our executive officers pursuant to their employment agreements with us.

3.	Our November 7, 2008 amendment to increase the size of our equity incentive plan from 2,000,000 shares to 4,000,000 shares was approved by our majority stockholders as of October 12, 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See “Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in “Risk Factors” and elsewhere in this prospectus.

The following discussion and analysis of the Company’s financial condition and results of operations are based on our consolidated financial statements which have been prepared on the accrual basis of accounting whereby revenues are recognized when earned, and expenses are recognized when incurred. The condensed consolidated financial statements as of September 30, 2009 and for the nine months ended September 30, 2009 and 2008 are unaudited. In the opinion of management, such financial statements include the adjustments and accruals which are necessary for a fair presentation of the results for the interim periods. These interim results are not necessarily indicative of results for a full year.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) have been condensed or omitted in these consolidated financial statements as of September 30, 2009 and for the nine months ended September 30, 2009 and 2008.

Overview and Going Concern

We are an international, exploration stage oil and gas exploration and production company focusing our business in South America. We have established an operating branch in Colombia.  We have entered into two initial working interest agreements, with Petroleos del Norte S.A. (“Petronorte”) and with Emerald Energy Plc Sucursal Colombia (“Emerald”).  We have also signed a non-binding letter of intent to acquire Avante Colombia, and we are currently evaluating additional investment prospects, companies and existing exploration and production opportunities in Colombia, while keeping alert for opportunities in other South American countries.

We were incorporated in the State of Nevada on June 9, 2006 under the name La Cortez Enterprises, Inc. to pursue certain business opportunities in Mexico4. During 2008, our Board of Directors decided to redirect the Company’s efforts towards identifying and pursuing business in the oil and gas sector in South America. As a reflection of this change in our strategic direction, we changed our name to La Cortez Energy, Inc.

Going Concern

In the course of its development activities, the Company has sustained losses and expects such losses to continue through at least September 30, 2010.  The Company expects to finance its operations primarily through its existing cash and any future financing. However, there exists substantial doubt about the Company’s ability to continue as a going concern because the Company will be required to obtain additional capital in the future to continue its operations and there is no assurance that it will be able to obtain such capital, through equity or debt financing, or any combination thereof, or on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company’s ultimate capital needs and to support the Company’s growth. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, the Company’s operations would be materially negatively impacted.   Therefore, there is substantial doubt as to the Company’s ability to continue as a going concern for a period longer than the next twelve months. Additionally, our independent auditors included an explanatory paragraph in their report on our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on April 10, 2009 that raises substantial doubt about our ability to continue as a going concern.  The Company’s ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Company and the offering terms. In addition, the Company’s ability to complete an offering may be dependent on the status of its oil and gas exploration activities, which cannot be predicted. There is no assurance that capital in any form would be available to the Company, and if available, on terms and conditions that are acceptable.

4.
We were originally formed to create, market and sell gourmet chocolates wholesale and retail throughout Mexico, as more fully described in our registration statement on Form SB-2 as filed with the SEC on November 7, 2006.

Our condensed consolidated unaudited financial statements and our consolidated audited financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which implies we will continue to meet our obligations and continue our operations for the next twelve months. Realization values may be substantially different from carrying values as shown, and our  consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded asset amounts or the amount and classification of liabilities that might be necessary as a result of the going concern uncertainty.

Recent Developments

The Maranta Block

Emerald, the operator of the Maranta Block reached the intended total depth of 11,578 feet on the Mirto-1 exploration well on July 21, 2009, with oil and gas recorded across three of the four target reservoirs.  The drilling rig was released on October 4, 2009.  We will hold a 20% participating interest in the Maranta Block through our Cayman Islands operating subsidiary, La Cortez Colombia.

On July 23, 2009, based on the preliminary results of the drilling of the Mirto-1 well, we decided to participate with Emerald in the completion and evaluation of Mirto-1.  In accordance with the terms of the Maranta Block farm-in agreement, we have borne 65% of the Maranta Block Phase 2 exploration costs, including 65% ($1.2285 million) of the $1.8 million Mirto-1 completion costs.  We made this $1.2285 million payment to Emerald on July 27, 2009.  65% of any additional Phase 2 costs were paid by us as needed, following cash calls by Emerald.  On August 4, 2009, we paid an additional $243,300 to Emerald for overhead costs, representing 5% of total expenditures, in accordance with the farm-in agreement.  As of September 30, 2009, we accrued costs amounting to $218,152 which were capitalized to unproved oil and natural gas properties representing additional costs equivalent to 65% of Mirto-1 costs as of that date, in accordance with the farm-in agreement.  On January 7, 2010, we paid an additional $1.41 million to Emerald, consisting of exploration costs associated with the Mirto-1 well, as well as certain 3d seismic and facilities costs. On February 6, 2010, we paid an additional $234,553 to Emerald for our portion of the cost of production facilities, 3D seismic acquisition and final exploration costs of the Mirto-1 well.

Now that the Phase 2 work is completed (drilling and completion of the Mirto-1 exploratory well), we will pay 20% of all subsequent costs related to the Maranta Block. The Company has the final Mirto-1 evaluation results, and on January 12, 2010, La Cortez Colombia asked Emerald to file a request with the ANH, to have its agreed to 20% participating interest in the Maranta Block officially assigned from Emerald to La Cortez Colombia.

The evaluation of the Mirto-1 exploratory well across all of the target reservoirs has been completed.  Following the completion of operations in the Mirto-1 well, the drilling rig was released from the well location. The Mirto-1 well has been shut in to conduct a workover to identify and isolate water production intervals. It is expected that this work will be completed by the middle of March 2010 and that the well will be put back in production at that time.  Emerald, as operator of the Maranta Block, has determined to enter the phase 3 exploration work commitment in the Maranta Block, which will entail the drilling of an additional exploration/appraisal well, the workover of the Mirto-1 well and the drilling of one or two additional appraisal wells.  31 Km of 3D seismic has already been acquired as part of this new phase of work.

On February 4, 2010, La Cortez Colombia signed a joint operating agreement with Emerald with respect to the Maranta Block and, we have asked Emerald to submit a request to the ANH to approve the assignment of our 20% participating interest to us.  If the ANH does not approve this assignment, Emerald and we have agreed to use our best endeavors to seek in good faith a legal way to enter into an agreement with terms equivalent to the farm-in agreement and the joint operating agreement, that shall privately govern the relations between the parties with respect to the Maranta Block and which will not require ANH approval.

Effective October 12, 2009, Emerald’s parent, Emerald Energy Plc, was acquired by Sinochem Resources UK Limited, a United Kingdom subsidiary of Sinochem Group, a Chinese state-owned energy and chemicals conglomerate.  At this time, we do not know what impact this acquisition will have on the management and corporate policies of Emerald in Colombia or on the future operation of our joint relationship with Emerald.

The Putumayo 4 Block

On October 14, 2009, we executed our joint operating agreement with Petronorte for joint development of the Putumayo 4 Block in Colombia.  This joint operating agreement governs our working relationship with Petronorte with respect to the Putumayo 4 Block, based on the terms of our agreement with Petronorte set forth in our memorandum of understanding with Petronorte dated December 4, 2008.  Under this memorandum of understanding, we are entitled to a fifty percent (50%) participation in the costs and revenues originated from the Putumayo 4 Block E&P contract signed by Petronorte and the Agencia Nacional de Hidrocarburos (the “ANH”), Colombia’s hydrocarbon regulatory agency, including but not limited to any guarantees required by the ANH.   We expect that our capital commitments to Petronorte will be approximately $7.3 million in 2010 for Phase 1 seismic reprocessing and seismic acquisition and the drilling of an exploration well.  Our total Phase 1 commitment under the memorandum of understanding over the 36 month Phase 1 period is currently projected to be approximately $8.1 million.  Our total Phase 2 commitment under the memorandum of understanding over the second 36 month project period is currently projected to be approximately $6.0 million, fifty percent of the total $12 million currently budgeted.  Pursuant to the joint operating agreement, in November 2009 we deposited $2.67 million into a trust account as our fifty percent portion of a Phase 1 performance guarantee required by the ANH under Petronorte’s Putumayo 4 Block E&P contract.  We expect that this guarantee deposit will remain in place for the 36 month Phase 1 period and that we may be required to supplement the guarantee deposit in Phase 2 to take into account our additional investment requirements of that phase.  If and when Phase 2 work is completed on the Putumayo 4 Block, we will ask Petronorte to file a request with the ANH to have our agreed to 50% participating interest in the Putumayo 4 Block officially assigned from Petronorte to us.

Avante Colombia

On December 1, 2009, we signed a non-binding letter of intent with Avante to acquire Avante’s subsidiary, Avante Colombia, in exchange for shares of our common stock. The purchase will include Avante Colombia’s Colombian branch, Avante Colombia Ltd Sucursal.

Avante Colombia currently has a 50% participation interest and is the operator of the Rio de Oro and Puerto Barco exploration and production contracts with Ecopetrol in the Catatumbo area in eastern Colombia.  Under the terms of the letter of intent, we and Avante will also enter into a joint venture to develop another exploration opportunity in Colombia.

The main terms of the proposed transaction are:

•
We will acquire 100% of the outstanding stock of Avante Colombia in exchange for 10,285,819 restricted shares of our common stock, equivalent to 30% of the total shares outstanding on the date of the letter of intent plus the shares to be issued in the acquisition.

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In addition, Avante will invest a minimum of $2.5 million and a maximum of $5 million in units of our securities at a price of $1.75 per unit, with each unit consisting of one share of our common stock and a three-year warrant to purchase one share of our common stock exercisable at $3.00 per share.

•
Avante will have the right to nominate one member to our Board of Directors. Avante currently anticipates that such candidate will be Alexander Berger. Mr. Berger holds an MSc degree in Petroleum Engineering from Delft University and a MBA degree from the Rotterdam School of Management. He worked for Shell International, holding several technical and commercial positions in the United Kingdom and the Netherlands.  In 2000, he joined SHV Holdings, as the Commercial Manager of its E&P subsidiary Dyas.  He was instrumental in doubling the oil and gas portfolio of Dyas through numerous successful North Sea and overseas acquisitions.  In 2007 Mr. Berger was appointed Managing Director of Dyas while at the same time holding several non-executive directorships on behalf of the company. Following having led a consortium composed of Dyas, ONH and Sumitomo which successfully acquired Oranje-Nassau Energie from Wendel, Mr. Berger left Dyas in June 2009 to become the new CEO of Oranje-Nassau Energie, a privately held independent oil and gas investment company based in Amsterdam.

The Avante Colombia transaction is subject to legal and financial due diligence by both Avante and us and to other conditions precedent, and there can be no assurance that definitive agreements will be reached or that the acquisition will close.  The parties have agreed to use their best efforts to sign a definitive purchase agreement by March 1, 2010.  If a formal agreement is not signed by then, the letter of intent will expire unless otherwise extended by mutual agreement of the parties.  The letter of intent contains, and the definitive agreement will contain, customary exclusivity provisions and other conditions to closing.

Initial Closings of Our 2009/2010 Private Placement

On December 29, 2009, we effected the initial closing of a private placement of units of our securities, selling 1,428,571 units at a price of $1.75 per unit, for aggregate gross proceeds to us of $2.5 million.  We conducted a second closing of this offering on January 29, 2010 in which we sold 571,428 units for an aggregate of $999,999.  Each of these units consisted of (i) one share of our common stock and (ii) a common stock purchase warrant to purchase one-half (1/2) of one share of our common stock, exercisable for a period of three years at an exercise price of $3.00 per whole share.

Results of Operations

We are still in our exploration stage and have generated no operating revenues to date.

Nine Months Ended September 30, 2009 Compared with Nine Months Ended September 30, 2008

General and Administrative Expenses

We incurred total expenses of $2,306,785 for the nine month period ended September 30, 2009 compared to $2,039,799 for the nine month period ended September 30, 2008. Our payroll expenses decreased to $1,195,800 for the nine month period ended September 30, 2009 from $1,366,757 for the nine month period ended September 30, 2008; professional fees increased to $695,812 for the nine month period ended September 30, 2009 from $319,880 for the nine month period ended September 30, 2008; travel expenses decreased to $99,142 for the nine month period ended September 30, 2009 from $123,308 for the nine month period ended September 30, 2008; rent expense increased to $74,791 for the nine month period ended September 30, 2009 from $32,195 for the nine month period ended September 30, 2008; depreciation expense increased to $44,338 for the nine month period ended September 30, 2009 from $30,310 for the nine month period ended September 30, 2008; and other expenses increased to $196,902 for the nine month period ended September 30, 2009 from $167,349 for the nine month period ended September 30, 2008. The increase in expenses for the nine month period ended September 30, 2009 as compared to the same period in 2008 is attributable primarily to increased general, administrative and legal expenses incurred in connection with our new business activities in South America and administrative costs.  In particular, excluding the effects of non-cash compensation expenses of $1,000,000 during the nine month period ended September 30, 2008, the increase in our payroll expenses is due to the Company not having employees during the first quarter of 2008 and for the most part of the second quarter of 2008, and the increase in professional fees during the nine month period ended September 30, 2009 as compared to the nine month period ended September 30, 2008 is primarily due to increased audit, accounting, legal and consultancy expenses arising from our administrative exploration activities and growth in our operations during the current 2009 period.  Also, the increase in our rent expense during the nine month period ended September 30, 2009 is due to us entering into a long-term lease commencing on August 2008 at approximately $7,400 a month.  Prior to entering into this lease, we were only leasing commercial space for approximately $200 per month.  Further, the increase in other expenses includes the increase in depreciation expense during the nine month period ended September 30, 2009 as compared to the nine month period ended September 30, 2008 as we had only acquired a minimal amount of property and equipment as of September 30, 2008.

Non-operating Income (Expense), Net

Net non-operating income for the nine months ended September 30, 2009, was $891,041 compared to net non-operating income of $23,433 for the nine months ended September 30, 2008. Interest income in the amount of $41,909 was earned on our cash deposits resulting from our two 2008 private placements and our June 2009 unit offering for the nine months ended September 30, 2009.  Also, during the nine months ended September 30, 2009, we recognized an unrealized gain from the decrease in the fair value of the derivative instruments liability of $849,132.

Net Loss

Our net loss for the nine months ended September 30, 2009 was $1,415,744 compared to $2,016,366 for the nine month period ended September 30, 2008.  The decrease is due to both the non-cash compensation expenses of $1,000,000 recorded during the nine month period ended September 30, 2008 and the period-over-period increase in the unrealized gain in fair value of our derivative warrant instruments liability, partially offset by the increase in our general and administrative expenses.

Fiscal year Ended December 31, 2008 compared to 2007

We generated no revenues in either of our fiscal years ended December 31, 2008 and 2007.

General and Administrative Expenses

We incurred total expenses of $2,649,312 for the twelve month period ended December 31, 2008 compared to $28,836 for the twelve month period ended December 31, 2007. Our payroll expenses increased to $505,783 for the twelve month period ended December 31, 2008 from zero for the twelve month period ended December 31, 2007; stock-based compensation increased to $1,246,153 for the twelve month period ended December 31, 2008 from zero for the twelve month period ended December 31, 2007; professional fees increased to $441,683 for the twelve month period ended December 31, 2008 from $19,695 for the twelve month period ended December 31, 2007; travel expenses increased to $168,812 for the twelve month period ended December 31, 2008 from zero for the twelve month period ended December 31, 2007; rent expense increased to $56,012 for the twelve month period ended December 31, 2008 from $2,400 for the twelve month period ended December 31, 2007; and other expenses increased to $230,869 for the twelve month period ended December 31, 2008 from $6,741 for the twelve month period ended December 31, 2007. The increase in expenses for the twelve month period ended December 31, 2008 is attributable primarily to increased general, administrative and legal expenses incurred in connection with our new business activities in South America and administrative costs related to the 2008 private placement and the 2008 unit offering.

Other Income (Expense), Net

Net other income (expense) for the twelve months ended December 31, 2008, was $68,783 compared to no interest income for the twelve months ended December 31, 2007. Interest income in the amount of $69,005 was earned on our cash deposits resulting from our 2008 private placement and our 2008 unit offering for the twelve months ended December 31, 2008.

Net Losses

Our net loss for the twelve months ended December 31, 2008 was $(2,580,529) compared to $(28,836) for the twelve month period ended December 31, 2007.

Liquidity and Capital Resources

Our cash and cash equivalents balance as of September 30, 2009 was $3,241,492 compared to $6,733,381 as of December 31, 2008.  This decrease was due to payments for unproved oil and gas properties during the nine month period ended September 30, 2009 offset by the receipt of capital from the closing of our June 2009 unit offering discussed below.

On March 14, 2008, we closed a private placement of our common stock.  In this private placement, we offered our shares of common stock at a price of $1.00 per share and we derived total proceeds of $2,314,895, net after expenses, from the sale of 2,400,000 shares of our common stock.

On September 10, 2008, we closed a private placement of units each unit consisted of (i) one share of our common stock and (ii) a common stock purchase warrant to purchase one-half share of common stock, exercisable for a period of five years at an exercise price of $2.25 per share. We offered these units at a price of $1.25 per unit and we derived total proceeds of $5,981,000 ($5,762,126 net after expenses) from the sale of 4,784,800 units.

On June 19, 2009, we conducted an initial closing of an additional private placement of units.  Each of these units consisted of (i) one share of our common stock and (ii) a common stock purchase warrant to purchase one share of common stock, exercisable for a period of five years at an exercise price of $2.00 per share. We offered these units at a price of $1.25 per unit and we derived total proceeds at the initial closing of $6,074,914 ($5,244,279 net after expenses) from the sale of 4,860,000 units.  On July 31, 2009, we completed the final closing of this unit offering.  At the final closing, we received gross proceeds of $256,250 from the sale of 205,000 of these units.   In the aggregate, we received gross proceeds of $6,331,164 in this unit offering on the sale of a total of 5,065,000 units.  This unit offering terminated on July 31, 2009.

On December 29, 2009, we consummated an initial closing of our second 2009 private placement of units, selling 1,428,571 units at a price of $1.75 per unit, for aggregate gross proceeds of $2.5 million.  We consummated a second closing of this offering on January 29, 2010 in which we sold 571,428 units for an aggregate of $999,999.

We presently do not have any available credit, bank financing or other external sources of liquidity, other than the remaining net proceeds from the 2008 private placement and our three unit offerings.  Due to our brief history and historical operating losses, our operations have not been a source of liquidity.

We have entered into a memorandum of understanding and joint operating agreement with Petronorte and a farm-in agreement and joint operating agreement with Emerald.  We expect that our capital commitments to Petronorte will be approximately $7.3 million in 2010 for Phase 1 seismic reprocessing, seismic acquisition and the drilling of an exploration well.  In November 2009, we deposited $2.67 million into a trust account as our portion of the ANH required performance guarantee under Petronorte’s E&P contract. In accordance with the terms of the Emerald farm-in agreement, we paid Emerald $0.948 million on February 12, 2009, as a reimbursement of Emerald’s Phase 1 sunk costs5, $2.433 million on February 18, 2009, as the first installment on Emerald’s Phase 2 exploratory well costs, an additional $2.433 million on May 15, 2009, as the second installment on Emerald’s Phase 2 exploratory well costs (when the drill rig was mobilized to begin drilling on the Maranta Block Mirto-1 exploratory well), and $1.2285 million on July 27, 2009, as our share of Emerald’s Phase 2 Mirto-1 exploratory well completion costs.  On August 4, 2009, we paid an additional $243,300 to Emerald for overhead costs, representing 5% of total expenditures, in accordance with the farm-in agreement.  As of September 30, 2009, we accrued costs amounting to $218,152 which were capitalized to unproved oil and natural gas properties representing additional costs equivalent to 65% of Mirto 1 costs as of that date, in accordance with the farm-in agreement.  On January 7, 2010, we paid a further $1.41 million to Emerald, consisting of exploration costs associated with the Mirto-1 well, as well as certain 3d seismic and facilities costs.  We believe that we have sufficient funds to cover our operational overhead for the next few months, but not to make all of the remaining Emerald and expected Petronorte payments.

We have signed a non-binding letter of intent to acquire Avante Colombia.  While the proposed purchase price consists solely of shares of our common stock, Avante Colombia currently has a 50% participation interest and is the operator of the Rio de Oro and Puerto Barco exploration and production contracts with Ecopetrol in the Catatumbo area in eastern Colombia.  If our acquisition of Avante Columbia is consummated, then we will incur operating expenses in connection with Avante Colombia’s projects going forward.  Moreover, our letter of intent with Avante Colombia also provides that we and Avante will enter into a joint venture to develop another exploration opportunity in Colombia, which will require further commitment of our capital if it goes forward.  The letter of intent also provided that Avante will invest a minimum of $2.5 million and a maximum of $5 million in our equity securities, which investment, if consummated, will provide us with additional liquidity.

We are currently utilizing cash of approximately $170,000 per month in the day-to-day operations of our business, including payroll, professional fees and office expenses.  Because we will not be the operator in either of our Petronorte or Emerald projects and assuming no other material changes in our operations, we expect this rate of cash utilization to increase slightly over the next twelve months (without considering the additional cash utilization we will require if the Avante Colombia acquisition is consummated).  Pursuant to the joint operating agreement, in November 2009 we deposited $2.67 million into a trust account as our portion of the ANH performance guarantee under Petronorte’s E&P contract, which funds we will not be able to use for other corporate purposes during the life of the guarantee.

5 All costs on this project are calculated in Colombian pesos and paid in US dollars.  Because of changes in exchange rates, our capital commitments in US dollars may be more or less than originally calculated and budgeted.

We will need to obtain additional capital in order to meet our working capital needs and our commitments on the Maranta Block and the Putumayo 4 Block, and, if the Avante Colombia acquisition is consummated, on Rio de Oro and Puerto Barco and the Avante joint venture, and to continue to execute our business plan, build our operations and become profitable. In order to obtain capital, we may need to sell additional shares of our Common Stock or debt securities, or borrow funds from private or institutional lenders. Because of recent problems in the credit markets, steep stock market declines, financial institution failures, government bail-outs, the sharp decline in oil and natural gas prices and our status as an early stage company, there can be no assurance that we will be successful in obtaining additional funding in amounts or on terms acceptable to us, if at all.  If we are unable to raise additional funding as necessary, which the Company is actively seeking, we may have to suspend our operations temporarily or cease operations entirely.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Subsequent Events

In connection with the reissuance of our financial statements for inclusion in this prospectus, we have assessed subsequent events through February 22, 2010.

Effective October 12, 2009, Emerald’s parent, Emerald Energy Plc, was acquired by Sinochem Resources UK Limited, a United Kingdom subsidiary of Sinochem Group, a Chinese state-owned energy and chemicals conglomerate.  At this time, we do not know what impact this acquisition will have on the management and corporate policies of Emerald in Colombia or on the future operation of our joint relationship with Emerald.  On February 4, 2010, we executed our joint operating agreement with Emerald for joint development of the Maranta Block in Colombia. This joint operating agreement will govern our working relationship with Emerald with respect to the Maranta Block, going forward.

On October 14, 2009, we executed our joint operating agreement with Petronorte for joint development of the Putumayo 4 Block in Colombia.  This joint operating agreement governs our working relationship with Petronorte with respect to the Putumayo 4 Block, based on the terms of our agreement with Petronorte set forth in our memorandum of understanding with Petronorte dated December 4, 2008.

On December 1, 2009, we signed a non-binding letter of intent to acquire Avante Colombia, which expires on March 1, 2010.

On December 29, 2009, we consummated an initial closing of our second 2009 private placement of units, selling 1,428,571 units at a price of $1.75 per unit, for aggregate gross proceeds to us of $2.5 million.  We consummated a second closing of this offering on January 29, 2010 in which we sold 571,428 units for an aggregate of $999,999.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. GAAP.  U.S. GAAP represents a comprehensive set of accounting and disclosure rules and requirements.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions, however, in the past the estimates and assumptions have been materially accurate and have not required any significant changes.   Should we experience significant changes in the estimates or assumptions which would cause a material change to the amounts used in the preparation of our financial statements, material quantitative information will be made available to investors as soon as it is reasonably available.

The Company believes the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Consolidation.  The accompanying financial statements include the accounts of the Company and all of its wholly-owned subsidiaries, including La Cortez Energy Colombia, Inc., a Cayman Islands corporation, and La Cortez Energy Colombia, E.U., a Colombia corporation, an international, early stage oil and gas E&P company concentrating on opportunities in South America.  All significant inter-company transactions and balances are eliminated in consolidation.

Cash and Cash Equivalents.  We consider all highly liquid debt instruments with original maturities of three months or less when acquired to be cash equivalents.

Oil and Gas Properties. We follow the full cost method of accounting for our oil and natural gas properties, whereby all costs incurred in connection with the acquisition, exploration for and development of petroleum and natural gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on non-producing leases, drilling, completing and equipping of oil and gas wells and administrative costs directly attributable to those activities and asset retirement costs. Disposition of oil and gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capital costs and proved reserves of oil and gas, in which case the gain or loss is recognized to income.  Depletion and depreciation of proved oil and gas properties will be calculated on the units-of-production method based upon estimates of proved reserves. Such calculations include the estimated future costs to develop proved reserves. Costs of unproved properties are not included in the costs subject to depletion. These costs are assessed periodically for impairment.

Impairment of Long-Lived Assets.  We periodically review the carrying amounts of our property and equipment and its finite-lived intangible assets to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that an impairment loss has occurred, the loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

Stock-Based Compensation.  We account for stock-based compensation issued to employees and non-employees by recording stock-based compensation expense ratably over the requisite service period based on the fair value of the awards determined at the grant date (net of estimated forfeitures) utilizing the Black-Scholes-Merton pricing model for options and warrants.  Key assumptions include (1) expected volatility (2) expected term (3) discount rate and (4) expected dividend yield.

Derivative Liabilities.  We evaluate our equity-linked financial instruments to determine whether these financial instruments are not indexed to our common stock and therefore should be treated as derivatives.  As a result, beginning on January 1, 2009, we recognized our September 2008 private placement warrants as derivative liabilities at their respective fair values on each reporting date.   The Company also determined that warrants to purchase shares of common stock issued in the June 2009 private placement were not indexed to  the Company’s own stock and were recognized as derivative warrant instruments and measured at fair value at each reporting period.  These common stock purchase warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants using the Black-Scholes option pricing model.

Foreign Currency Translation.  We conduct our operations in two primary functional currencies: the U.S. dollar and the Colombian peso. Balance sheet accounts of our Colombian subsidiary are translated from foreign currencies into U.S. dollars at period-end exchange rates while income and expenses are translated at average exchange rates during the period. Cumulative translation gains or losses related to net assets located outside the U.S. are shown as a component of shareholders’ equity. Gains and losses resulting from foreign currency transactions, which are denominated in a currency other than the entity’s functional currency, are included in the consolidated statements of operations.

New Accounting Pronouncements

In December 2008, the SEC released Final Rule, Modernization of Oil and Gas Reporting (“Modernization”). The new disclosure requirements include provisions that permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserves volumes. The new requirements also will allow companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require companies to: (a) report the independence and qualifications of its reserves preparer or auditor; (b) file reports when a third party is relied upon to prepare reserves estimates or conducts a reserves audit; and (c) report oil and natural gas reserves using an average price based upon the prior 12-month period rather than period-end prices. The use of average prices will affect future impairment and depletion calculations. The new disclosure requirements are effective for annual reports on Form 10-K for fiscal years ending on or after December 31, 2009.  The SEC is coordinating with the FASB to obtain the revisions necessary to provide consistency with the Modernization.  The Company is currently assessing the impact that adoption of this rule will have on its financial statements and disclosures which will vary depending on changes in commodity prices.

In April 2009, the FASB issued FASB Staff Position SFAS 157-4, “Determining the Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”  (“FSP 157-4”). FSP 157-4, which is incorporated in FASB ASC Topic No. 820, “Fair Value Measurements and Disclosures,” clarified the application of SFAS 157 providing additional guidance for estimating fair value in accordance with FASB Statement No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. This FSP shall be effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. If a reporting entity elects to adopt early either FSP FAS 115-2 and FAS 124-2 or FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, the reporting entity also is required to adopt early this FSP. Additionally, if the reporting entity elects to adopt early this FSP, FSP FAS 115-2 and FAS 124-2 also must be adopted early. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. Revisions resulting from a change in valuation technique or its application shall be accounted for as a change in accounting estimate (paragraph 19 of FASB Statement No. 154, Accounting Changes and Error Corrections). In the period of adoption, a reporting entity shall disclose a change, if any, in valuation technique and related inputs resulting from the application of this FSP, and quantify the total effect of the change in valuation technique and related inputs, if practicable, by major category. The Company does not anticipate that this pronouncement will have a material impact on its results of operations or financial position.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 168” (“SFAS 168”). The FASB Accounting Standards CodificationTM (“Codification”) became the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. On the effective date of SFAS 168, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted the requirements of SFAS 168 in the third quarter of fiscal year 2009.

DESCRIPTION OF BUSINESS

Overview

We are an international, exploration stage oil and gas exploration and production company focusing our business in South America. We have established an operating branch in Colombia, we have entered into two initial working interest agreements, with Petroleos del Norte S.A. (“Petronorte”), a Colombian subsidiary of Petrolatina Plc. (AIM: PELE), and with Emerald Energy Plc Sucursal Colombia (“Emerald”), a Colombian branch of Emerald Energy Plc6.  (discussed below), and we are currently evaluating additional investment prospects, companies and existing exploration and production opportunities in Colombia, while keeping alert for opportunities in other South American countries.

We expect to explore investment opportunities in oil and gas exploration and development as well as in associated infrastructure (e.g., storage tanks, processing facilities and/or pipelines). The scope of our activities in this regard may include, but not be limited to, the acquisition of or assignment of rights to develop exploratory acreage under concessions with government authorities and other private or public exploration and production (“E&P”) companies, the purchase of oil and gas producing properties, farm-in and farm-out opportunities (i.e., the assumption of or assignment of obligations to fund the cost of drilling and development), and/or the purchase of debt or equity in, and/or assets of, existing oil and gas exploration and development companies currently conducting activities in Colombia.

We are currently evaluating ways to optimize our business structure in each jurisdiction where we conduct and where we intend to develop our business, in order to comply with local regulations while optimizing our tax, legal and operational flexibility. To this end, we have recently established an operating branch in Bogotá, Colombia where we will engage in our initial business ventures.

Industry Introduction

The oil and gas industry is a complex, multi-discipline sector that varies greatly across geographies. As a heavily regulated industry, operating conditions are subject to political regimes and changing legislation. Governments can either induce or deter investment in exploration and production, depending on legal requirements, fiscal and royalty structures, and regulation. Beyond the political considerations, exploration and production for hydrocarbons is an extremely risky business with countless perils, both endogenous and exogenous to the core business. Exploration and production wells require substantial amounts of investment and are long-term projects, sometimes exceeding twenty to thirty years. Regardless of the efforts spent on an exploration or production prospect, success is difficult to attain. Even though modern equipment including seismic and advanced software has helped geologists find producing sands and map reservoirs, they do not guarantee any particular outcome. Early oil & gas explorers relied on surface indicators to find reservoirs. Drilling is the only method to determine whether a prospect will be productive, and even then many complications can arise during drilling (e.g., those relating to drilling depths, pressure, porosity, weather conditions, permeability of the formation and rock hardness). Typically, there is a significant probability that a particular prospect will turn-up a dry-well, leaving investors with the cost of seismic and a dry well which during current times can total in the millions of dollars. Even if oil is produced from a particular well, there is always the possibility that treatment, at additional cost, may be required to make production commercially viable. Furthermore, most production profiles decline over time, which hinders any cost-benefit analysis. In sum, oil and gas is an industry with high risks and high entry barriers but significant potential for success.

Oil and gas prices determine the commercial feasibility of a project.  Certain projects may become feasible with higher prices or, conversely, may falter with lower prices. Volatility in the pricing of oil, gas, and other commodities has sharpened during the last few years, and particularly in the last year, complicating the practicability of a proper assessment of revenue projections.  Most governments have enforced strict regulations to uphold the highest standards of environmental awareness, thus, holding companies to the highest degree of responsibility and sensibility vis a vis protecting the environment. Aside from such environmental factors, oil and gas drilling is often conducted in populated areas. For a company to be successful in its drilling endeavors, working relationships with local communities are crucial, to promote its business strategies and to avoid any repercussions of disputes that might arise over local business operations.

6. Emerald Energy Plc. was acquired by Sinochem Resources UK Limited, a wholly owned subsidiary of Sinochem Group, a Chinese state-owned conglomerate, effective October 12, 2009 and Emerald’s listing on the London Stock Exchange (AIM) was cancelled effective as of October 13, 2009.

Global Recession, Volatility and Crude Oil Prices

Aside from operational and regulatory issues that affect E&P companies, every major market has been affected by the global recession during the past year. The energy sector is no exception. West Texas Intermediate (“WTI”) crude prices, the standard oil benchmark for the western hemisphere, tumbled from over one hundred forty dollars ($140) per barrel in mid 2008 to less than forty dollars ($40) per barrel in early 2009, before rebounding somewhat to approximately seventy-nine dollars ($79) at year end 2009. The new price threshold makes many previously economically viable opportunities completely unfeasible.  We are currently re-evaluating opportunities to reflect this new market environment. Furthermore, the volatility in crude oil prices increases the risks involved. We cannot be sure that the projections we use in evaluating investment opportunities will be valid and in effect as conditions in the oil markets rapidly change. We compensate for this uncertainty by increasing the range of values for our assumptions and by working with numerous sensitivities that might be in line with the situation in the marketplace.

Additionally, under current economic conditions, financing activity in both the equity and debt capital markets, the most common financing vehicles for E&P companies like ours, has virtually disappeared. Companies are struggling to find investors, forcing them, in some instances, to abandon risky ventures and, in other instances, to sell their companies in distressed sales. Nonetheless, companies that are able to secure financing from existing and financially sound investor bases are in a privileged position to take advantage of the crisis affecting most companies.

New Opportunities for Smaller Companies

In today’s energy market, there are significant opportunities for smaller companies. The greatest opportunity exists in countries where small scale resource opportunities have been overlooked or have been considered immaterial or uneconomic by medium to larger companies, and/or where local governments are promoting the development of small reservoirs to increase production to satisfy internal demand as well as export needs.  To accomplish this governmental purpose, certain of the regional governing bodies have modified their oil and gas E&P contracting terms and conditions making them more attractive for the oil industry in general, and in some cases, for smaller companies as well.

Business Plan & Strategic Outlook

We plan to build a successful oil and gas exploration and production company focused in select countries in South America.  We will concentrate our efforts initially in Colombia, where, we believe, good E&P opportunities exist with straight forward oil and gas contracting terms and conditions.  At a later stage, we will turn to opportunities in other regional countries if we deem the relevant considerations (see list of factors below) to merit our investment. Within the spectrum of the oil and gas business, we plan to focus on a blend between exploration and production of hydrocarbons through a variety of transactions. Our initial plan is to acquire oil and gas production and to start to build a reserves base.

An integral part of our strategy is our focus on continuing to build a competent and professional management and operations team to enable us to successfully carry out our business plan. We have hired experienced personnel including technical specialists (e.g., geologists, geophysicists and petroleum and facilities engineers, as required by the scope of our operations), administrators and financial experts and we plan to hire functional specialists in fields such as environment, industrial protection and community relations, to encompass the different areas that are critical to our business. Because the focus of our business is in South America, the majority of our staff will be hired locally and will live in the region.  This will provide us with a significant base of relevant oil and gas business experience in the region.

We are motivating our employees through a positive, team oriented work environment and an incentive stock ownership plan. We believe that employee ownership, which is encouraged through our Amended and Restated 2008 Equity Incentive Plan, is essential for attracting, retaining and motivating qualified personnel.

We have established a time-line for our expansion into new geographies to avoid overextending our reach and to focus on immediate prospects. We have initially concentrated our efforts in Colombia and are looking at Peru as a potential next target. Both countries have similar E&P contract terms and conditions as well as business opportunities that are appropriate for a small, early stage company such as La Cortez Energy. Our second and subsequent development phases will focus on exploration and production opportunities in other South American countries as we explore investment opportunities in these locales. We plan to adhere to this time-line but reserve the option of being flexible if the right investment presents itself.

Acquisition Strategy

We intend to acquire producing oil and gas properties (and/or fields) where we believe significant value exists or where additional value can be created. Our senior management is primarily interested in developmental properties where some combination of the following factors exist:

(1)	Opportunities for medium to long term production life with clear understandings of production mechanisms and output levels;
(2)	Geological formations with multiple producing horizons;
(3)	Substantial upside potential; and
(4)	Relatively low capital investment and production costs.

We will also pursue joint ventures or farm-ins in exploration ventures with limited risk, in areas where nearby oil discoveries have been found.

Phased Approach

●
Phase 1 – We will concentrate our initial efforts in Colombia where opportunities as well as operating terms and conditions are perceived in the industry to be appropriate for small, early stage oil and gas E&P companies. In these markets we will pursue:

–	Acquisitions of established oil and gas exploration and production fields and/or companies, which will enable us to establish base production with upside potential;
–	Joint ventures and farm-ins on exploration projects with up to a 25% to 50% maximum participation interest; and
–	Participation in bidding processes for property operator opportunities, in conjunction with established E&P companies or independently, if allowed under local regulations.

●
Phase 2 – Once we have established our business in Colombia, we will turn our attention to new opportunities in other South American countries. We intend to take advantage of promising opportunities in these additional markets while we consolidate our E&P activities in our Phase 1 countries. In these markets, we intend to search for the following market environments and types of projects:

–	Frontier exploration areas (joint ventures with up to a 25% ownership participation) where limited competition exists;
–	Acquisitions with significant upside potential;
–	Political stability; and
–	Supportive local oil and gas industry regulatory environments.

The following is a list of some of the factors we take into account when considering potential investments in any country:

●	Stable political regimes:
	Countries that exhibit a desire to uphold stability and progress in their legislation, striving towards open markets and a global approach to best business practices.
●	Clear fiscal/taxation/royalty terms.
●	Manageable security in and around production and exploration areas and facilities.
●	Openness to foreign direct investment.
●	Good oil and gas E&P prospects:

Where despite the presence of large multi-national integrated oil companies, there are open acreage opportunities as well as farm-in, joint venture, and direct block negotiation opportunities, as well producing fields and/or company acquisition possibilities, with some access to local capital.

●	Potential for underexploited hydrocarbon formations with promising upside potential:
	We are searching for investment opportunities in countries where there are regions with limited seismic coverage within hydrocarbon prospective areas.

La Cortez Energy can engage in any of the following types of transactions to achieve our strategic goals:

●	Exploration and Production:
	Direct government concessions in blocks with specific exploration and development plans.
●	Technical Evaluation Agreements.
●	Farm-ins and Farm-outs:
	The assumption of or assignment of obligations to fund the cost of exploration and/or drilling and/or development for a participating interest in a particular block.
●	Corporate Transactions:
	Acquisitions of producing fields;
	Acquisitions of exploration acreage;
	Corporate acquisitions; and
	Asset based acquisitions (e.g., blocks and concession rights).
●	Joint Ventures:

Partnering with other established oil and gas companies will allow us to access certain government concession rounds, benefit from technical and market expertise from our potential partners and provide liquidity to our partners.

Role of Our Board of Directors

Our Board of Directors will be an essential component of our successful operation and growth, serving in various support capacities. Because our Board of Directors is comprised of senior industry executives and experienced capital market professionals, we believe that our directors have the experience and skills necessary to effectively assist our management in the execution of our strategy.  We expect that our Board of Directors will be able to provide an informed view as to the commercial, technical and financial viability of our business prospects.

Through the establishment of relevant committees (Audit and Evaluation and Reserves, to date), the Board of Directors will provide an independent view into all of our operations, providing feedback and guidance on the quality of the projects we may invest in.  Additionally, our Board of Directors will regularly confer with senior management to help us ensure that all relevant and required controls are in place and operating appropriately. Our Board of Directors will serve as a means of confirming the integrity of senior management’s estimates with respect to valuations, reserve estimates and other crucial components of our business.

Aside from the functions enumerated above, we believe that our Board of Directors will serve as an integral element of our business development efforts. We expect that our Board of Directors will provide both invaluable insight and access to their business relationships in the region, as well as augment the technical, financial, accounting and other expertise of our management team.

Execution of our Strategy and Recent Developments

In February 2008, Nadine C. Smith became the Chairman of our Board of Directors (sometimes referred to hereinafter as the “Board”). Ms. Smith also became our Interim Chief Financial Officer and Vice President at that time.  Ms. Smith most recently served as a director of another publicly traded oil and gas exploration and production company, Gran Tierra Energy, Inc. (“Gran Tierra”), which also operates in South America.

On March 14, 2008, we closed a private placement of our Common Stock at a price of $1.00 per share pursuant to which we raised $2,400,000, or $2,314,895 net of offering expenses.

On September 10, 2008, we closed a private placement of 4,784,800 units at a price of $1.25 per unit, for an aggregate offering price of $5,981,000, or $5,762,126 after offering expenses. Each of these units consisted of (i) one share of our common stock and (ii) a common stock purchase warrant to purchase one-half share of our common stock, exercisable for a period of five years at an exercise price of $2.25 per share.

On June 1, 2008, Andres Gutierrez Rivera became our President and Chief Executive Officer and a member of our Board of Directors. Mr. Gutierrez recently served as the senior executive officer of Lewis Energy Colombia Inc. and a vice president of Hocol, S.A.  Both of these companies operate in the oil and gas sector in South America.

On June 19, 2009, we conducted an initial closing of a private placement of units.  Each unit consisted of (i) one share of our common stock and (ii) a common stock purchase warrant to purchase one share of our common stock, exercisable for a period of five years at an exercise price of $2.00 per share. We offered these units at a price of $1.25 per unit and we derived total proceeds at the initial closing of $6,074,914 ($5,244,279 net after expenses) from the sale of 4,860,000 units.  On July 31, 2009, we completed the final closing of this unit offering.  At the final closing, we received gross proceeds of $256,250 from the sale of 205,000 units.   In the aggregate, we received gross proceeds of $6,331,164 in this unit offering on the sale of a total of 5,065,000 units.  This unit offering terminated on July 31, 2009.

On December 1, 2009, we signed a non-binding letter of intent to acquire Avante Colombia in exchange for 10,285,819 restricted shares of our common stock.  The purchase would include Avante Colombia’s Colombian branch, Avante Colombia Ltd Sucursal.  The letter of intent will expire on March 1, 2010, unless otherwise extended by mutual agreement of the parties.  The transaction remains subject to satisfactory legal and financial due diligence by both Avante and us.  In addition, the letter of intent provides that Avante will invest a minimum of $2.5 million and a maximum of $5.0 million in units of our securities at a price of $1.75 per unit, with each unit consisting of one share of our common stock and a three-year warrant to purchase one share of our common stock exercisable at $3.00 per share.

On December 29, 2009, we consummated the initial closing of a second 2009 private placement of units of our securities, selling 1,428,571 units at a price of $1.75 per unit, for aggregate gross proceeds of $2.5 million.  We consummated a second closing of this offering on January 29, 2010 in which we sold 571,428 units for an aggregate of $999,999.

We have been using the funds raised in the two 2008 private placements and the June 2009 unit offering (net after offering expenses) to begin the building of our administrative and operations infrastructure and to invest in our initial oil and gas development project in South America and have taken the following steps in our ramping-up process:

●
Added the following independent directors to our Board of Directors: Jaime Ruiz Llano, a former Colombian senator and a member of the Board of Directors of the World Bank, Jaime Navas Gaona, an experienced oil industry executive, Richard G. Stevens, an “audit committee financial expert,” and Jose Fernando Montoya Carrillo, a 27-year veteran of the oil industry in South America and former President of Hocol, S.A.;

●	Established a wholly owned subsidiary in the Cayman Islands, La Cortez Energy Colombia, Inc., to own our operating branch in Colombia;
●	Established and organized a branch office in Colombia to conduct local operations and, to this end, opened and began staffing our headquarter offices in Bogotá, Colombia;
●	Hired an Exploration Manager, Carlos Lombo, and a Production and Operations Manager, William Giron, as well as business development and administrative personnel;
●
Signed a memorandum of understanding and joint operating agreement with one oil and gas exploration and production company in Colombia and a farm-in agreement with another, as further discussed below; and

●	Have begun identifying, investigating, evaluating and finalizing our participation in oil and gas investment opportunities in Colombia.

Additionally, in the coming months, we expect to:

●	Close the acquisition of Avante Colombia and the investment by Avante of between $2.5 and $5.0 million in common stock and warrants;
●	Appoint one additional independent director to our Board of Directors;
●	Hire a Chief Financial Officer, additional geologists and a petroleum engineer, to form a strong technical team, as well as additional finance and administrative personnel; and
●
Enter into one or more additional agreements to acquire oil and gas exploration and/or production rights in Colombia. (Although we have not yet finalized decisions to pursue any such particular opportunities, we have begun to identify and evaluate potential prospects.)

Petronorte Memorandum of Understanding and Joint Operating Agreement

On December 22, 2008, we entered into a memorandum of understanding with Petronorte that entitles us to a 50% net working interest in the Putumayo 4 Block located in the south of Colombia.  We executed a related joint operating agreement with Petronorte on October 14, 2009, effective as of February 23, 2009.

Petronorte was the successful bidder on the Putumayo 4 Block in the Colombia Mini Round 2008 conducted by the Agencia Nacional de Hidrocarburos (the “ANH”), Colombia’s hydrocarbon regulatory agency, and signed an E&P contract with the ANH on February 23, 2009.  According to our memorandum of understanding and the joint operating agreement with Petronorte, we are entitled to the exclusive right to a fifty percent (50%) net participation interest in the Putumayo 4 Block and in the E&P contract (subject to approval by the ANH), after ANH royalties and an ANH one percent (1%) production participation.  Petronorte will be the “operator” of the E&P contract.

The Putumayo 4 Block covers an area of 126,845 acres (51,333 hectares) located in the Putumayo Basin in southern Colombia and has over 1000 Km of pre-existing 2D seismic through which we and Petronorte have identified promising leads. We and Petronorte plan to reprocess any relevant seismic information before conducting our own seismic campaign to better direct the positioning of our seismic program within the block. During this initial stage, we and Petronorte plan to begin environmental and community consultations to expedite some of these timely processes.

Under the terms of the E&P contract, Petronorte will shoot 103 Km of 2D seismic and will drill an exploratory well in the first three years of our work program in the Block. The E&P contract will consist of two three-year exploration phases and a twenty-four year production phase.

As criteria for awarding blocks in the 2008 Mini Round, the ANH considered proposed additional work commitments, comprised of capital expenditures and an additional production revenue payment after royalties, called the “X Factor.”  We and Petronorte offered to invest $1.6 million in additional seismic work in the Putumayo 4 Block and to pay ANH a 1% of net production revenues X Factor.

Under the memorandum of understanding and the joint operating agreement, we will be responsible for fifty percent (50%) of the costs incurred under the E&P contract, entitling us to fifty percent (50%) of the revenues originated from the Putumayo 4 Block, net of royalty and production participation interest payments to the ANH, except that we will be responsible for paying two-thirds (2/3) of the costs originated from the first 103 kilometers of 2D seismic to be performed in the Putumayo 4 Block, in accordance with the expected Phase 1 minimum exploration program under the E&P contract. If a prospective Phase 1 well in a prospect in the Putumayo 4 Block proves productive, Petronorte will reimburse us for its share of these seismic costs paid by us (one-sixth (1/6)) with their revenues from production from the Putumayo 4 Block.  We expect that our capital commitments to Petronorte will be approximately $7.3 million in 2010 for Phase 1 seismic reprocessing, seismic acquisition and the drilling of an exploration well.

Provided that we have satisfactorily complied with all ANH legal, financial and technical requirements for being a partner in an E&P contract (which we expect to be the case shortly) and we have made the required payment relating to our share of all costs incurred to the date of our request, Petronorte will submit a request to the ANH to have our 50% interest in the E&P contract officially assigned to us and will assist us in obtaining such assignment through reasonable means.

Emerald Farm-In Agreement

On February 6, 2009, La Cortez Energy Colombia, Inc., our wholly owned Cayman Islands operating subsidiary, entered into a farm-in agreement with Emerald for a 20% participating interest in the Maranta E&P block in the Putumayo Basin in Southwest Colombia.

Emerald signed an E&P contract for the Maranta Block with the ANH on September 12, 2006.  La Cortez Colombia executed a joint operating agreement with Emerald with respect to the Maranta Block on February 4, 2010, having met its Phase 1 and Phase 2 (drilling and completion of the Mirto-1 exploratory well) payment obligations described below.  We have asked Emerald to submit a request to the ANH to approve Emerald’s assignment of the 20% participating interest to us.  Under the farm-in agreement and the joint operating agreement, Emerald will remain the operator for the block.  If the ANH does not approve the assignment of this participating interest to us, Emerald and we have agreed to use our best endeavors to seek in good faith a legal way to enter into an agreement with terms equivalent to the farm-in agreement and the joint operating agreement, that shall privately govern the relations between the parties with respect to the Maranta Block and which will not require ANH approval.

The Maranta Block covers an area of 90,459 acres (36,608 hectares) in the foreland of the Putumayo Basin in southwest Colombia. Emerald completed the first phase exploratory program for the Maranta Block by acquiring 71 square kilometers of new 2D seismic and reprocessing 40 square kilometers of existing 2D seismic, identifying several promising prospects and leads. Emerald has identified the Mirto prospect, namely the Mirto-1 well, as the first exploratory well in the Maranta Block.  The Maranta Block is adjacent to Gran Tierra’s Chaza block and close to both the Orito and Santana crude oil receiving stations, allowing transportation by truck directly to either station (depending on going rates and capacity), and consequently tying into the pipeline to Colombia’s Pacific Ocean port at Tumaco.

As consideration for its 20% participating interest, we reimbursed Emerald $0.948 million of its Phase 1 sunk costs.  This amount was paid to Emerald in February 2009.  Additionally, we have borne 65% of the Maranta Block Phase 2 costs, of which the “dry hole” costs7 were $4.875 million, $2.433 million of which we paid to Emerald in February 2009.  We made additional Phase 2 payments to Emerald in the amount of $2.433 million and $1.2285 million in May 2009 and July 2009, respectively.  We also paid Emerald a cash call of $0.2433 million in August 2009 for overhead costs.  On January 7, 2010, we paid a further $1.41 million to Emerald, consisting of exploration costs associated with the Mirto-1 well, as well as certain 3d seismic and facilities costs.

Emerald reached the intended total depth of 11,578 feet on the Mirto-1 exploration well, with oil and gas recorded across the four target reservoirs.  On July 23, 2009, based on the preliminary results of the drilling of the Mirto-1 well, we decided to participate with Emerald in the completion and evaluation of Mirto-1.  In accordance with the terms of the farm-in agreement, we have borne 65% ($1.2285 million) of the currently estimated $1.8 million Mirto-1 completion costs.  We made this $1.2285 million payment to Emerald on July 27, 2009.  65% of any additional Phase 2 costs will be paid by us as needed, following cash calls by Emerald.

Now that the Phase 2 work is completed, we will pay 20% of all subsequent costs related to the Maranta Block.

Evaluation of the Mirto-1 exploratory well across all of the target reservoirs has been completed.8  Following the completion of operations in the Mirto No.1 well, the drilling rig was released from the location.  Currently, the Mirto-1 well is shut down for a workover and we expect that this well will be reopened and back in production by the middle of March 2010.  Emerald, as operator of the Maranta Block, determined to enter the Phase 3 exploration commitment in the Maranta Block, which will entail the drilling of an additional exploratory/appraisal well, the drilling of another two or three appraisal wells and the acquisition of 25 kilometers of 3D seismic.

Well production at Mirto-1 is currently restricted due to limited water handling capacity at the site. We expect that the Mirto-1 exploratory well will be shut down for approximately three weeks during the first quarter of 2010, in order to do a workover to limit the water cut and increase oil production.

Now that the Company has the final Mirto-1 evaluation results, La Cortez Colombia has asked Emerald to file a request with the ANH to have the participating interest in the Maranta Block officially assigned from Emerald to La Cortez Colombia.

On August 13, 2009 it was reported in the press that Sinochem Corp., a chemicals trading company organized in China (“Sinochem”), will acquire Emerald Energy Plc and that Emerald Energy Plc’s board of directors has recommended to its shareholders that they accept Sinochem’s offer.  We cannot determine at this time what impact, if any, a Sinochem acquisition of Emerald Energy Plc would have on our working interest agreement with Emerald.

7.  Costs of getting to the abandon or complete decision point.
8 . For a discussion of the Mirto-1 evaluation results, see “Description of Properties – Maranta Block Testing Update - Mirto-1 Exploratory Well,” below.

Avante Colombia

We have signed a non-binding letter of intent to acquire Avante’s subsidiary, Avante Colombia, in exchange for 10,285,819 restricted shares of our common stock.  Avante Colombia currently has a 50% participation interest and is the operator of the Rio de Oro and Puerto Barco exploration and production contracts with Ecopetrol in the Catatumbo area in eastern Colombia. Under the terms of the letter of intent, we and Avante will also enter into a joint venture to develop another exploration opportunity in Colombia.  In addition, the letter of intent provides that Avante will invest a minimum of $2.5 million and a maximum of $5 million in units of our securities.

The Avante Colombia transaction is subject to legal and financial due diligence by both Avante and us and to other conditions precedent.  If the Avante Colombia acquisition closes and our negotiations with Ecopetrol regarding term extension are successful, then we expect to require up to $15 million of additional funds to pay for our share of costs with respect to additional seismic in the area and, depending upon seismic results, drilling an additional well.

Plan of Operation

We plan to use our currently available cash for work programs in our Maranta Block and Putumayo 4 Block, for corporate transactions and/or acquisitions, as well as for general working capital purposes. The current work program for our Putumayo 4 Block is comprised of the acquisition of an additional 103 kilometers of new 2D seismic in early 2010 and, subsequently, the drilling of an exploratory well. We are evaluating the reprocessed seismic information to validate the existence of the 7 initial leads we have identified to date and thus redirect our new seismic campaign of 103 km of 2D or equivalent 3D seismic in a more efficient manner. Under Petronorte’s contractual obligations with the ANH, we have until August 23, 2012, to complete Phase 1 commitments comprised of seismic acquisition and the drilling of an exploratory well. A complete evaluation of the project’s impact on the indigenous peoples in the area of the Putumayo 4 Block is also being conducted at this time.

In our Maranta Block, we have completed funding our share of the Phase 1 and Phase 2 costs of the Mirto-1 exploratory well.  The Mirto-1 exploratory well is currently shut down for a workover to limit the water cut and increase oil production. We expect this well to reopen by the middle of March 2010.  We have acquired 25 km of 3D seismic over the field to better determine the extent of the reservoir and to determine the position of the two or three appraisal wells that we plan to drill in 2010.

We have signed a non-binding letter of intent to acquire Avante Colombia and we are in the process of completing our due diligence with respect to the transaction.

During 2010, we expect to require the following amounts of capital in order to bear our share of expenses with respect to the Putamayo 4 Block, the Maranta Block and, if our acquisition of Avante Colombia and our negotiations with Ecopetrol are successful, Avante Colombia’s projects:

●	Approximately $7.3 million in the Putumayo 4 Block, related to Phase 1 seismic acquisition and exploration well activities;
●
Approximately $4.7 million in the Maranta Block, related to Phase 3 processing of the recently acquired 25 km of 3d seismic, conducting a workover on the Mirto-1 well, the drilling of two or three appraisal wells and the construction of the production facilities at the field; and

●	Up to $15 million on Avante Colombia’s projects, related to additional seismic in the area and, depending upon seismic results, drilling an additional well.

Additionally, we are actively pursuing strategic and acquisition opportunities with the goal of adding production and proven reserves to our current project portfolio.  While we have no definitive agreements or binding letters of intent in place with respect to any acquisition or strategic transactions, we may enter into one or more definitive agreement by the end of 2010.  We believe that current market conditions, (e.g. current WTI crude prices) are optimal for entering into corporate transactions and/or acquisitions and we plan to aggressively execute this strategy during 2010, provided that our assessment of market conditions remains favorable.

Governmental Regulation

The oil and gas industry in Colombia is broadly regulated. Rights and obligations with regard to exploration, development and production activities are explicit for each project; economics are governed by a royalty/tax regime. Various government approvals are required for acquisitions and transfers of exploration and exploitation rights, including, meeting financial, operational, legal and technical qualification criteria.  Oil and gas concessions are typically granted for fixed terms with opportunity for extension.

Colombia

In Colombia, state owned Ecopetrol was formerly responsible for all activities related to the exploration, production, refining, transportation and marketing of oil for export. Historically, all oil and gas exploration and production was governed by agreements granted to local and foreign operators, under Association or Shared Risk Contracts with companies and joint ventures which generally provided Ecopetrol with back-in rights that allowed for Ecopetrol to acquire a working interest share in any commercial discovery by paying its share of the costs for that discovery.  Alternatively, exploration and production of certain areas and of those areas relinquished by operators, were operated directly by Ecopetrol.

Effective January 1, 2004, the regulatory regime in Colombia underwent a significant change with the formation of the Agencia Nacional de Hidrocarburos - ANH. The ANH is now exclusively responsible for regulating the Colombian oil industry, including managing all exploration areas not subject to a previously existing Association contract and collecting royalty payments on behalf of the Colombian government. The former state oil company, Ecopetrol, maintains title to agreements executed before January 1, 2004 and its own operated exploration, production, refining and transportation activities across the country.  It also continues to internationally market its oil related products and has become a direct competitor of private operators in E&P projects.

Ecopetrol is a Mixed Economy Company (private and public equity), established as a stock corporation, with a commercial orientation.

In conjunction with this change, the ANH developed a new exploration risk contract that took effect during the first quarter of 2005. This exploration and production contract has significantly changed the way the industry views Colombia. In place of the earlier Association contracts in which Ecopetrol had a direct co-management of the contract together with the associate and an immediate back-in to production, the new ANH agreement provides full risk/reward benefits for the contractor. Under the terms of the contract, the E&P operator retains the rights to all reserves, production and income from any new exploration block, subject to an existing royalty (variable royalty from 8% to 25% depending upon daily production rates) and an additional royalty for the ANH, payable beginning when total production reaches 5 MBBLS.

E&P companies have to comply with certain minimum requirements (legal, operational, financial, and technical) to become eligible to be granted an ANH Exploration and Production contract. Companies can also apply for Technical Evaluation Agreements (TEA).  Domiciled and non domiciled oil companies may participate in the various bidding rounds for E&P contracts on and offshore in Colombia. In a bidding round, the companies that offer greater investment programs in the initial exploration phase (Phase 1) and, in some cases, that provide ANH with a higher participation in production will be the ones to be awarded E&P contracts.

Colombia, in the last few years has become very attractive to foreign oil, gas and mining investors as a result of political and regulation stability, perceived good contract terms and conditions and improved security. It is, therefore, a competitive environment for us, with good business opportunities available.

Description of Properties

Source:  La Cortez Energy, Inc.

The Putumayo 4 Block
Source:  La Cortez Energy, Inc.

On December 22, 2008, we entered into the MOU with Petronorte that entitles us to a 50% net working interest in the Putumayo 4 Block.  We executed the joint operating agreement with Petronorte relating to the Putumayo 4 Block on October 14, 2009, effective retroactively to February 23, 2009.

The Putumayo 4 Block covers an area of 126,845 acres (51,333 hectares) located in the Putumayo Basin in southern Colombia and has over 400 Km of pre-existing 2D seismic through which Petronorte has identified promising leads.

There are four existing wells in the Putumayo 4 Block that date back to the 1970’s. Even though information is scarce, these wells intended to reach the Caballos formation and in doing so, oil shows were recorded from the Villeta formation, our primary objective. Furthermore, neighboring and close fields, including Nancy-Burdine-Maxine, Costayaco and Orito, have been prolific hydrocarbon producers, partially affirming our reserve expectations in the block.

Infrastructure in the Putumayo region has been rapidly improving. Several important discoveries, including one competitor’s discovery in Costayaco, have resulted in an influx of companies into the region, resulting in a reduction in oil services fees and improving security in the area. Specifically, the Putumayo 4 Block is located near the Orito field, run by Ecopetrol, which is a receiving station for a pipeline to the port Tumaco on the Colombian Pacific. Transportation of potential crude production from the Putumayo 4 Block could be trucked easily to Orito through the paved roads in the area.

The Maranta Block

Source:  Emerald Energy, Plc.; La Cortez Energy, Inc.

On February 6, 2009, La Cortez Colombia entered into the Farm-In Agreement with Emerald for a 20% Participating Interest in the Maranta Block in the Putumayo Basin in Southwest Colombia.  We executed the joint operating agreement with Emerald relating to the Maranta Block on February 4, 2010.  The Maranta Block covers an area of 90,459 acres (36,608 hectares) in the foreland of the Putumayo Basin.  The Maranta Block is adjacent to the recent 20 million barrel proven discovery of the Costayaco field made by Gran Tierra Energy, Inc. (AMEX: GTE).

Emerald was awarded the Maranta Block E&P contract by the ANH on September 12, 2006.  The E&P contract granted Emerald a 100% working interest in the Maranta Block for an exploration period of up to six years with an initial production period of up to 24 years.

The first phase of the Emerald’s exploration period lasted 18 months with a minimum work program that was comprised of the acquisition of 30 square kilometers of new 2D seismic data and the re-processing of 40 square kilometers of existing 2D seismic data. Emerald extended its work program and shot an additional 41 square kilometers of 2D seismic to better map out the geological structures in the block.

The Maranta Block is adjacent to nearby producing oil fields and close to recent discoveries that have tested oil up to 7,000 barrels per day. Emerald identified a number of prospects and leads at an estimate depth of some 11,000 ft from the existing seismic data, each with an unrisked prospective resource potential estimated to be between 5 and 15 million barrels.

The Umbria #1 well was drilled in the Maranta Block in 1967 and encountered oil in the Villeta formation.  There may also be potential to re-enter this well to further test the formation productivity9.

A 2D seismic program was acquired by Emerald in 2007 with the aim of maturing the identified prospects and leads to a drill-ready status. In March 2008, Emerald elected to enter the second phase of the exploration period, with a duration of 12 months and a minimum work program comprising the drilling of 1 well, planned to commence by the second quarter of 2009.

Maranta Block Testing Update – Mirto-1 Exploration Well

Emerald reached the intended total depth of 11,578 ft on the Mirto-1 exploration well on July 21, 2009, with oil and gas shows recorded across the four target reservoirs. All of the four potentially hydrocarbon bearing intervals have been flow tested with the Villeta U and N sand intervals flowing at an initial oil rate of 731 BOPD and 247 BOPD, respectively.  The well was completed with an Electric Submersible Pump (ESP) at 7,043 feet. The drilling rig was released on October 4, 2009.

The Caballos formation interval was flow tested with only formation water recovered at an average rate of 112 barrels per day. The Villeta T sand interval was also flow tested with an average oil rate of 8 barrels per day with a very high water production (water cut of 97%).

The Villeta U sand interval (encountered at a depth of 11,030 feet) produced an average oil rate of 731 barrels per day of 32.5 API crude over a 48 hour period with a low average water production (water cut of 26%). An interval of 20 feet at the top of the sand was flow tested through a 128/64 inch choke, under artificial lift using a jet pump.

Flow testing operations have been completed in the Cretaceous aged Villeta N sands, the shallowest of four sands flow tested in this well. The 7 feet interval at 10,410 feet produced 15 degrees API oil at an average rate of 247 barrels per day over a 48 hour period, under artificial lift using a jet pump and through a 128/64 inch choke, with an average water cut of 64%.

Currently, the Villeta U sand interval is being production tested at an average rate of 200 BOPD (gross) of good quality oil, 31.5 degrees API, with an average BS&W (Basic Sediment and Water) of 65%. Emerald, as operator of the Maranta Block, determined to enter the Phase 3 exploration commitment in the Maranta Block, which would entail the drilling of an additional exploratory/appraisal well and the acquisition of 25 kilometers of 3D seismic.

Well production is currently restricted due to limited water handling capacity at the site.  The Mirto-1 exploratory well is currently shut down for approximately three weeks in order to do a workover to limit the water cut and increase oil production.

9.  Source:  Emerald Energy Plc

Environmental Regulation – Community Relations

Our activities will be subject to existing laws and regulations governing environmental quality and pollution control in the foreign countries where we expect to maintain operations. Our activities with respect to exploration, drilling and production from wells, facilities, including the operation and construction of pipelines, plants and other facilities for transporting, processing, treating or storing crude oil and other products, will be subject to stringent environmental regulation by regional, provincial and federal authorities in Colombia. Such regulations relate to, for example, environmental impact studies, permissible levels of air and water emissions, control of hazardous wastes, construction of facilities, recycling requirements and reclamation standards. Risks are inherent in oil and gas exploration, development and production operations, and we can give no assurance that significant costs and liabilities will not be incurred in connection with environmental compliance issues. There can be no assurance that all licenses and permits which we may require to carry out exploration and production activities will be obtainable on reasonable terms or on a timely basis, or that such laws and regulations would not have an adverse effect on any project that we may wish to undertake.

In some countries in South America, it is usually required for oil and gas E&P companies to present their operational plans to local communities or indigenous populations living in the area of a proposed project before project activities can be initiated. Usually, E&P companies try to benefit the community in which they are operating by hiring local, unskilled labor or contracting locally for services such as workers’ transportation. For La Cortez Energy, working with local communities will be an essential part of our work program for the development of any of our E&P projects in the region.

Competition

The oil and gas industry is highly competitive. We face competition from both local and international companies in matters such as acquiring properties, contracting for drilling equipment and securing trained personnel. Many of these competitors have financial and technical resources that exceed ours, and we believe that these companies have a competitive advantage in these areas. Others are smaller, and we believe our technical and managerial capabilities give us a competitive advantage over these companies.

Employees

We currently have eight full time employees, all of whom, including our Chief Executive Officer, Andres Gutierrez, our Exploration Manager, Mr. Carlos Lombo, and our Production and Operations Manager, William Giron, are based in our executive offices in Bogotá, Colombia.

We intend to continue to build an experienced leadership team of energy industry veterans with direct exploration and production experience in the region combined with an efficient managerial and administrative staff, to enable us to achieve our strategic and operational goals.

Additionally, we expect to maintain a highly competitive assembly of experienced and technically proficient employees, motivating them through a positive, team oriented work environment and our incentive stock ownership plan. We believe that employee ownership, which is encouraged through our 2008 Equity Incentive Plan, is essential for attracting, retaining and motivating qualified personnel.

Legacy Business Formation and Split-Off

The Company was incorporated in the State of Nevada on June 9, 2006 under the name La Cortez Enterprises, Inc. to pursue certain business opportunities in Mexico. La Cortez Enterprises, Inc. was originally formed to create, market and sell gourmet chocolates wholesale and retail throughout Mexico, as more fully described in our registration statement on Form SB-2 as filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2006 (the “Legacy Business”). In early 2008 after the Legacy Business terminated, our new Board of Directors decided to redirect the Company’s efforts towards identifying and pursuing business in the oil and gas sector in South America. As a reflection of this change in our strategic direction, we changed our name to La Cortez Energy, Inc.

In connection with the discontinuation of our Legacy Business, we decided to sell all of the assets and liabilities of the Legacy Business (the “Split-Off”) to Maria de la Luz, our founding stockholder.

As of August 15, 2008, we assigned all of our assets and property and all of our liabilities relating to the Legacy Business, accrued, contingent or otherwise to our newly organized, wholly owned subsidiary, de la Luz Gourmet Chocolates, Inc., a Nevada corporation (“Split-Off Sub”). Additionally, we sold all the outstanding capital stock of Split-Off Sub to Ms. de la Luz in exchange for 9,000,000 shares of our common stock previously surrendered by Ms. de la Luz and all of our common stock that Ms. de la Luz then owned, an additional 2,250,000 shares.

Pursuant to the terms of the Split-Off, Ms. de la Luz agreed to indemnify us and our officers and directors against any third party claims relating to the Legacy Business.

As of August 15, 2008, Ms. de la Luz is no longer a stockholder in the Company.

In conjunction with the Split-Off Agreement and effective as of August 15, 2008, we entered into a General Release Agreement with Split-Off Sub and Ms. de la Luz, whereby Split-Off Sub and Ms. de la Luz pledged not to sue us from any and all claims, actions, obligations, liabilities and the like, incurred by Split-Off Sub or Ms. de la Luz arising from any fact, event, transaction, action or omission that occurred or failed to occur on or prior to August 15, 2008 and related to the Legacy Business.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on business, financial condition or operating results.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

Below are the names and certain information regarding the Company’s current executive officers and directors:

Name	Age	Title	Date First Appointed

Nadine C. Smith	52	Director and Chairman of the Board, Vice President and Interim Chief Financial Officer	February 7, 2008

Andres Gutierrez Rivera	51	President, Chief Executive Officer and Director	June 1, 2008

Jose Fernando Montoya Carrillo	56	Director	October 15, 2008

Jaime Navas Gaona	70	Director	July 23, 2008

Jaime Ruiz Llano	55	Director	July 1, 2008

Richard G. Stevens	63	Director	July 23, 2008

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified.  Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors.

Biographical resumes of each officer and director of the Company are set forth below.

Nadine C. Smith became a director and our Chairman of the Board of Directors on February 7, 2008. On February 19, 2008, Ms. Smith was appointed our Vice President and on June 1, 2008 she assumed the positions of Interim Chief Financial Officer and Interim Treasurer.  Ms. Smith serves as a director of WaferGen Bio-systems, Inc., a publicly held company engaged in the development, manufacture and sales of systems for gene expression, genotyping and stem cell research, headquartered in Fremont, California.  She also serves as Chairman of the Board of Loreto Resources Corporation, a publicly held, early stage independent company that plans to be involved in the mining sector in South America.  Ms. Smith has previously served as a director of Gran Tierra Energy, Inc., an oil and gas exploration and production company operating in South America, Patterson-UTI Energy Inc. and American Retirement Corporation, all public companies. Ms. Smith has been a private investor and business consultant since 1990.

Andres Gutierrez Rivera was appointed our President and Chief Executive Officer on June 1, 2008.  Mr. Gutierrez was most recently (from January 2007 to June 2008) the senior executive of Lewis Energy Colombia Inc.  In this role he was responsible for all aspects of Lewis Energy’s operational management and its business development initiatives in Colombia.  Prior to joining Lewis Energy, Mr. Gutierrez was briefly a consultant with Upside Energy & Mining Services, in charge of the execution of various consulting projects related to the oil and gas divisions of several multinational companies.

From 2001 to 2006, Mr. Gutierrez was employed with Hocol, S.A., an oil and gas E&P company based in Bogotá, Colombia with operations in Colombia and Venezuela.  From 2004, Mr. Gutierrez served as one of three Vice Presidents reporting directly to the President of Hocol, S.A.  As Vice President Finance Administration, Human Talent and Operations, Mr. Gutierrez participated in defining Hocol’s long term strategy and company direction.  In 2005, Mr. Gutierrez participated in the development and execution of the divestiture of Hocol to Maurel & Prom for approximately $460 million.

Mr. Gutierrez obtained a bachelor degree in Civil Engineering from the Escuela Colombia de Ingenieria in 1982 in Bogotá, Colombia and a MSCE from Georgia Institute of Technology in March 1985 in Atlanta, Georgia.

Jose Fernando Montoya Carrillo began his career in the oil and gas industry 27 years ago at Shell and held various management positions over 19 years with the company and its Latin American subsidiaries. During this time, Mr. Montoya’s positions included Corporate Planning and Business Development Manager, Operations Manager, Oil Marketing Director and General Manager of Shell Downstream Paraguay.

In 1997, Mr. Montoya joined Hocol S.A. (a Colombian company previously owned by Shell) where he held various executive management positions, including Business Development Manager, Chief Financial Officer, Chief Operating Officer, President and Chief Executive Officer until September 2007. Mr. Montoya continued to be a board member and consultant to the management of Hocol S.A., a subsidiary of the French group Maurel & Prom (M&P) until September 2008. Mr. Montoya is currently a partner-owner of the energy consultant firm Upside - Energy and Marketing Services and a founding partner of The Leadership and Management Center. Both of these companies are located in Bogotá, Columbia.

Mr. Montoya holds a Bachelors Degree in Chemistry Engineering from the National University of Colombia.

Jaime Navas Gaona began his career as a geologist with Exxon in Colombia, where he was employed for 27 years, serving in a number of capacities including Exploration Manager.  Mr. Navas retired from Exxon as Production Geology Manager in 1992.  From 1993 to 1996, Mr. Navas worked as Senior Exploration Advisor with Maxus Energy in Bolivia.

From 1998 to 2002, Mr. Navas was a member of the Strategic Team and Mentor of the Exploration and New Ventures teams for Hocol, S.A.  Mr. Navas was one of five members of Hocol’s Management Team, accountable for the overall business results of the company. His responsibilities at Hocol included the development and implementation of strategies for the achievement of Hocol’s exploration goals and objectives, collaboration in managing government relations and securing approvals for the company’s exploration activities.

In 2002, Mr. Navas co-founded AGN-Exploration, an exploration consulting firm based in Bogotá, Colombia, where he currently acts as the company’s President.  In 2005, Mr. Navas was appointed as one of the five members of the Investment Committee of LAEFM (Latin America Enterprise Fund Manager), the first hydrocarbon investment fund established in Colombia.

Mr. Navas holds a Masters in Science of Petroleum Geology from the Colorado School of Mines and a degree in Geology and Geophysics from Universidad Nacional, Bogotá, Colombia.

Jaime Ruiz Llano became our director on July 1, 2008.  Mr. Ruiz has been involved in government affairs in Colombia for the past 20 years.  Mr. Ruiz has held various high level government positions throughout his career.  In 1991, Mr. Ruiz was elected as a Senator in the Colombian Congress. He served in that capacity until 1994.  From 1998 to 1999, Mr. Ruiz held the position of Director for the Colombian National Planning Department, the government entity controlling the national budgeting and government planning strategies; in 1999 he served as Special Presidential Advisor for Government Affairs to the President of Colombia.

From 2000 to 2002, Mr. Ruiz served as Executive Director - Member of the Board of Directors of the World Bank.  The Executive Directors oversee the World Bank’s business, including approval of loans and guarantees, new policies, the administrative budget, country assistance strategies and borrowing and financial decisions.

In 2006, Mr. Ruiz served as Deputy Chief of Mission in the Colombian embassy in Washington, D.C. During the periods when he was not serving in the Colombian government, Mr. Ruiz held the position of President of his family-owned construction business.  Additionally, Mr. Ruiz has served on the Board of Directors of Ecopetrol, Colombia’s state-run oil company.

Mr. Ruiz received a Masters in Civil Engineering from the University of Kansas and a Masters in Development Studies from the Institute of Social Studies, The Hague, The Netherlands.

Richard G. Stevens is the founder and managing director of Hunter Stevens, a professional services firm that Mr. Stevens organized in 1995.  Prior to forming Hunter Stevens, Mr. Stevens served as a partner with Ernst & Young LLP and Coopers & Lybrand LLP (now known as PricewaterhouseCoopers, LLP), both of which are public accounting firms.

Since 2006, Mr. Stevens has been a director of Chordiant Software, Inc. and currently is their lead independent director.  Mr. Stevens previously served as Chairman of the Audit Committee of Verity, Inc., a software firm based in Sunnyvale, CA and at Pain Therapeutics, Inc., a bioscience company in South San Francisco.

Mr. Stevens holds a Bachelor of Science Degree with honors from the University of San Francisco, and is a licensed Certified Public Accountant in the States of California and New York, and a Certified Fraud Examiner.

Non-Executive Senior Management

The following sets forth information regarding certain of our senior managers:

Exploration Manager - Mr. Carlos Lombo:  Carlos Lombo has more than 23 years of oil and gas industry experience. Mr. Lombo was most recently an external geological consultant (from 2003 to 2008) with numerous oil and gas companies and government entities including: Occidental Petroleum Colombia (OXY), Nexen Petroleum, Ecopetrol, ANH, and Solana Resources Ltd amongst many others. As a consultant, Mr. Lombo was responsible for all aspects of seismic interpretation, prospect and geological evaluations, assessment of exploration opportunities and other tasks. Prior to this period, Mr. Lombo was an Exploration Geologist Project Manager with Ecopetrol, the Colombia, state-owned oil and gas company, from 1986 to 2003. Mr. Lombo served over 17 years in this capacity, working extensively throughout every basin of the Colombian topography across numerous exploration projects. Mr. Lombo earned a Bachelor of Arts degree in Mathematics from the District University in Bogotá and a Masters degree in Geology from the National University of Colombia.

Production and Operations Manager – William Giron:  Mr. Girón brings over 26 years of oil and gas experience to La Cortez. Most recently, from 2007 to date, Mr. Girón was the Production Manager for Hocol’s Magdalena Valley assets where he was responsible for production in excess of 18,000 BOED (Barrels of Oil Equivalent per day), a capital expenditure budget exceeding $130 million, and relationships with Ecopetrol, the Colombian state-controlled oil company, the Colombian Ministry of Mines, local government officials and third party private partners. Mr. Girón also performed in other capacities at Hocol as field asset manager for the heavy crude oil of La Hocha field, as a reservoir engineer and a field development manager.

Prior to joining Hocol, Mr. Girón was employed by Texas Petroleum Company (Texaco) from 1982 to 1995. He was an independent consultant from 1996 to 1997. At Texaco, Mr. Girón held various posts as a production and reservoir engineer and as an assistant superintendent. He was involved in activities including budgeting and planning, reservoir management, production enhancement and pipeline operations management. Mr. Girón has a B.S. in Petroleum Engineering from the Universidad de America in Bogotá.

Business and Technical Advisors

We expect to recruit a number of experienced and highly regarded professionals to provide advice to us in their areas of specialization or expertise. These advisors will enter into agreements with us to serve for fixed terms ranging from one to three years. We will generally grant these advisors options to purchase our Common Stock as partial payment for their services. In addition, these advisors will receive cash compensation in connection with services rendered and will be reimbursed for their reasonable out-of-pocket expenses.

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “Independent Directors.”  Nevertheless, our Board of Directors has determined that four of our six directors, Messrs. Ruiz Llano, Navas Gaona, Stevens and Montoya Carrillo, including all of our audit committee members (see below), are “independent” within the definition of independence provided in the Marketplace Rules of The Nasdaq Stock Market.

Board Meetings and Attendance

Our Board held eight meetings (including regularly scheduled and special meetings) during the year ended December 31, 2009.  There was a quorum present for each of our Board meetings held during the fiscal year ended December 31, 2009.

Board Committees

Our Board currently maintains a standing audit committee and an evaluation and reserves committee.

Audit Committee

Our Board of Directors, by unanimous consent, established an audit committee (the “Audit Committee”) in October 2008.  The initial members of this committee are Messrs. Montoya, Ruiz and Stevens.  Our Board of Directors has determined that Mr. Stevens is an “audit committee financial expert”, as defined in Item 407 of Regulation S-K, and is the Chairman of the Audit Committee.  Although the Audit Committee has not yet adopted a formal charter, the Board resolution establishing the Audit Committee authorized the Audit Committee to operate with the customary responsibilities and authority typically granted to a public company audit committee.  During the fiscal year ended December 31, 2009, the Audit Committee held five meetings. There was a quorum present for each of our Audit Committee meetings held during the fiscal year ended December 31, 2009.

Evaluation and Reserves Committee

In October 2008, our Board of Directors, by unanimous consent, also established an evaluation and reserves committee.  The initial members of this committee are Messrs. Gutierrez, Montoya and Navas.  This committee was established to, among other things, fulfill the Board’s oversight responsibilities with respect to evaluating and reporting on our oil and gas reserves and reviewing and approving non-binding proposals, indications of interest, bids, memoranda of understanding and the like with respect to potential business prospects of and investments and acquisitions by us.  The evaluation and reserves committee currently does not operate under a charter although its authority and powers has been enumerated by the Board.

Other Committees

The Company currently has not established an executive committee, a compensation committee or a nominating committee.  We are not a “listed company” under SEC rules and are therefore not required to have a compensation committee or a nominating committee.

Compensation Committee

Our Board of Directors believes that it is not necessary to have a standing compensation committee at this time.  Because of the early stage of our development and our limited operations, the functions of such committee are adequately performed by the Board of Directors.  Currently, the non-management members of our Board of Directors administer and approve all elements of compensation and awards for our executive officers. These independent members of our Board have the responsibility to review and approve the business goals and objectives relevant to each executive officer’s compensation, evaluate individual performance of each executive in light of those goals and objectives, and determine and approve each executive’s compensation based on this evaluation.

Shareholder Communications

Currently, we do not have a policy with regard to the consideration of any director candidates recommended by security holders.  To date, no security holders have made any such recommendations.

Code of Ethics

We have adopted a written code of ethics (the “Code of Ethics”) that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We believe that the Code of Ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.  To request a copy of the Code of Ethics, please make written request to our President, c/o La Cortez Energy, Inc. at Calle 67 #7-35, Oficina 409, Bogotá, Colombia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock known by us as of February 22, 2010 by:

•	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse.

Unless otherwise indicated in the following table, the address for each person named in the table is c/o La Cortez Energy, Inc., Calle 67 #7-35, Oficina 409, Bogotá, Colombia.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percent of Class (2)

Nadine C. Smith 1266 1st Street, Suite 4 Sarasota, FL 34236	Common Stock	3,078,334	(3)	11.7%

Andres Gutierrez Rivera	Common Stock	408,334	(4)	1.6%

Jose Fernando Montoya Carrillo	Common Stock	333,334	(5)	1.3%

Jaime Navas Gaona	Common Stock	33,334	(6)	* %

Jaime Ruiz Llano	Common Stock	33,334	(7)	* %

Richard G. Stevens	Common Stock	33,334	(6)	* %

All directors and executive officers as a group (6 persons)	Common Stock	3,920,004		14.6%

Professional Trading Services SA Gerbergasse 5 CH 8001 Zurich, Switzerland	Common Stock	2,600,000	(8)	9.8%

Asset Protection Fund Ltd.	Common Stock	2,250,000	(9)	8.4%
3076 Sir Francis Drake’s Highway
Road Town, Tortola, BVI

Clarion Finanz AG	Common Stock	1,590,000	(10)	6.0%
Gerbergasse 5
CH 8001 Zurich, Switzerland

LW Securities, Ltd. Centro San Ignacio, Torre Copernico Piso 7, Ofic 702, Urb. La Castellana Caracas, Venezuela	Common Stock	1,500,000	(11)	5.6%

Bernard L. Schwartz 944 5th Ave. New York, NY 10021	Common Stock	1,500,000	(11)	5.6%

* Less than 1%.
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of February 22, 2010 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentage based upon 26,000,243 shares of our common stock outstanding as of February 22, 2010.

(3)
Includes 360,000 shares of our common stock issuable within 60 days upon the exercise of warrants.  Includes 58,334 shares of our common stock issuable within 60 days upon the exercise of vested options granted under our 2008 Equity Incentive Plan; does not include 116,666 shares of our common stock issuable upon the exercise of options granted under the 2008 Equity Incentive Plan, which vest in two equal annual installments beginning on July 1, 2010.

(4)
Includes 25,000 shares of our common stock issuable within 60 days upon the exercise of warrants.  Includes 333,334 shares of our common stock issuable within 60 days upon the exercise of vested options granted under our 2008 Equity Incentive Plan; does not include 666,666 shares of our common stock issuable upon the exercise of options granted under the 2008 Equity Incentive Plan, which vest in two equal annual installments beginning on July 1, 2010.

(5)
Includes 200,000 shares of our common stock held by Jade & Adamo Associates (“JAA”) and 100,000 shares of our common stock issuable within 60 days upon the exercise of warrants held by JAA.  Mr. Montoya owns sixty-five percent (65%) of JAA and disclaims beneficial ownership of thirty-five percent (35%) of our common stock held by and issuable to JAA.  Includes 33,334 shares of our common stock issuable within 60 days upon the exercise of options granted under our 2008 Equity Incentive Plan; does not include 66,666 shares of our common stock issuable upon the exercise of options granted under the 2008 Equity Incentive Plan, which vest in two equal annual installments beginning on November 7, 2010.

(6)
Includes 33,334 shares of our common stock issuable within 60 days upon the exercise of vested options granted under our 2008 Equity Incentive Plan; does not include 66,666 shares of our common stock issuable upon the exercise of options granted under the 2008 Equity Incentive Plan, which vest in two equal annual installments beginning on July 23, 2010.

(7)
Includes 33,334 shares of our common stock issuable within 60 days upon the exercise of vested options granted under our 2008 Equity Incentive Plan; does not include 66,666 shares of our common stock issuable upon the exercise of options granted under the 2008 Equity Incentive Plan, which vest in two equal annual installments beginning on July 1, 2010.

(8)	Includes 650,000 shares of our common stock issuable within 60 days upon the exercise of warrants.

(9)	Includes 750,000 shares of our common stock issuable within 60 days upon the exercise of warrants.

(10)	Includes 280,000 shares of our common stock issuable within 60 days upon the exercise of warrants.

(11)	Includes 750,000 shares of our common stock issuable within 60 days upon the exercise of warrants.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation paid or accrued by us during the last two fiscal years ended December 31, 2009 to (i) all individuals that served as our principal executive officer or acted in a similar capacity for us at any time during the fiscal year ended December 31, 2009; (ii) all individuals that served as our principal financial officer or acted in a similar capacity for us at any time during the fiscal year ended December 31, 2009; and (iii) all individuals that served as executive officers of ours at any time during the fiscal year ended December 31, 2009 that received annual compensation during the fiscal year ended December 31, 2009 in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Non- qualified Deferred Compen-sation Earnings ($)	All Other Compensation ($)	Total ($)
Andres Gutierrez Rivera,	2009	250,000	125,000	0	261,221	0	0	0	636,221
Chief Executive Office (2)	2008	145,833	72,915	0	130,969	0	0	0	349,717

Nadine C. Smith, Vice	2009	0	0	0	45,714	0	0	0	45,714
President and Interim Chief	2008	0	0	0	22,919	0	0	0	22,919
Financial Officer (3)

(1)	Option Awards expense as reported here and in our financial statements has been recorded in accordance with SFAS 123(R), “Share-Based Payment.”

(2)
Effective June 1, 2008, Mr. Gutierrez was appointed our President and Chief Executive Officer.  No cash bonuses have yet been paid to Mr. Gutierrez for 2008 or 2009, however, we have accrued bonus payables for each such year in the indicated amounts.

(3)
Ms. Smith was appointed Interim Chief Financial Officer on June 1, 2008.  Ms. Smith receives no compensation in her capacities as Vice President and Interim Chief Financial Officer.  However, for accounting purposes, we imputed compensation of $0 and $23,333 for her contributed services for the years ended December 31, 2009 and 2008.  The Option Awards value reflects option grants made to Ms. Smith in her capacity as director and Chairman.

We have not issued any stock options or maintained any stock option or other incentive plans other than our 2008 Equity Incentive Plan. (See “Stock Option Plans” below.) We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

We are paying Mr. Gutierrez Rivera for his services to us as President and Chief Executive Officer according to his employment agreement with us.  We have no other contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers listed above, other that our Board approved director compensation plan which includes the reimbursement to all directors of reasonable out-of-pocket expenses incurred in attending Board of Directors and committee meetings.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options held by the Company’s Named Executive Officers at December 31, 2009.

Option Awards
Name and Principal Position	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option plan exercise price ($)	Option expiration date

Andres Gutierrez Rivera, Chief Executive Officer	333,334	-	666,666	$2.20	July 1, 2018

Nadine Smith, Vice President and Interim Chief Financial Officer (1)	58,334	-	116,666	$2.20	July 1, 2018

(1)
Ms. Smith receives no compensation in her capacities as Vice President and Interim Chief Financial Officer.  The Option Awards value reflects option grants made to Ms. Smith in her capacity as director and Chairman.

Equity Compensation Plan Information

The following table sets forth information about the Company’s equity compensation plans as of December 31, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	2,451,667	$2.12	1,548,333

Equity compensation plans not approved by security holders	-	-	-

Total	2,451,667	$2.12	1,548,333

Employment Agreements with Executive Officers

The Company has entered into an employment agreement effective as of June 1, 2008 (the “Employment Agreement”) with Andres Gutierrez pursuant to which Mr. Gutierrez was appointed as our President and Chief Executive Officer, with the following terms:

Pursuant to the Employment Agreement, Mr. Gutierrez’s base annual compensation has been set at $250,000, which amount shall be paid in accordance with our customary payroll practices and may be increased annually at the discretion of the Board. This annual compensation shall be paid in equal monthly installments in Colombian Pesos (“COP”).  The exchange rate used to calculate Mr. Gutierrez’s monthly salary payment will be calculated each month and shall neither exceed a maximum of COP 2,400 nor be less than a minimum of COP 1,600. This minimum/maximum range will be adjusted at the end of each calendar year based upon changes in the consumer price index in Colombia.

In addition, Mr. Gutierrez is eligible to receive an annual cash bonus of up to fifty percent (50%) of his applicable base salary. Mr. Gutierrez’s annual bonus (if any) shall be in such amount (up to the limit stated above) as the Board may determine in its sole discretion, based upon Mr. Gutierrez’s achievement of certain performance milestones to be established annually by the Board in discussion with Mr. Gutierrez (the “Milestones”). For the first year of employment, in the event the Board and Mr. Gutierrez are unable to agree to Milestones acceptable to both, the amount of Mr. Gutierrez’s bonus shall be determined by the Board on a discretionary basis.  No Milestones have yet been established for the year ending December 31, 2009.  As of December 31, 2009, we had accrued a bonus payable to Mr. Gutierrez in the amount of $197,915.  Of such amount, $72,915 and $125,000 relate to Mr. Gutierrez’s performance during fiscal 2008 and 2009, respectively.

On July 1, 2008, and in accordance with his employment agreement, we granted Mr. Gutierrez an option to purchase an aggregate of 1,000,000 shares of our Common Stock under our 2008 Equity Incentive Plan. This option vests in three equal annual installments beginning on June 1, 2009 and is exercisable at a price equal to the fair market value our Common Stock on the date of grant, as determined by the Board.

The initial term of the Employment Agreement expired on June 1, 2009; however, the Employment Agreement automatically renews for additional one (1) year terms thereafter, unless either party provides notice to the other party of its intent not to renew such Employment Agreement not less than thirty (30) days prior to the expiration of the then-current term or unless the Employment Agreement is terminated earlier in accordance with its terms. No such notice was provided prior to the end of the initial one year term.

In the event of a termination of employment “without cause” by the Company during the first 12 months following June 1, 2008, Mr. Gutierrez shall receive: (i) twelve (12) months of his base salary; plus (ii) to the extent the Milestones are achieved or, in the absence of Milestones, the Board has, in its sole discretion, otherwise determined an amount for Mr. Gutierrez’s bonus for the initial 12 months of his employment, a pro rata portion of his annual bonus for the initial 12 months of his employment, to be paid to him on the date such annual bonus would have been payable to him had he remained employed by the Company; plus (iii) any other accrued compensation and Benefits, as defined in the Employment Agreement. In the event of a termination of employment by Mr. Gutierrez for “good reason”, as defined in the Employment Agreement, Mr. Gutierrez shall receive: (i) twelve (12) months of his then in effect base salary, subject to his compliance with the non-competition, non-solicitation and confidentiality provisions of the Employment Agreement. All of the foregoing shall be payable in accordance with the Company’s customary payroll practices then in effect.

Further, in the event of the termination of Mr. Gutierrez’s employment in connection with a Change of Control, as defined in the Employment Agreement, without cause by the Company within 12 months of the Effective Date, or by Mr. Gutierrez for good reason, any options then held by Mr. Gutierrez that have not already vested in accordance with their terms shall immediately vest and become exercisable as of the date of such termination and Mr. Gutierrez shall have nine (9) months from the date of termination to exercise any or all such options.

The Employment Agreement also provides that Mr. Gutierrez shall not: (i) during his employment and for a period of one (1) year following the termination of his employment, unless such employment is terminated by us for cause or by him for no reason, directly or indirectly engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any business the same as or substantially similar to the business of the Company or to the business currently proposed to be engaged in or conducted by the Company and/or any of its affiliates, including its Colombia subsidiary, in South America or included in the future strategic plan of the business of the Company, anywhere within the United States of America or South America; provided, however, that Mr. Gutierrez may own less than 5% of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) including those engaged in the oil and gas business, other than any such enterprise with which the Company competes or is currently engaged in a joint venture, if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act; (ii) during his employment and for a period of one (1) year following the termination of his employment, solicit any of our current and/or future employees to leave our employ, or solicit or attempt to take away any customers of the Company or any of its affiliates; or (iii) during his employment and thereafter, disclose, directly or indirectly, any confidential information of the Company to any third party, except as may be required by applicable law or court order, in which case the executive must promptly notify the Company so as to allow it to seek a protective order if the Company so elects.

The employment agreement with Mr. Gutierrez including its terms of compensation were negotiated in an arm’s length transaction between Mr. Gutierrez and us and was approved by Ms. Smith our Chairman and sole director at the time of Mr. Gutierrez’s hire.

Compensation of Non-Employee Directors

Our Board of Directors currently consists of four non-employee directors and two executive officers.  We do not provide cash or incentive compensation for the services of executive officers as directors.  Our Board of Directors, on July 23, 2008, approved a compensation package for our non-employee directors1. This compensation package provides for the grant of stock options to purchase 100,000 shares of our Common Stock to each new non-employee director upon his or her appointment or election to the Board of Directors. These options will have an exercise price equal to or greater than the fair market value of the Common Stock on the date of grant of an option award and will fully vest in equal, one-third installments over three years. In addition, each non-employee director will receive annual cash compensation of $12,000.  The chairman of the Audit Committee will also receive additional annual compensation of $15,000 and the chairmen of the Compensation, Reserves and Nominating and Corporate Governance Committees of our Board of Directors will also each receive additional annual cash compensation of $5,000. Each non-employee director will receive $1,000 for attendance at each committee meeting of the Board of Directors, or $500 for telephonic attendance. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board of Directors and committee meetings.

Until we establish a compensation committee, amendments to our director compensation package must be approved by a majority of our independent directors.

The following table sets forth information regarding compensation accrued to the Company’s non-employee directors for the year ended December 31, 2009.

Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards (1) ($)	Non-equity incentive plan compen- sation ($)	Nonqualified deferred compensation earnings ($)	All other compen- sation ($)	Total ($)

Jose Fernando
Montoya Carrillo	$3,500	$-	$26,582	$-	$-	$-	$30,082
Jaime Navas Gaona	$4,250	$-	$27,126	$-	$-	$-	$31,376
Jaime Ruiz Llano	$3,500	$-	$26,122	$-	$-	$-	$29,622
Richard G. Stevens	$7,250	$-	$27,126	$-	$-	$-	$34,376

(1)	Option awards expense as reported here and in our financial statements has been recorded in accordance with SFAS 123(R), “Share-Based Payment.”

[10]	On July 23, 2008, our Board of Directors approving our non-director compensation plan consisted of Nadine Smith, Andres Gutierrez, Jaime Ruiz and Richard Stevens.

Stock Option Plans

The Board of Directors and stockholders of the Company adopted the 2008 Equity Incentive Plan on February 7, 2008 and the Board of Directors approved an amendment and restatement of the 2008 Equity Incentive Plan on November 7, 2008.  The 2008 Equity Incentive Plan, as amended and restated, reserves a total of 4,000,000 shares of our common stock for issuance under the Plan.  Our stockholders approved the increase in reserved shares from 2,000,000 to 4,000,000 as of October 12, 2009.  If an incentive award granted under the 2008 Equity Incentive Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2008 Equity Incentive Plan.

Shares which may be issued under the 2008 Equity Incentive Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity are not expected to reduce the maximum number of shares available under the Plan.  In addition, the number of shares of our common stock subject to the 2008 Equity Incentive Plan, any number of shares subject to any numerical limit in the Plan, and the number of shares and terms of any incentive award are expected to be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Administration

It is expected that the Compensation Committee of the Board of Directors, or the Board of Directors in the absence of such a committee, will administer the 2008 Equity Incentive Plan.  Subject to the terms of the 2008 Plan, the Compensation Committee would have complete authority and discretion to determine the terms of awards under the 2008 Equity Incentive Plan.

Grants

The 2008 Equity Incentive Plan authorizes the grant of nonqualified stock options, incentive stock options, restricted stock awards, performance grants and stock appreciation rights, as described below:

Options granted under the 2008 Equity Incentive Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share.  The exercise price for shares of common stock covered by an option cannot be less than the fair market value of the common stock on the date of grant unless agreed to otherwise at the time of the grant.  The compensation committee, or the Board of Directors in the absence of such a committee, may also grant options with a reload feature.

Restricted stock awards may be awarded on terms and conditions established by the Compensation Committee, which may include the lapse of restrictions on the achievement of one or more performance goals.

Stock appreciation rights (“SARs”) entitle the participant, upon exercise of the SAR, to receive a distribution in an amount equal to the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR.

Duration, Amendment and Termination

The Board of Directors is expected to have the power to amend, suspend or terminate the 2008 Equity Incentive Plan without stockholder approval or ratification at any time or from time to time.  No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year.  Unless sooner terminated, the 2008 Equity Incentive Plan would terminate ten years after it is adopted.

Grants to Officers and Directors

On July 1, 2008, the Board approved non-incentive stock option grants under the 2008 Equity Incentive Plan to the officers and directors of the Company and in the amounts listed in the table below.  These options can be exercised at a price of $2.20 per share, the fair market value of the Company’s common stock on the date of grant, as determined by the Board, vest over three years from the date of grant and expire after ten years.

Name of Optionee	Number of Shares

Andres Gutierrez	1,000,000
Jaime Ruiz	100,000
Nadine C. Smith	175,000

On July 23, 2008, the Board approved non-incentive stock option grants under the 2008 Equity Incentive Plan to the officers and directors of the Company and in the amounts listed in the table below.  These options can be exercised at a price of $2.47 per share, vest over three years from the date of grant and expire after ten years.

Name of Optionee	Number of Shares

Jaime Navas Gaona	100,000
Richard G. Stevens	100,000

On November 7, 2008, the Board approved non-incentive stock option grants under the 2008 Equity Incentive Plan to purchase 100,000 shares of its common stock to Jose Fernando Montoya, its newly appointed director. These options vest pro-rata in three annual installments beginning on the first anniversary of the date of grant and have a 10 year term. These options can be exercised at a price of $1.71 per share, vest over three years from the date of grant and expire after ten years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below and in this prospectus, there have been no transactions, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years and in which any of our directors, executive officers or beneficial holders of more than 5% of our outstanding common stock, or any of their respective immediate family members, has had or will have any direct or material indirect interest.

On June 16, 2007, May 17, 2007 and July 28, 2006, our former president, chief executive officer and majority stockholder, Ms. de la Luz, advanced $10,000, $2,700 and $2,000, respectively, to us for working capital purposes. These advances carried no interest rate and were contributed to the Company as of June 30, 2008.  As of August 15, 2008, we completed the Split-Off of the Legacy Business to Ms. de la Luz in exchange for 11,250,000 shares of our Common Stock which she surrendered to us.

On February 7, 2008, we sold 1,150,000 shares of our restricted common stock to our Chairman, Nadine C. Smith, in consideration of cash in the amount of $0.05 per share, for a total of $11,500.

On March 14, 2008, we closed our 2008 private placement in which we sold 500,000 shares of our restricted common stock to our Chairman, Nadine C. Smith, in consideration of cash in the amount of $1.00 per share, for a total of $500,000.

On September 10, 2008, we closed our 2008 unit offering in which we sold 400,000 units to our Chairman, Nadine C. Smith, and 50,000 units to our President and Chief Executive Officer, Andres Gutierrez Rivera, in consideration of cash in the amount of $1.25 per unit, for a total of $500,000 and $62,500, respectively.  As part of this closing, we also sold 200,000 units to Jade & Adamo Associates, in consideration of cash in the amount of $1.25 per unit, for a total of $250,000.  Jose Fernando Montoya Carrillo, one of our directors, owns sixty-five percent (65%) of Jade & Adamo Associates and disclaims beneficial ownership of thirty-five percent (35%) of the units held by Jade & Adamo Associates.

On June 19, 2009, as part of the initial closing of our June 2009 unit offering, we sold 160,000 units to our Chairman, Nadine C. Smith, in consideration of cash in the amount of $1.25 per unit, for a total of $200,000.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. All selling stockholders who are broker-dealers are deemed to be underwriters. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	transactions other than on these exchanges or systems or in the over-the-counter market;
●	through the writing of options, whether such options are listed on an options exchange or otherwise;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock. None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will file a post-effective amendment to the registration statement. If the selling stockholders use this prospectus for any sale of the shares of our common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Our common stock is currently quoted on the OTCBB and trades below $5.00 per share; therefore, the common stock is considered a “penny stock” and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of the common stock and reducing the liquidity of an investment in the common stock.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our amended and restated Articles of Incorporation provide for the issuance of 310,000,000 shares of capital stock, of which 300,000,000 are shares of common stock, par value $0.001 per share, and 10,000,000 are blank-check preferred stock, par value $0.001 per share.

Equity Securities Issued and Outstanding

As of February 22, 2010, there were issued and outstanding:

•	26,000,243 shares of our common stock;

•	Options to purchase 2,451,667 shares of our common stock of which 840,563 options are currently exercisable; and

•	Warrants to purchase 8,932,900 shares of our common stock, all of which warrants are currently exercisable.

Description of Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation.

Holders of our common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share of our common stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to our common stock.

Description of Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, none of which as of the date hereof is designated or outstanding.  Our Board of Directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series.  Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of preferred stock will be determined by our Board of Directors, without the necessity of obtaining approval of the stockholders.

Description of Options

The Board of Directors and stockholders of the Company adopted the 2008 Equity Incentive Plan on February 7, 2008 and the Board of Directors approved an amendment and restatement of the 2008 Equity Incentive Plan on November 7, 2008.  The 2008 Equity Incentive Plan, as amended and restated, reserves a total of 4,000,000 shares of our common stock for issuance under the 2008 Equity Incentive Plan.  Our stockholders approved the increase in reserved shares from 2,000,000 to 4,000,000, as of October 12, 2009.  If an incentive award granted under the 2008 Equity Incentive Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2008 Equity Incentive Plan.

As of February 22, 2010, we had outstanding nonqualified stock options to purchase 2,451,667 shares of our common stock under the 2008 Equity Incentive Plan, with a weighted average exercise price of $2.12 per share.  For all option grants, our Board of Directors set the exercise price of the options at a price equal to or greater than the fair market value of our common stock on the date of grant of the options.  Most of the options under the 2008 Equity Incentive Plan vest pro-rata in three annual installments beginning on the first anniversary of the date of grant and have a 10 year term.

We may grant options to purchase up to an additional 1,548,333 shares of common stock pursuant to the 2008 Equity Incentive Plan.  See “Executive Compensation – Stock Option Plans” above, and “Shareholders’ Equity – Stock Option Awards” in Note 5 to the Condensed Consolidated Financial Statements for the periods ended September 30, 2009 and 2008 and in Note 6 to the Consolidated Financial Statements for the years ended December 31, 2008 and 2007.

Description of Warrants

There are currently warrants to purchase 8,932,900 shares of our common stock, of which 8,932,900 are currently exercisable, as follows:

Number of Shares	Exercise Price	Expiration Date
285,714	$3.00	January 28, 2013
714,286	$3.00	December 29, 2012
2,392,400	$2.25	September 9, 2013
5,000	$2.05	February 15, 2014
4,860,000	$2.00	June 18, 2014
450,000	$1.25	June 18, 2014
205,000	$2.00	July 30, 2014
20,500	$1.25	July 30, 2014
8,932,900

All of these warrants, at the option of the holders, may be exercised by cash payment of the exercise price, or (except for the 5,000 warrants expiring on February 15, 2014) by “cashless exercise” if we default in honoring the piggyback registration rights that are attached to the shares of our common stock underlying the warrants.  A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to such aggregate exercise price. We will not receive additional proceeds to the extent that warrants are exercised by cashless exercise.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

Registration Rights

We have entered into a registration rights agreement, dated as of December 29, 2009 with the investors whose subscriptions were accepted by us in the initial closing of the second 2009 unit offering.  Upon each subsequent closing, if any, each additional investor in this offering will become party to such registration rights agreement as an additional “Purchaser” thereunder.  Under this registration rights agreement, we will provide “piggyback” registration rights, applicable (with certain exceptions) to registration statements initially filed in the future, for the securities purchased in this offering.  The holders of a majority of the securities purchased in this offering will have the right to demand a registration of those shares if we do not file a registration statement with the SEC on Form S-1, or such other form as shall be available to register for resale the securities, or complete a listing of our common stock on a United States or Canadian national securities exchange within 180 days of the final closing of this offering, and we will use commercially reasonable efforts to cause such registration statement to be declared effective.

At the closing of the June 2009 unit offering, we entered into a registration rights agreement, under the terms of which we committed to file with the SEC a registration statement, and to use commercially reasonable efforts to cause such registration statement to become effective no later than 240 days after the final closing of the June 2009 unit offering, which took place on July 31, 2009. We also agreed to use commercially reasonable efforts to maintain the effectiveness of this registration statement through the first anniversary of the date it is declared effective by the SEC, or until Rule 144 under the Securities Act is available to investors in the June 2009 unit offering with respect to all of their shares, whichever is earlier.

Under this registration rights agreement, we have agreed to pay monetary penalties to these investors equal to one percent (1%) of the gross proceeds of the June 2009 unit offering for each full month that the registration statement is late in being declared effective; provided, that in no event shall the aggregate of any such penalties exceed ten percent (10%) of the gross proceeds of the June 2009 unit offering.  No penalties shall accrue with respect to any shares of common stock removed from the registration statement in respect to a comment from the SEC limiting the number of shares of common stock which may be included in the registration statement.  The holders of any common stock removed from the registration statement as a result of a comment from the SEC shall continue to have “piggyback” registration rights with respect to these shares.

Additionally, investors in the June 2009 unit offering are entitled to “piggyback” registration rights for the shares of common stock underlying the warrants included in the units issued in the June 2009 unit offering. Also, certain agents are entitled to “piggyback” registration rights with respect to shares of common stock underlying agent warrants they have received in connection with their placement of units sold in the June 2009 unit offering.

Investors in the 2008 unit offering were granted “piggyback” registration rights for the shares of common stock included in the units and the shares of common stock issuable upon exercise of the warrants included in the units sold in the 2008 unit offering.  Additionally, these investors were granted contingent “demand” registration rights, with respect to the shares of common stock included in the Units, that are triggered if the Company does not file a registration statement with the SEC in which the investors can exercise their “piggyback” registration rights by March 10, 2009, six months after the closing of the 2008 unit offering, but only if investors holding a majority of the shares issued in the 2008 unit offering (including shares issuable upon exercise of the warrants contained in the units issued in the 2008 unit offering) request such demand registration in writing.  To date, no such written requests have been made.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada’s control share laws.  A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation.  This control share law may have the effect of discouraging corporate takeovers.  We currently have approximately 400 stockholders.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more.  The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders.  The control share law contemplates that voting rights will be considered only once by the other stockholders.  Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved.  If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares.  The acquiring person is free to sell the shares to others.  If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s Board of Directors approves the combination in advance.  For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation.  The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our Company from doing so if it cannot obtain the approval of our Board of Directors.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.  The transfer agent’s address is 17 Battery Place, New York, New York 10004, and its telephone number is (212) 845-3217.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, New York 10022-5718.

EXPERTS

The consolidated financial statements as of December 31, 2008 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements for the fiscal year ended December 31, 2007, included in this prospectus and in the registration statement have been audited by Cordovano and Honeck LLP, an independent registered public accounting firm, to the extent and for the periods set forth in its report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

After the effectiveness of the registration statement of which this prospectus is a part, we will be required to file annual reports, quarterly reports, current reports and other information with the SEC.  You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC.  The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares offered by this prospectus.  The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment.  This prospectus is part of that registration statement.  This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement.  For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits.  Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement.  You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Nevada Revised Statutes, our directors and officers are not individually liable to us or our stockholders for any damages as a result of any act or failure to act in their capacity as an officer or director unless it is proven that:

●	His act or failure to act constituted a breach of his fiduciary duty as a director or officer; and
●	His breach of these duties involved intentional misconduct, fraud or a knowing violation of law.

Nevada law allows corporations to provide broad indemnification to its officers and directors.  At the present time, our Articles of Incorporation and Bylaws also provide for broad indemnification of our current and former directors, trustees, officers, employees and other agents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

GLOSSARY OF OIL AND GAS TERMS

The following are the meanings of some of the oil and gas industry terms that may be used in this prospectus.

2D seismic data:  (two-dimensional seismic data) Geophysical data that depicts the subsurface strata in two dimensions. A vertical section of seismic data consisting of numerous adjacent traces acquired individually and sequentially.

3D seismic data:  (three-dimensional seismic data) Geophysical data that depicts the subsurface strata in three dimensions. A vertical section of seismic data consisting of multiple closely spaced adjacent traces acquired together.

ANH:  National Hydrocarbon Agency of Colombia (Agencia Nacional de Hidrocarburos)

API gravity scale:  a gravity scale devised by the American Petroleum Institute.

association contract:  Prior to 2003, the type of contract in association with Ecopetrol in Colombia, regulating the exploration, production and development of hydrocarbons. Association contracts give Ecopetrol the right to back-in into any block. After 2003 with the creation of the ANH, Colombia adopted an international E&P contract.

basin: A depression of the earth’s surface into which sediments are deposited, usually characterized by sediment accumulation over a long interval; a broad area of the earth beneath which layers of rock are inclined, usually from the sides toward the center.

block:  Subdivision of an area for the purpose of licensing to a company or companies for exploration/production rights.

BOPD:  Abbreviation for barrels of oil per day, a common unit of measurement for volume of crude oil. The volume of a barrel is equivalent to 42 US gallons.

completion:  The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

concession:  Usually used in foreign operations and refers to a large block of acreage granted to the operator by the host government for a certain time and under certain government conditions which allows the operator to conduct exploratory and/or development operations. The Concession Agreement assures the holder of certain rights under the law.

crude oil: A general term for unrefined petroleum or liquid petroleum.

dry hole:  A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production would exceed production expenses and taxes.

E&P:  Exploration and production.

Ecopetrol:  The Colombian state-controlled oil company.

exploration:  The initial phase in petroleum operations that includes generation of a prospect or play or both, and drilling of an exploration well.  Appraisal, development and production phases follow successful exploration.

exploratory well:  A well drilled to find and produce oil and gas reserves that is not a development well.

field:  An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

formation:  An identifiable layer of rocks named after the geographical location of its first discovery and dominant rock type.

hydrocarbon:  A naturally occurring organic compound comprising hydrogen and carbon. Hydrocarbons can be as simple as methane [CH4], but many are highly complex molecules, and can occur as gases, liquids or solids. The molecules can have the shape of chains, branching chains, rings or other structures. Petroleum is a complex mixture of hydrocarbons. The most common hydrocarbons are natural gas, oil and coal.

lead:  a possible prospect.

operator:  The individual or company responsible for the exploration and/or exploitation and/or production of an oil or gas well or lease.

participation interest:  The proportion of exploration and production costs each party will bear and the proportion of production each party will receive, as set out in an operating agreement.

Perupetro: The Peruvian hydrocarbon agency.

play:  An area in which hydrocarbon accumulations or prospects of a given type occur.

production:  The phase that occurs after successful exploration and development and during which hydrocarbons are drained from an oil or gas field.

prospect:  A specific geographic area, which based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

reservoir:  A subsurface, porous, permeable rock formation in which oil and gas are found.

royalty:  A percentage share of production, or the value derived from production, paid, in cash or kind, from a producing well.

seismic:  Pertaining to waves of elastic energy, such as that transmitted by P-waves and S-waves, in the frequency range of approximately 1 to 100 Hz. Seismic energy is studied by scientists to interpret the composition, fluid content, extent and geometry of rocks in the subsurface. “Seismic,” used as an adjective, is preferable to “seismics,” although “seismic” is used commonly as a noun.

spud, to:  To commence drilling operations.

sunk costs:  Costs that cannot be recovered once they have been incurred.

water cut: The term used in production testing to specify the ratio of water produced compared to the volume of total liquids (water and oil) produced.

West Texas Intermediate (“WTI”):  Light, sweet crude oil with high API gravity and low sulfur content used as the benchmark for U.S. crude oil refining and trading.  WTI is deliverable at Cushing, Oklahoma to fill NYMEX futures contracts for light, sweet crude oil.

working interest:  The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and to receive a share of production.

workover: Remedial work to the equipment within a well, the well pipework, or relating to attempts to increase the rate of flow.

X factor: The payment to the ANH of a percentage of net production revenues over and above the standard royalties.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

OF

LA CORTEZ ENERGY, INC.

Unaudited Condensed Consolidated Financial Statements as of September 30, 2009 and December 31, 2008, and for the Periods Ended September 30, 2009 and September 30, 2008

Condensed Consolidated Balance Sheets (unaudited) - as of September 30, 2009 and December 31, 2008	F-2

Condensed Consolidated Statements of Operations (unaudited) - Three and nine months ended September 30, 2009 and September 30, 2008, and from June 9, 2006 (Inception) through September 30, 2009	F-3

Condensed Consolidated Statements of Changes in Shareholders’ Equity (Deficit) (unaudited) - From June 9, 2006 (Inception) through September 30, 2009	F-4

Condensed Consolidated Statements of Cash Flows (unaudited) - Nine months ended September 30, 2009 and September 30, 2008, and from June 9, 2006 (Inception) through September 30, 2009	F-5

Notes to Consolidated Financial Statements (unaudited)	F-6

Audited Consolidated Financial Statements as of, and for the Fiscal Years Ended, December 31, 2008 and December 31, 2007

Reports of Independent Registered Public Accounting Firms	F-25

Consolidated Balance Sheets as of December 31, 2008 and December 31, 2007	F-26

Consolidated Statements of Operations for the Years Ended December 31, 2008 and December 31, 2007 and for the period from June 9, 2006 (Inception) through December 31, 2008	F-27

Consolidated Statements of Changes in Shareholders’ Equity (Deficit) for the period from June 9, 2006 (Inception) through December 31, 2008	F-28

Consolidated Statements of Cash Flows for the Fiscal Years Ended December 31, 2008 and December 31, 2007 and for the period from June 9, 2006 (Inception) through December 31, 2008	F-29

Notes to Consolidated Financial Statements	F-30

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2009	2008

Assets
Cash and cash equivalents	$3,241,492	$6,733,381
Employee advances and other receivables	31,321	-
Prepaid expenses	34,413	20,132
Total current assets	3,307,226	6,753,513
Unproved oil and natural gas properties, full cost method	7,583,388	-
Property and equipment, net of accumulated depreciation of $83,057 and $38,719, respectively	220,655	231,604
Total assets	$11,111,269	$6,985,117

Liabilities and Shareholders’ Equity
Liabilities:
Accounts payable	$336,411	$29,685
Accrued liabilities	254,429	127,107
Derivative warrant instruments	3,379,400	-
Total current liabilities	3,970,240	156,792
Commitments and contingencies (Note 10)
Shareholders’ equity:
Common stock, $.001 par value; 300,000,000 shares authorized; 24,000,244 and 18,935,244 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	24,000	18,935
Additional paid-in capital	11,552,017	9,431,994
Deficit accumulated during the exploration stage	(4,434,988)	(2,622,604)
Total shareholders’ equity	7,141,029	6,828,325

Total liabilities and shareholders’ equity	$11,111,269	$6,985,117

See accompanying notes to condensed consolidated financial statements.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)

					June 9, 2006
					(Inception)
	Three Months Ended		Nine Months Ended		through
	September 30,		September 30,		September 30,
	2009	2008	2009	2008	2009
Expenses:
General and administrative	$754,804	$674,600	$2,306,785	$2,039,799	$4,998,172
Loss from operations	(754,804)	(674,600)	(2,306,785)	(2,039,799)	(4,998,172)

Non-operating income (expense):
Unrealized gain on fair value of derivative warrant instruments, net	379,813	-	849,132	-	849,132
Interest income	21,239	15,292	41,909	23,655	110,914
Interest expense	-	-	-	(222)	(222)

Loss before income taxes	(353,752)	(659,308)	(1,415,744)	(2,016,366)	(4,038,348)

Income taxes	-	-	-	-	-

Net loss	$(353,752)	$(659,308)	$(1,415,744)	$(2,016,366)	$(4,038,348)

Basic and diluted loss per share	$(0.01)	$(0.04)	$(0.07)	$(0.12)

Basic and diluted weighted average common shares outstanding	23,931,168	16,161,808	20,814,676	17,326,616

See accompanying notes to condensed consolidated financial statements

LA CORTEZ ENERGY, INC.
 (An Exploration Stage Company)
Condensed Consolidated Changes in Shareholders’ Equity (Deficit)
 From June 9, 2006 (Inception) through September 30, 2009
 (Unaudited)

					Deficit
					Accumulated
				Additional	During
		Common Stock		Paid-in	Exploration
		Shares	Par Value	Capital	Stage	Total

Balance at June 9, 2006 (inception)		—	$—	$—	$—	$—

July 2006, common stock sold to president/ sole director at $.0008 per share	*	11,250,000	11,250	(2,250)	—	9,000
December 2006, common stock sold pursuant to a SB-2 registered offering at $.002/share	*	9,500,000	9,500	9,500	—	19,000
Net loss, period ended December 31, 2006		—	—	—	(13,239)	(13,239)

Balance at December 31, 2006	*	20,750,000	20,750	7,250	(13,239)	14,761

Net loss, year ended December 31, 2007		—	—	—	(28,836)	(28,836)

Balance at December 31, 2007	*	20,750,000	20,750	7,250	(42,075)	(14,075)

February 2008, common stock sold to an officer at $.01 per share	*	1,150,000	1,150	10,350	—	11,500
February 2008, common stock issued to a consultant in exchange for services at $1.00 per share	*	1,000,000	1,000	999,000	—	1,000,000
February 2008, cancellation of former officer’s shares		(9,000,000)	(9,000)	9,000	—	—
February 2008, common stock issued in exchange for extinguishment of debt and accrued interest at $.50 per share		100,444	100	50,122	—	50,222
March 2008, common stock sold in private placement offering at $1.00 per share, less offering costs totaling $85,105		2,400,000	2,400	2,312,495	—	2,314,895
June 2008, indebtedness forgiven by related party	—	—	14,700	—	14,700
August 2008, cancellation of former officer’s shares	(2,250,000)	(2,250)	2,250	—	—

September 2008, common stock and warrants sold in private placement offering at $1.25 per share, less offering costs totaling $218,874	4,784,800	4,785	5,757,341	—	5,762,126
Contributed services by interim CFO	—	—	23,333	—	23,333
Stock based compensation	—	—	246,153	—	246,153
Net loss, year ended December 31, 2008	—	—	—	(2,580,529)	(2,580,529)

Balance at December 31, 2008	18,935,244	18,935	9,431,994	(2,622,604)	6,828,325

Cumulative effect of reclassification of warrants (unaudited)	—	—	(1,253,242)	(396,640)	(1,649,882)

Balance at January 1, 2009, as adjusted	18,935,244	18,935	8,178,752	(3,019,244)	5,178,443

June 2009, common stock and warrants sold in private placement offering at $1.25 per share, less offering costs totaling $830,635 (unaudited)	4,860,000	4,860	2,757,007	—	2,761,867
July 2009, common stock and warrants sold in private placement offering at $1.25 per share, less offering costs totaling $39,452 (unaudited)	205,000	205	120,355	—	120,560
Stock based compensation (unaudited)	—	—	495,903	—	495,903
Net loss, nine months ended September 30, 2009 (unaudited)	—	—	—	(1,415,744)	(1,415,744)

Balance at September 30, 2009 (unaudited)	24,000,244	$24,000	$11,552,017	$(4,434,988)	$7,141,029

 * Restated for 5:1 forward stock split

See accompanying notes to condensed consolidated financial statements.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

			June 9, 2006
			(Inception)
			through
			September
	Nine Months Ended September 30,		30,
	2009	2008	2009

Cash flows from operating activities:
Net loss	$(1,415,744)	$(2,016,366)	$(4,038,348)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	44,338	30,310	83,057
Stock-based compensation	495,903	1,129,141	1,742,056
Contributed services by interim CFO	-	-	23,333
Common stock issued in exchange for interest expense	-	222	222
Unrealized gain on fair value of derivative instruments, net	(849,132)	-	(849,132)
Changes in operating assets and liabilities:
Employee advances and other receivables	(31,321)	-	(31,321)
Prepaid expenses	(14,281)	(34,942)	(34,413)
Deposit	-	500	-
Accounts payable	88,574	79,898	118,259
Accrued liabilities	127,322	38,809	254,429
Indebtedness to related party	-	100	-
Net cash used in operating activities	(1,554,341)	(772,328)	(2,731,858)

Cash flows from investing activities:
Investments in unproved oil and natural gas properties	(7,365,236)	-	(7,365,236)
Purchases of property and equipment	(33,389)	(176,605)	(303,712)
Net cash used in investing activities	(7,398,625)	(176,605)	(7,668,948)

Cash flows from financing activities:
Proceeds from the sale of common stock and derivative warrant
instruments	6,331,164	8,392,500	14,751,664
Payments for offering costs	(870,087)	(215,979)	(1,174,066)
Proceeds from issuance of note payable	-	50,000	50,000
Proceeds from related party debt	-	-	14,700
Net cash provided by financing activities	5,461,077	8,226,521	13,642,298
Net change in cash	(3,491,889)	7,277,588	3,241,492
Cash, beginning of period	6,733,381	1,025	-

Cash, end of period	$3,241,492	$7,278,613	$3,241,492
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$-	$-	$-
Interest	$-	$-	$-
Non-cash investing transactions:
Accrued capital expenditures in accounts payable	$218,152	$-	$218,152
Non-cash financing transactions:
Common stock issued in exchange for extinguishment of
note payable	$-	$(50,222)	$(50,222)
Contributed capital associated with forgiveness of debt by
related party	$-	$14,700	$14,700
Cumulative effect of reclassification of warrants	$1,649,882	$-	$1,649,882

See accompanying notes to condensed consolidated financial statements.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(1)  Organization and Basis of Presentation

La Cortez Energy, Inc. (“LCE”, “La Cortez” or the “Company”), together with its 100% owned subsidiaries, La Cortez Energy Colombia, Inc., a Cayman Islands corporation (“LA Cortez Colombia”) and La Cortez Energy Colombia, E.U., a Colombia corporation (“Colombia E.U.”), is an international,  exploration stage oil and gas exploration and production (“E&P”) company concentrating on opportunities in South America.

LCE had established Colombia E.U. in Colombia to explore E&P opportunities in Colombia and Peru.  On April 30, 2009, LCE elected to dissolve Colombia E.U.  The operations of Colombia E.U. were transferred to La Cortez Colombia.  The Colombian activities are being operated through a branch of La Cortez Colombia which was established during the quarter ended March 31, 2009.

The Company was incorporated under the name of La Cortez Enterprises, Inc. on June 9, 2006 in the State of Nevada. This entity was originally formed to create, market and sell gourmet chocolates wholesale and retail throughout Mexico, as more fully described in its registration statement on Form SB-2 as filed with the SEC on November 7, 2006 (the “Legacy Business”). This business has been discontinued. On February 7, 2008, the Company changed its name from La Cortez Enterprises, Inc. to La Cortez Energy, Inc.

In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim periods presented. Certain information and footnote disclosures, normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States of America, have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. These condensed consolidated financial statements should be read in connection with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.  The results of operations presented for the three and nine months ended September 30, 2009 are not necessarily indicative of the results to be expected for the year.  Interim financial data presented herein are unaudited.

The Company is in the exploration stage and consequently its financial statements have been prepared in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 915 (formerly Statement of Financial Accounting Standards (“SFAS”) No.7) and SEC Industry Guide 7 which provide guidelines on financial reporting requirements for exploration stage entities.

Split-off of Legacy Business

In connection with the discontinuation of the Company’s Legacy Business and the redirecting of its business strategy to focus on oil and gas exploration and production opportunities in South America, the Company split off and sold all of the assets and liabilities of the Legacy Business (the “Split-Off”) to Maria de la Luz, LCE’s founding stockholder. The Split Off closed on August 21, 2008. As more fully described in a Form 8-K filed by the Company with the SEC on August 21, 2008, the Company contributed all of its assets and liabilities relating to the Legacy Business, whether accrued, contingent or otherwise, and whether known or unknown, to a newly organized, wholly owned subsidiary, De La Luz Gourmet Chocolates, Inc., a Nevada corporation (“Split-Off Sub”), and immediately thereafter sold all of the outstanding capital stock of Split-Off Sub to Ms. de la Luz in exchange for 9,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) previously surrendered by Ms. de la Luz and all of the Company’s common stock that Ms. de la Luz then owned, 2,250,000 shares. The 11,250,000 shares surrendered by Ms. de la Luz have been cancelled.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Recently Issued Accounting Standards and Developments

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162” (“SFAS 168”). The FASB Accounting Standards Codification TM, (“Codification” or “ASC”) became the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of SFAS 168, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative.

Following SFAS 168, the FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standards Updates (ASU’s). The FASB will not consider ASU’s as authoritative in their own right; rather these updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification. SFAS No. 168 is incorporated in ASC Topic 105, Generally Accepted Accounting Principles.  The Company adopted SFAS No. 168 in the third quarter of 2009, and the Company will provide reference to both the Codification topic reference and the previously authoritative references related to Codification topics and subtopics, as appropriate.

Effective January 1, 2009, the Company adopted FASB ASC Topic No. 815 – 40, Derivatives and Hedging - Contracts in Entity’s Own Stock (formerly Emerging Issues Task Force Issue No. 07-5,  Determining Whether an Instrument or Embedded Feature is Indexed to an Entity’s Own Stock ). The adoption of FASB ASC Topic No. 815 – 40’s requirements can affect the accounting for warrants and many convertible instruments with provisions that protect holders from a decline in the stock price (or “down-round” provisions). For example, warrants with such provisions will no longer be recorded in equity.  Downward provisions reduce the exercise price of a warrant or convertible instrument if a company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price. The Company evaluated whether these warrants contained provisions that protect holders from declines in the Company’s stock price or otherwise could   result in modification of the exercise price and/or shares to be issued under the respective warrant or preferred stock agreements based on a variable that is not an input to the fair   value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40. The Company determined that warrants to purchase 2,392,400 shares of common stock, issued in the September 2008 private placement, contained such provisions thereby concluding they were not indexed to   the Company’s own stock.

In accordance with FASB ASC Topic No. 815 – 40, the Company, beginning on January 1, 2009, recognized the September 2008 private placement warrants as liabilities at their respective fair values on each reporting date. The cumulative effect of the change in accounting for these instruments of $396,640 was recognized as an adjustment to the opening balance of accumulated deficit at January 1, 2009 and the transfer of the fair value of derivative warrant instruments as of January 1, 2009 from additional paid-in capital to derivative warrant instruments liability of $1,253,242.  The cumulative effect adjustment of $396,640 was the difference between the amounts representing the fair value of warrants to purchase 2,392,400 shares of common stock recognized in the consolidated balance sheet before initial adoption of FASB ASC Topic No. 815 – 40 and the amounts recognized in the consolidated balance sheet upon the initial application of FASB ASC Topic No. 815 – 40. The amounts recognized in the consolidated balance sheet as a result of the initial application of FASB ASC Topic No. 815 – 40 on January 1, 2009 were determined based on the amounts that would have been recognized if FASB ASC Topic No. 815 – 40 had been applied from the issuance date of the instruments. FASB ASC Topic No. 815 – 40 also requires that such instruments be measured at fair value at each reporting period.  The Company measured the fair value of these instruments as of September 30, 2009, and recorded $126,549 and $737,307 unrealized gain to the statement of operations for the three months and nine months ended September 30, 2009, respectively. The Company determined the fair values of these securities using a Black-Scholes valuation model.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The Company also determined that warrants to purchase a total of 5,535,500 shares of common stock issued in the 2009 Unit Offering (as defined under Note 5) contained provisions that protect holders from declines in the Company’s stock price or otherwise could   result in modification of the exercise price and/or shares to be issued under the respective warrant or preferred stock agreements based on a variable that is not an input to the fair   value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40.  As a result, these warrants were not indexed to   the Company’s own stock.  The fair value of these 2009 Unit Offering warrants was recognized as derivative warrant instruments and will be measured at fair value at each reporting period.  The Company measured the fair value of these instruments as of September 30, 2009, and recorded $253,264 and $111,825 unrealized gain to the statement of operations for the three months and nine months ended September 30, 2009. The Company determined the fair values of these securities using a Black-Scholes valuation model.

In December 2008, the SEC released Final Rule, Modernization of Oil and Gas Reporting. The new disclosure requirements include provisions that permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserves volumes. The new requirements also will allow companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require companies to: (a) report the independence and qualifications of its reserves preparer or auditor; (b) file reports when a third party is relied upon to prepare reserves estimates or conducts a reserves audit; and (c) report oil and natural gas reserves using an average price based upon the prior 12-month period rather than period-end prices. The use of average prices will affect future impairment and depletion calculations. The new disclosure requirements are effective for annual reports on Form 10-K for fiscal years ending on or after December 31, 2009. The Company does not anticipate that this pronouncement will have a material impact on its financial statements and disclosures as the Company currently does not have any proved reserves.

In April 2009, the FASB issued FASB Staff Position (“FSP”) SFAS No. 141(R)-1 “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” . FSP FAS 141(R)-1, which is incorporated in FASB ASC Topic No. 805, “Business Combinations” addresses application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This FSP was effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company has not made any acquisitions during the nine months ended September 30, 2009 that would require such disclosures.

In April 2009, the FASB issued FASB Staff Position SFAS 157-4, “Determining the Fair Value of a Financial Asset When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”  (“FSP 157-4”). FSP 157-4, which is incorporated in FASB ASC Topic No. 820, “Fair Value Measurements and Disclosures”,  clarified and provided additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. This FSP shall be effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. If a reporting entity elects to adopt early either FSP FAS 115-2 and FAS 124-2 or FSP FAS 107-1 and APB 28-1,  Interim Disclosures about Fair Value of Financial Instruments , the reporting entity also is required to adopt early this FSP. Additionally, if the reporting entity elects to adopt early this FSP, FSP FAS 115-2 and FAS 124-2 also must be adopted early. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. Revisions resulting from a change in valuation technique or its application shall be accounted for as a change in accounting estimate (FASB ASC Topic No. 250 – 10 - 45, Accounting Changes and Error Corrections ). In the period of adoption, a reporting entity shall disclose a change, if any, in valuation technique and related inputs resulting from the application of this FSP, and quantify the total effect of the change in valuation technique and related inputs, if practicable, by major category. The Company does not anticipate that this pronouncement will have a material impact on its results of operations or financial position.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165, which is incorporated in FASB ASC Topic No. 855,   “Subsequent Events”,  establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this Statement sets forth: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. In accordance with SFAS 165, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. The Company adopted SFAS 165 effective June 30, 2009 and the adoption did not have a material impact on its consolidated financial statements. The date through which subsequent events have been evaluated is February 22, 2010.

In June 2009, the FASB issued guidance which amends the consolidation guidance applicable to variable interest entities. This guidance is included in FASB ASC 810, Consolidation.  The amendments significantly reduce the previously required quantitative consolidation analysis, and require ongoing reassessments of whether a company is the primary beneficiary of a variable interest entity. This new guidance also requires enhanced disclosures about an enterprise’s involvement with a variable interest entity. This statement is effective for the beginning of the first annual reporting period beginning after November 15, 2009. The Company does not currently expect the adoption of the new guidance in FASB ASC 810 to impact its consolidated financial statements.

(2)  Going Concern

At September 30, 2009, the Company had cash and cash equivalents of $3,241,492 and working capital deficit of $663,014. The Company believes that its existing capital resources may not be adequate to enable it to execute its business plan.  The Company estimates that it will require additional cash resources during 2009 based upon its current operating plan and condition.

Through September 30, 2009, the Company has been primarily engaged in locating viable investment prospects and recruiting personnel. In the course of its development activities, the Company has sustained losses and expects such losses to continue through at least September 30, 2010.  The Company expects to finance its operations primarily through its existing cash and any future financing. However, there exists substantial doubt about the Company’s ability to continue as a going concern because the Company will be required to obtain additional capital in the future to continue its operations and there is no assurance that it will be able to obtain such capital through equity or debt financing, or any combination thereof, or on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company’s ultimate capital needs and to support the Company’s growth. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, the Company’s operations would be materially negatively impacted.

The Company’s ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Company and the offering terms. In addition, the Company’s ability to complete an offering may be dependent on the status of its oil and gas exploration activities, which cannot be predicted. There is no assurance that capital in any form would be available to the Company, and if available, on terms and conditions that are acceptable.

As a result of the above discussed conditions, and in accordance with generally accepted accounting principles in the United States of America, there exists substantial doubt about the Company’s ability to continue as a going concern, and the Company’s ability to continue as a going concern is contingent upon its ability to secure additional adequate financing or capital during the coming year. If the Company is unable to obtain additional sufficient funds during this time, the Company might lose its interest in the Petronorte and Emerald projects described in Note 3 below.  This action would have an adverse effect on the Company’s future operations, the realization of its assets and the timely satisfaction of its liabilities. The Company’s condensed consolidated financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should it be determined that the Company is unable to continue as a going concern.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Additionally, the Company’s independent auditors included an explanatory paragraph in their report on La Cortez’s consolidated financial statements included in its Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on April 10, 2009 that raises substantial doubt about La Cortez’s ability to continue as a going concern.

(3)  Oil and Gas Properties

The Company follows the full cost method of accounting for its oil and natural gas properties, whereby all costs incurred in connection with the acquisition, exploration for and development of petroleum and natural gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on non-producing leases, drilling, completing and equipping of oil and gas wells and administrative costs directly attributable to those activities and asset retirement costs. Disposition of oil and gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capital costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the statement of operations.

Depletion and depreciation of proved oil and gas properties will be calculated on the units-of-production method based upon estimates of proved reserves. Such calculations include the estimated future costs to develop proved reserves. Costs of unproved properties are not included in the costs subject to depletion. These costs are assessed periodically for impairment.  As of September 30, 2009, all of the Company’s oil and natural gas properties were unproved and were not subject to depletion.

Agreement with Petronorte

On December 22, 2008, the Company entered into a memorandum of understanding (the “MOU”) with Petroleos del Norte S.A. (“Petronorte”), a Colombian subsidiary of Petrolatina Energy Plc., that entitles it to a 50% net working interest in the Putumayo 4 block located in the south of Colombia (the “Putumayo 4 Block”).  Petronorte was the successful bidder on the Putumayo 4 Block in the Colombia Mini Round 2008 run by the   Agencia Nacional de Hidrocarburos   (the “ANH”), Colombia’s hydrocarbon regulatory agency.  According to the MOU, the Company will have the exclusive right to a fifty percent (50%) net participation interest in the Putumayo 4 Block and in the exploration and production contract (the “E&P Contract”) after ANH production participation.   Petronorte signed an E&P Contract with the ANH in February 2009.  Petronorte will be the “operator” of the E&P Contract.

On October 14, 2009, La Cortez Energy Colombia, the Company’s1 wholly owned subsidiary, entered into a joint operating agreement (the “JOA”) with Petronorte. The JOA was signed pursuant to the MOU.  The JOA entitles the Company (through La Cortez Colombia) to a 50% net working interest in the Putumayo 4 block located in the south of Colombia (the “Putumayo 4 Block”) subject to approval by ANH.

The Putumayo 4 Block covers an area of 126,845 acres (51,333 hectares) located in the Putumayo Basin in southern Colombia and has over 1000 Km of pre-existing 2D seismic through which we and Petronorte have identified promising leads. The Company and Petronorte plan to reprocess any relevant seismic information before conducting our own seismic campaign to better direct the positioning of our seismic program within the block. During this initial stage, the Company and Petronorte plan to begin environmental and community consultations to expedite some of these timely processes.

Under the terms of the E&P Contract, Petronorte will shoot 103 Km of 2D seismic and will drill an exploratory well in the first three years of the Company’s work program in the Block. The E&P Contract will consist of two three-year exploration phases and a twenty-four year production phase.

As criteria for awarding blocks in the 2008 Mini Round, the ANH considered proposed additional work commitments, comprised of capital expenditures and an additional production revenue payment after royalties, called the “X Factor.”    The Company and Petronorte offered to invest US $1.6 million in additional seismic work in the Putumayo 4 Block and to pay ANH a 1% of net production revenues X Factor.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

According to the JOA, which is effective retroactively to February 23, 2009, the Company is entitled to a fifty percent (50%) net participation interest in the Putumayo 4 Block and in the E&P Contract.  These percentages are calculated after royalties and after an additional production participation of 1% payable to the ANH. Under the MOU and the JOA, the Company will be responsible for fifty percent (50%) of the costs incurred under the E&P Contract, entitling the Company to fifty percent (50%) of the revenues originated from the Putumayo 4 Block, net of royalty and production participation to the ANH (including but not limited to any guarantees required by the ANH), except that the Company will be responsible for paying two-thirds (2/3) of the costs of the first 103 kilometers of 2D seismic to be performed in the Putumayo 4 Block, in accordance with the Phase 1 minimum exploration program under the E&P Contract. The Company expects that capital commitments to Petronorte will be approximately U.S. $2.3 million (which includes its portion of the US $1.6 million referenced in the previous paragraph) in 2009 and 2010 for Phase 1 seismic reprocessing and acquisition activity costs.  If a prospective Phase 1 well in a prospect in the Putumayo 4 Block proves productive, Petronorte will reimburse La Cortez for its share of these seismic costs paid by La Cortez in excess of La Cortez’ agreed-upon 50% share of total costs, with production from the Putumayo 4 Block.  The JOA also governs other legal, technical and operational rights and obligations of the parties with respect to development of the Putumayo 4 Block.

The Company’s total Phase 1 commitment under the MOU over the 36 month Phase 1 period is currently projected to be approximately U.S. $5.3 million.  The Company’s total Phase 2 commitment under the MOU over the second 36 month project period is currently projected to be approximately U.S. $6.0 million, fifty percent of the total U.S. $12 million currently budgeted.  The Company will be required to deposit, by November 19, 2009, U.S. $2.67 million into a trust account as the Company’s fifty percent portion of a Phase 1 performance guarantee required by the ANH under Petronorte’s Putumayo 4 Block E&P contract.  The Company expects that this guarantee deposit will remain in place for the 36 month Phase 1 period and the Company may be required to supplement the guarantee deposit in Phase 2 to take into account its additional investment requirements of that phase.

 Provided that the Company has satisfactorily complied with all ANH legal, financial and technical requirements for being a partner in an E&P contract and with payment requirements relating to its share of all costs incurred to the date of its request, Petronorte will submit a request to the ANH to assign a 50% interest in the E&P Contract to La Cortez and will assist it in obtaining such assignment through reasonable means.

Emerald Farm-In Agreement

On February 6, 2009, the Company entered into a farm-in agreement (the “Farm-In Agreement”) with Emerald Energy Plc Sucursal Colombia (“Emerald”), a Colombian branch of Emerald Energy Plc. (“Emerald Energy”), a company existing under the laws of the United Kingdom, for a 20% participating interest (the “Participating Interest”) in the Maranta exploration and production block (“Maranta”) in the Putumayo Basin in Southwest Colombia.

Emerald signed an E&P Contract for the Maranta block with the ANH on September 12, 2006.  The Company expects to execute a joint operating agreement with Emerald with respect to the Maranta block once it has met its Phase 1 and Phase 2 (drilling and completion of the Mirto-1 exploratory well) payment obligations described below and the ANH has approved Emerald’s assignment of the participating interest to the Company.  Under the Farm-In Agreement and the joint operating agreement, Emerald will remain the operator for the block.  If the ANH does not approve the assignment of the Participating Interest to the Company, Emerald and the Company have agreed that they will use their best endeavors to seek in good faith a legal way to enter into an agreement with terms equivalent to the Farm-In Agreement and the joint operating agreement, that shall privately govern the relations between the parties with respect to the Maranta Block and which will not require ANH approval.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The Maranta block covers an area of 90,459 acres (36,608 hectares) in the foreland of the Putumayo Basin in southwest Colombia. Emerald completed the first phase exploratory program for the Maranta block by acquiring 71 square kilometers of new 2D seismic and reprocessing 40 square kilometers of existing 2D seismic, identifying several promising prospects and leads. Emerald has identified the Mirto prospect, namely the Mirto 1 well, as the first exploratory well in the Maranta block.  The Maranta block is adjacent to Gran Tierra’s Chaza block and close to both the Orito and Santana crude oil receiving stations, allowing transportation by truck directly to either station (depending on going rates and capacity), and consequently tying into the pipeline to Colombia’s Pacific Ocean port at Tumaco.

As consideration for its 20% participating interest, the Company reimbursed Emerald $948,000 of its Phase 1 sunk costs.  This amount was paid to Emerald on February 12, 2009 and was capitalized as part of oil and natural gas properties.  Additionally, the Company will bear 65% of the Maranta block Phase 2 costs, of which the Company’s portion of the exploratory well drilling costs were estimated at approximately U.S. $4.875 million, U.S. $2.433 million of which La Cortez paid to Emerald on February 18, 2009 and U.S. $2.433 million of which La Cortez paid to Emerald on May 15, 2009 (both capitalized as part of oil and natural gas properties).

Emerald reached the intended total depth of 11,578 feet on the Mirto-1 exploration well, with oil and gas recorded across the target reservoirs.   On July 23, 2009, based on the preliminary results of the drilling of the Mirto-1 well, the Company decided to participate with Emerald in the completion and evaluation of Mirto-1.  In accordance with the terms of the Maranta Block Farm-In Agreement, the Company will bear 65% of the Maranta Block Phase 2 costs, including 65% (U.S. $1.2285 million) of the currently estimated U.S. $1.8 million Mirto-1 completion costs.  The Company made this U.S. $1.2285 million payment to Emerald on July 27, 2009.  65% of any additional Phase 2 costs will be paid by the Company as needed, following cash calls by Emerald.  If La Cortez Colombia fails to make required payments in a timely way, it could be subject to a reduction in its 20% Participating Interest, depending on the circumstances.  After the Phase 2 work is completed, La Cortez Colombia will pay 20% of all subsequent costs related to the Maranta block.

Once the Company has the final Mirto-1 evaluation results, the Company will ask Emerald to file a request with the ANH to have the Participating Interest in the Maranta Block officially assigned from Emerald to La Cortez Energy Colombia (the “Assignment”).  On August 4, 2009, La Cortez Colombia paid an additional U.S. $243,300 to Emerald for overhead costs, representing 5% of total expenditures, in accordance with the Farm-In Agreement. As of September 30, 2009, the Company accrued costs amounting to $218,152 which were capitalized to unproved oil and natural gas properties representing additional costs equivalent to 65% of Mirto 1 costs as of that date, in accordance with the Farm-In Agreement.

The evaluation of the Mirto-1 exploratory well across all of the target reservoirs has been completed.  Following the completion of operations in the Mirto-1 well, the drilling rig has been released from the location. Currently, a production test from the Villeta U sand interval is being conducted.  Depending on the results of the production test, Emerald, as operator of the Maranta block, may decide to enter the Phase 3 exploration work commitment in the Maranta block, which would entail the drilling of an additional exploratory/appraisal well and the acquisition of 30 kilometers of 3D seismic.

Effective October 12, 2009, Emerald’s parent, Emerald Energy Plc, was acquired by Sinochem Resources UK Limited, a United Kingdom subsidiary of Sinochem Group, a Chinese state-owned energy and chemicals conglomerate.  At this time, the Company does not know what impact this acquisition will have on the management and corporate policies of Emerald in Colombia or on the future operation of the Company’s joint relationship with Emerald.

(4)  Related Party Transactions

Common Stock sales

On July 28, 2006, the Company sold 11,250,000 (after giving effect to the common stock split referred to in Note 5 below) shares of its Common Stock to its then sole officer and director for $9,000, or $.0008 (post-split) per share.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

On February 7, 2008, the Company sold 1,150,000 (after giving effect to the common stock split referred to in Note 5 below) shares of its Common Stock to its newly appointed, then sole officer and director for $11,500, or $.01 (post-split) per share.

On March 14, 2008, the Company closed its 2008 private placement in which the Company sold 500,000 shares of its restricted common stock to its Chairman, in consideration of cash in the amount of $1.00 per share, for a total of $500,000.

On September 10, 2008, as part of its 2008 Unit Offering, the Company sold 400,000 Units (see Note 5), at a price of $1.25 per Unit, for a total of $500,000 to its Chairman, and 50,000 Units for a total of $62,500 to its President and Chief Executive Officer.  Also, as part of its 2008 Unit Offering, the Company sold 200,000 Units to Jade & Adamo Associates, in consideration of cash in the amount of $1.25 per Unit, for a total of $250,000.  One of the Company’s directors owns sixty-five percent (65%) of Jade & Adamo Associates and disclaims beneficial ownership of thirty-five percent (35%) of the units held by Jade & Adamo Associates.

On June 19, 2009, as part of the Initial Closing of its 2009 Unit Offering, the Company sold 160,000 Units (see Note 5), at a price of $1.25 per Unit, for a total of $200,000 to its Chairman and Vice President.

Contributed services

During the year ended December 31, 2008, the Company’s Chairman of the Board and interim CFO contributed services for which the Company determined the fair value to be $23,333, and, accordingly, recognized such amount as compensation.

(5)  Shareholders’ Equity

Common Stock split

On February 8, 2008, the articles of incorporation of LCE were amended to increase the authorized capital stock of LCE to 310,000,000 shares, of which 300,000,000 are common stock with a par value of $0.001 per share and 10,000,000 shares are preferred stock with a par value $0.001 per share.  The Board of Directors is authorized to fix or alter the designation, powers, preferences and rights of the preferred stock.  The Board of Directors has made no such designation as of September 30, 2009.

On February 7, 2008, the Company’s Board of Directors approved a 5-for-1 forward stock split on each share of its common stock issued and outstanding at the close of business on February 21, 2008. Shares issued prior to February 21, 2008 have been retroactively restated to reflect the impact of the stock split.

Common Stock issued for services

On February 7, 2008, the Company issued 1,000,000 (post-split) shares of its common stock in exchange for consulting services, which included assisting the Chairman in building the Board of Directors and senior management team for the Company. The transaction was valued in accordance with EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”  Management determined the fair value of the stock issued to the consultant at $1.00 (post-split) per share based on the stock price received in the Offering (defined below) on March 14, 2008. Accordingly, stock-based compensation expense of $1,000,000 was recognized in the accompanying condensed consolidated statement of operations for the nine months ended September 30, 2008.

Common Stock sales

On July 28, 2006, the Company sold 11,250,000 (post-split) shares of Common Stock to its then sole officer and director for $9,000, or $.0008 (post split) per share.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

On December 12, 2006, the Company sold 9,500,000 (post split) shares of Common Stock at a price of $.002 (post split) per share for total proceeds of $19,000 ($13,845 net after offering expenses). The offering was made pursuant to the Company’s SB-2 registration statement that became effective on December 4, 2006.

On February 7, 2008, the Company sold 1,150,000 (post split) shares of Common Stock to its then newly appointed sole officer and director for $11,500, or $.01 (post-split) per share.

On February 19, 2008 the Board of Directors authorized the Company to offer up to 2,000,000 shares of Common Stock to a limited number of accredited investors and/or non-U.S persons at a price of $1.00 per share, in a private placement offering (the “Offering”) pursuant to the exemption from registration provided by Rule 506 of Regulation D under the Securities Act, Regulation S under the Securities Act and/or Section 4(2) of the Securities Act. Because the offering was oversubscribed, the Company’s Board of Directors further authorized to increase the size of the Offering to up to 3,000,000 shares of Common Stock. On March 14, 2008, the Company issued a total of 2,400,000 shares of Common Stock for total proceeds to the Company of $2,400,000 ($2,314,895 net after offering expenses).

On July 23, 2008 the Board of Directors authorized the Company to offer up to a maximum of 10,000,000 units (the “2008 Unit Offering”) at an offering price of $1.25 per Unit. Each Unit consisted of one share of Common Stock and a common stock purchase warrant to purchase one-half share of Common Stock, exercisable for a period of five years at an exercise price of $2.25 per share. The Units were offered to a limited number of accredited investors and non-U.S persons, in a private placement offering pursuant to the exemption from registration provided by Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), Regulation S under the Securities Act and/or Section 4(2) of the Securities Act. On September 10, 2008, the Company issued 4,784,800 shares of Common Stock as the result of the sale of 4,784,800 Units, for total proceeds to the Company of $5,981,000 ($5,762,126 net after offering expenses), and warrants to purchase 2,392,400 shares of Common Stock.

Investors in the 2008 Unit Offering have “piggyback” registration rights for the shares of Common Stock issued in the Unit Offering included in the Units and underlying the Warrants included in the Units.

Additionally, investors in the 2008 Unit Offering have “demand” registration rights with respect to the shares of Common Stock included in the Units if the Company does not file a registration statement with the SEC in which the investors can exercise their ‘piggyback’ registration rights within six months of the Closing of the 2008 Unit Offering (which the Company did not do).  Therefore, at any time on or after the date that is six months after the Closing, one or more of the investors that in the aggregate beneficially own at least 50% of the Shares issued in the Unit Offering may make a demand that the Company effect the registration of all or part of the investors’ Shares (a “Demand Registration”).  Investors have the right to one Demand Registration pursuant to these provisions.

The Company would be required to prepare a Registration Statement following receipt of the required investor demand, to be filed with the SEC and to become effective within two hundred ten (210) days from the receipt of the demand notice, registering for resale all shares of Common Stock issued in the 2008 Unit Offering included in the Units of those investors who choose to participate in such Demand Registration.  The Company will pay monetary penalties to these investors equal to one and one-quarter percent (1.25%) of the gross proceeds of the 2008 Unit Offering for each full month that the registration statement is late in being declared effective; provided, that in no event shall the aggregate of any such penalties exceed fifteen percent (15%) of the gross proceeds of the Unit Offering.  No penalties shall accrue with respect to any shares of Common Stock removed from the registration statement in respect to a comment from the SEC limiting the number of shares of Common Stock which may be included in the registration statement.  The holders of any Common Stock removed from the registration statement as a result of a comment from the SEC shall continue to have “piggyback” registration rights with respect to these shares.  There has been no request for a Demand Registration as of September 30, 2009.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

On May 11, 2009 the Board of Directors authorized the Company to offer up to a maximum of 12,000,000 units (the “2009 Unit Offering”) at an offering price of $1.25 per Unit. Each Unit consisted of one share of Common Stock and a common stock purchase warrant to purchase one share of Common Stock, exercisable for a period of five years at an exercise price of $2.00 per share. The Units were offered to a limited number of accredited investors and non-U.S persons, in a private placement offering pursuant to the exemption from registration provided by Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), Regulation S under the Securities Act and/or Section 4(2) of the Securities Act. On June 19, 2009 (“Initial Closing’), the Company issued 4,860,000 shares of Common Stock as the result of the sale of 4,860,000 Units, for total proceeds to the Company of $6,074,914 ($5,244,279 net after offering expenses), and warrants to purchase 4,860,000 shares of Common Stock.  The Company offered the Units directly and through finders (the “Finders”).  Also at the Initial Closing, the Company paid Finders a commission in cash of ten percent (10%) of the principal amount of each Unit sold by them in the Offering, for an aggregate amount of $562,500, plus 450,000 five-year warrants exercisable at a price of $1.25 per share.  On July 31, 2009, the Company completed its final closing (the “Final Closing”) of the 2009 Unit Offering and closed on the sale of 205,000 Units.  At the Final Closing, the Company issued 205,000 shares of Common Stock, for total proceeds to the Company of $256,250 ($216,798 net after offering expenses), and warrants to purchase 205,000 shares of Common Stock.  The Company also paid Finders a commission in cash of ten percent (10%) of the principal amount of each Unit sold by them in the Offering, for an aggregate amount of $25,625, plus 20,500 five-year warrants exercisable at a price of $1.25 per share.  The 2009 Unit Offering was terminated on July 31, 2009.

The Company determined that warrants to purchase a total of 5,535,500 shares of common stock issued in the 2009 Unit Offering contained provisions that protect holders from declines in the Company’s stock price or otherwise could   result in modification of the exercise price and/or shares to be issued under the respective warrant or preferred stock agreements based on a variable that is not an input to the fair   value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40 - 15.  As a result, these warrants were not indexed to   the Company’s own stock.  At the Initial Closing of the 2009 Unit Offering, the fair value of these warrants was determined to be approximately $2,482,412, which was recorded as a derivative warrant instruments liability.  The Company also recorded $4,860 as par value to common stock and $2,757,007 to additional paid-in capital as part of the Initial Closing of the 2009 Unit Offering transaction.  At the Final Closing, the fair value of these warrants was approximately $96,238, which was recorded as a derivative warrant instruments liability.  The Company also recorded $205 as par value to common stock and $120,355 to additional paid in capital as part of the Final Closing of the 2009 Unit Offering transaction.

The table below reflects the breakdown of the components of gross proceeds from the Company’s 2009 Unit Offering:

Par value of common stock issued	$5,065
Paid-in capital	2,877,362
Derivative warrant instruments	2,578,650
Offering expenses	870,087
Total gross proceeds	$6,331,164

The Company entered into a registration rights agreement with the investors purchasing Units in the 2009 Unit Offering.  The registration rights agreement requires that the Company prepare and file with the SEC a registration statement on Form S-1 covering the resale of all shares of Common Stock issued in the Offering (the “Registrable Shares”). Shares of Common Stock underlying the Warrants included in the Units carry “piggyback” registration rights.  The registration rights agreement provides certain deadlines for the filing and effectiveness of the registration statement, including that the registration statement be declared effective by the SEC within 240 days after the final closing of the Offering.  If the Company is unable to comply with this deadline, the Company will be required to pay as partial liquidated damages to the investors a cash sum equal to 1% of any unregistered Registrable Shares for every month in which such registration statement has not been declared effective, up to maximum liquidated damages of 10% of each investor’s aggregate investment amount.

On November 6, 2009, the Company filed a registration statement on Form S-1 with the SEC to cover the resale from time to time by investors holding (i) 4,134,800 shares sold in the 2008 Unit Offering, (ii) 4,905,000 shares sold in the 2009 Unit Offering and (iii) and 2,067,400 shares that may be issued upon exercise of warrants issued to the investors in the 2008 Unit Offering.  The registration statement has not yet been declared effective by the SEC.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Common Stock issued to extinguish debt

On February 8, 2008, the Corporation issued a $50,000 promissory note to Milestone Enhanced Fund Ltd. (“Milestone”) in exchange for Milestone’s $50,000 working capital loan to the Company. The note was due within one year of its date of issuance and carried a 9% annual interest rate. On February 25, 2008, the Company issued 100,444 shares of Common Stock in exchange for full payment of the note and accrued interest. This transaction was valued by the Company’s Board of Directors at the fair value of the Common Stock issued, or 100,000 shares at $.50/share for the principal and 444 shares at $.50/share for the accrued interest which amounted to $222.

Common Stock cancelled

On February 26, 2008, 9,000,000 shares of LCE Common Stock owned by the founding stockholder were surrendered to LCE and cancelled.

On August 21, 2008, 2,250,000 shares of LCE common stock owned by the founding director, were surrendered in exchange for her interest in a split-off subsidiary of LCE, as more fully described in a Form 8-K of the same date filed by the Company with the SEC.  The net assets of the Split-Off Subsidiary were $Nil as of August 21, 2008.  Therefore, this transaction was valued at $Nil.

2008 Equity Incentive Plan

The Company’s 2008 Equity Incentive Plan (the “2008 Plan”) provides for the grant of incentive stock options to employees of the Company and non-statutory stock options, restricted stock and stock appreciation rights to employees, directors and consultants of the Company and of an affiliate or subsidiary of the Company. A maximum of 4,000,000 shares of common stock are available for issuance under the 2008 Plan. The 2008 Plan, originally adopted and approved by the Company’s Board of Directors and majority stockholders on February 7, 2008 to enable grants to issue up to 2,000,000 shares of our Common Stock, was amended and restated by approval of the Company’s Board of Directors on November 7, 2008 to, among other things, increase the number of shares that may be issued under the 2008 Plan to 4,000,000.  On October 12, 2009, the Company’s stockholders approved the increase in reserved shares under the 2008 Plan from 2,000,000 to 4,000,000.  As of September 30, 2009, options had been granted under the 2008 Plan exercisable for an aggregate of 2,451,667 shares of common stock.

The Company determines the fair value of stock option awards granted to employees in accordance with FASB ASC Topic No. 718 – 10 (formerly SFAS No. 123(R), Share-Based Payment) and to non-employees in accordance with FASB ASC Topic No. 505 – 50 (formerly EITF 96-18 “Accounting for Equity Instruments Issued to Non-Employees for Acquiring, or in Conjunction with Selling, Goods or Services”).

Stock Option Awards

On July 1, 2008, the Company granted options to purchase (i) 1,000,000 shares of its Common Stock to the Company’s President and Chief Executive Officer, (ii) 175,000 shares of its Common Stock to the Company’s Chairman and Vice President, (iii) 100,000 shares of its Common Stock to a newly appointed director, and (iv) an additional 175,000 shares of its Common Stock to three employees of its Colombian subsidiary. The options vest pro-rata in three annual installments beginning on the first anniversary of the date of grant and have a 10 year term. They were granted with an exercise price equal to $2.20.

On July 23, 2008, the Company granted options to purchase (i) 100,000 shares of its Common Stock to each of two newly appointed directors. These were granted with an exercise price equal to $2.47.  An additional 75,000 options to purchase shares of its Common Stock was granted on August 1, 2008 to one employee of its Colombian subsidiary, with an exercise price equal to $2.57. The options vest pro-rata in three annual installments beginning on the first anniversary of the date of grant and have a 10 year term.

Also on July 23, 2008, the Company granted options to purchase 150,000 shares to a consultant to the Company at an exercise price equal to $2.47.  These options vest pro-rata in three annual installments beginning on the first anniversary of the date of grant and have a 10 year term. The Company recognized compensation expense of $30,433 for the nine months ended September 30, 2009. The fair value of the unvested shares was $28,312 as of September 30, 2009.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

On November 7, 2008, the Company granted options to purchase (i) 100,000 shares of its common stock to a newly appointed director, and (ii) 50,000 shares to one employee.  The options vest pro-rata in three annual installments beginning on the first anniversary of the date of grant and have a 10 year term. They were granted with an exercise price equal to $1.71.  The 50,000 options granted to the employee were forfeited during the three months ended March 31, 2009.

On January 7, 2009, the Company granted options to purchase 200,000 shares of its common stock to the Company’s new Production and Operations Manager.  The options vest pro-rata in three annual installments beginning on the first anniversary of the date of grant and have a 10 year term. They were granted with an exercise price equal to $1.50.

On May 1, 2009, the Company granted options to purchase 50,000 shares of its Common Stock to its geologist. These options vest pro-rata in three annual installments beginning on the first anniversary of the date of grant and have a 10 year term. They were granted with an exercise price equal to $1.59.

On June 16, 2009, the Company granted options to purchase 160,000 shares of its Common Stock to a consultant to the Company. These were granted with an exercise price equal to $2.00 per share, with one-third of the options vesting on grant date and the remaining options to vest pro-rata over a period of twelve months. The Company recognized compensation expense of $55,388 for the nine months ended September 30, 2009. The fair value of the unvested shares is $25,332 as of September 30, 2009.

On July 1, 2009, the Company granted options to purchase 100,000 shares of its Common Stock to its exploration manager. These options vest pro-rata in three annual installments beginning on the first anniversary of the date of grant and have a 10 year term. They were granted with an exercise price equal to $1.65.

Stock option activity summary covering options granted to the Company’s employees is presented in the table below:

	Number of Shares	Weighted- average Exercise Price	Weighted- average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2007	—	—
Granted	1,875,000	$2.20
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding at December 31, 2008	1,875,000	$2.20	8.79	$—
Granted	350,000	$1.56
Exercised	—	—
Forfeited	(83,333)	$1.91
Expired	—	—
Outstanding at September 30, 2009	2,141,667	$2.11	8.90	$—

Of the options outstanding at September 30, 2009, 705,001 options are vested or exercisable, including 575,000 options granted to employees.   During the nine months ended September 30, 2009, the Company recognized stock-based compensation expense of $490,211 related to stock options, including $404,390 related to options granted to employees.  As of September 30, 2009, there was approximately $1,087,655 of total unrecognized compensation cost related to non-vested stock options ($1,034,011 of which is related to employee options), which is expected to be recognized over a weighted-average period of approximately 1.89 years and 2.27 year for employee and non-employee options, respectively.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The fair value of the options granted during 2008 and the nine month period ended September 30, 2009 was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Estimated market value of stock on grant date (1)	$0.86 - $1.37
Risk-free interest rate (2)	2.02 – 3.77%
Dividend yield (3)	0.00%
Volatility factor (4)	83.63% - 90.00%
Expected life (5)	6.5 years
Expected forfeiture rate (6)	10%

(1)
The estimated market value of the stock on the date of grant was based on a calculation by management after consideration of price per share received in the private offerings and reported public market prices.

(2)	The risk-free interest rate was determined by management using the U.S. Treasury zero-coupon yield over the contractual term of the option on date of grant.

(3)	Management determined the dividend yield to be 0% based upon its expectation that there will not be earnings available to pay dividends in the near term.

(4)
The volatility factor was estimated by management using the historical volatilities of comparable companies in the same industry and region, because the Company does not have adequate trading history to determine its historical volatility.

(5)	The expected life was estimated by management as the midpoint between the vesting date and the expiration date of the options.

(6)	Management estimated that the forfeiture rate at 10% based on its experience with companies in similar industries and regions.

Warrants for Services

During the nine months ended September 30, 2009, as compensation for services received, the Company issued warrants to purchase 5,000 shares of common stock at an exercise price of approximately $1.49.  The warrants are exercisable at any time starting from the date of issuance and have a five year term.  During the nine months ended September 30, 2009, the Company recognized stock-based compensation expense of $5,692 related to these warrants based on the Black-Scholes option pricing model.

(6) Derivative Warrant Instruments (Liabilities)

In the 2008 Unit Offering and 2009 Unit Offering, the Company incurred liabilities for the estimated fair value of derivative warrant instruments in the form of warrants (see Note 1).  The estimated fair value of the derivative warrant instruments was calculated using the Black-Scholes model and such estimates were revalued at each balance sheet date, with changes in value recorded as unrealized gains or losses in non-operating income (expense).

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

During the three and nine months ended September 30, 2009, a $379,813 and $849,132 decrease, respectively, in the fair value of the derivative liabilities was recorded as unrealized gain on fair value of derivative warrant instruments in the accompanying condensed consolidated statement of operations.

Activity for derivative warrant instruments during the nine months ended September 30, 2009 was as follows:

	December 31, 2008	Cumulative Effect of Change in Accounting Principle	Activity during the period	Increase (Decrease) in Fair Value of Derivative Liability	September 30, 2009
Derivative warrant instruments	$—	$1,649,882	$2,578,650	$(849,132)	$3,379,400
	$—	$1,649,882	$2,578,650	$(849,132)	$3,379,400

The fair value of the derivative warrant instruments is estimated using the Black-Scholes option pricing model with the following assumptions as of September 30, 2009:

Common stock issuable upon exercise of warrants	7,927,900
Estimated market value of common stock on measurement date (1)	$0.90
Exercise price	$1.25 - $2.04
Risk free interest rate (2)	2.93%
Warrant lives in years	3.95 – 4.72
Expected volatility (3)	80.61%
Expected dividend yields (4)	None

(1)
The estimated market value of the stock is measured each period end and is based on a calculation by management after consideration of price per share received in private offerings and reported public market prices.

(2)	The risk-free interest rate was determined by management using the U.S. Treasury zero-coupon yield over the contractual term of the warrant on date of grant.

(3)
The volatility factor was estimated by management using the historical volatilities of comparable companies in the same industry and region, because the Company does not have adequate trading history to determine its historical volatility.

(4)	Management determined the dividend yield to be 0% based upon its expectation that there will not be earnings available to pay dividends in the near term.

(7) Fair Value Measurements

As defined in FASB ASC Topic No. 820 – 10 (formerly SFAS 157), fair value is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic No. 820 – 10 requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurements be classified and disclosed in one of the following categories:

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Level 1:
Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that La Cortez values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

Level 3:
Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). La Cortez’s valuation models are primarily industry standard models.  Level 3 instruments include derivative warrant instruments.  La Cortez does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

As required by FASB ASC Topic No. 820 – 10 (formerly SFAS 157), financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The estimated fair value of the derivative warrant instruments was calculated using the Black-Scholes model (see Note 6).

Fair Value on a Recurring Basis

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2009:

Fair Value Measurements at September 30, 2009
Quoted Prices
	In Active	Significant		Total
	Markets for	Other	Significant	Carrying
	Identical	Observable	Unobservable	Value as of
	Assets	Inputs	Inputs	September
Description	(Level 1)	(Level 2)	(Level 3)	30, 2009
(In thousands)
Derivative warrant instruments	$-	$-	$3,379,400	$3,379,400
Total	$-	$-	$3,379,400	$3,379,400

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The following table sets forth a reconciliation of changes in the fair value of financial assets and liabilities classified as level 3 in the fair value hierarchy:

	Significant Unobservable Inputs (Level 3)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In thousands)		(In thousands)
Beginning balance	$(3,662,975)	$-	$-	$-
Total gains (losses)	379,813	-	849,132	-
Settlements	-	-	-	-
Additions	(96,238)	-	(2,578,650)	-
Transfers (1)	-	-	(1,649,882)	-
Ending balance	$(3,379,400)	$-	$(3,379,400)	$-

Change in unrealized gains (losses) included in earnings relating to derivatives still held as of September 30, 2009 and 2008	$379,813	$-	$849,132	$-

(1)	Represents the $1,649,882 cumulative effect change in accounting principle as a result of the Company adopting FASB ASC Topic No. 815 – 40 (formerly EITF 07-5) effective January 1, 2009.

(8) Income Taxes

The Company accounts for income taxes under the provisions of FASB ASC Topic No. 740 (formerly SFAS No. 109, Accounting for Income Taxes)  which provides for an asset and liability approach in accounting for income taxes.  Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributable to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

In recording deferred income tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deferred income tax assets would be realizable. The Company considers the scheduled reversal of deferred income tax liabilities and projected future taxable income for this determination. The Company established a full valuation allowance and reduced its net deferred tax asset, principally related to the Company’s net operating loss carryovers, to zero as of September 30, 2009. The Company will continue to assess the valuation allowance against deferred income tax assets considering all available information obtained in future reporting periods.  If the Company achieves profitable operations in the future, it may reverse a portion of the valuation allowance in an amount at least sufficient to eliminate any tax provision in that period. The valuation allowance has no impact on the Company’s net operating loss (“NOL”) position for tax purposes, and if the Company generates taxable income in future periods prior to expiration of such NOLs, it will be able to use its NOLs to offset taxes due at that time.

(9) Earnings (Loss) Per Share

The Company accounts for earnings (loss) per share in accordance with FASB ASC Topic No. 260 – 10 (formerly SFAS No. 128, Earnings per Share), which establishes the requirements for presenting earnings per share (“EPS”).  FASB ASC Topic No. 260 – 10 requires the presentation of “basic” and “diluted” EPS on the face of the statement of operations.  Basic EPS amounts are calculated using the weighted average number of common shares outstanding during each period.  Diluted EPS assumes the exercise of all stock options, warrants and convertible securities having exercise prices less than the average market price of the common stock during the periods, using the treasury stock method. When a loss from continuing operations exists, as in the periods presented in these condensed consolidated financial statements, potential common shares are excluded from the computation of diluted EPS because their inclusion would result in an anti-dilutive effect on per share amounts.

For the nine months ended September 30, 2009, the Company had potentially dilutive shares outstanding, including 2,451,667 options to purchase shares of common stock, warrants to purchase 7,927,900 shares of common stock, and warrants to purchase 5,000 shares of common stock.  For the nine months ended September 30, 2008, the Company had potentially dilutive shares outstanding covering 1,841,667 options to purchase shares of common stock.  There was no difference between basic and diluted loss per share for the nine months ended September 30, 2009 and 2008 as the effect of these potential common shares were anti-dilutive due to the net loss during the periods.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(10) Commitments and Contingencies

From time to time the Company is a party to various legal proceedings arising in the ordinary course of business. While the outcome of lawsuits cannot be predicted with certainty, the Company is not currently a party to any proceeding that it believes, if determined in a manner adverse to La Cortez, could have a potential material adverse effect on its financial condition, results of operations or cash flows.

 Additionally, La Cortez is subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes environmental protection requirements that result in increased costs to the oil and natural gas industry in general, the business and prospects of La Cortez could be adversely affected.

Employment Agreement

The Company has entered into an employment agreement effective as of June 1, 2008 (the “Employment Agreement”) with Andres Gutierrez pursuant to which Mr. Gutierrez was appointed as its President and Chief Executive Officer, Pursuant to the Employment Agreement, Mr. Gutierrez’s base annual compensation has been set at U.S. $250,000, which amount may be increased annually at the discretion of the Board of Directors. This annual compensation is paid in Colombian Pesos, which may result in foreign exchange rate fluctuations. The Company expects that such exchange rate fluctuations to be immaterial.

In addition, Mr. Gutierrez is eligible to receive an annual cash bonus of up to fifty percent (50%) of his applicable base salary. Mr. Gutierrez’s annual bonus (if any) shall be in such amount (up to the limit stated above) as the Board of Directors may determine in its sole discretion, based upon Mr. Gutierrez’s achievement of certain performance milestones to be established annually by the Board of Directors in discussion with Mr. Gutierrez (the “Milestones”).

Under the Employment Agreement, the Company agreed to grant Mr. Gutierrez an option to purchase an aggregate of 1,000,000 shares of our common stock under our 2008 Equity Incentive Plan (the “2008 Plan”) as of June 1, 2008. The option was granted on July 1, 2008. This option vests in three equal annual installments beginning on July 1, 2009 and is exercisable at $2.20 per share.

The initial term of the Employment Agreement expired on June 1, 2009, and was automatically extended by one year, until May 31, 2010. In the event of a termination of employment “without cause” by the Company during the first 12 months following June 1, 2008, Mr. Gutierrez shall receive: (i) twelve (12) months of his base salary; plus (ii) to the extent the Milestones are achieved or, in the absence of Milestones, the Board of Directors has, in its sole discretion, otherwise determined an amount for Mr. Gutierrez’s bonus for the initial 12 months of his employment, a pro rata portion of his annual bonus for the initial 12 months of his employment, to be paid to him on the date such annual bonus would have been payable to him had he remained employed by the Company; plus (iii) any other accrued compensation and Benefits, as defined in the Employment Agreement. In the event of a termination of employment by Mr. Gutierrez for “good reason”, as defined in the Employment Agreement, Mr. Gutierrez shall receive: (i) twelve (12) months of his then in effect base salary, subject to his compliance with the non-competition, non-solicitation and confidentiality provisions of the Employment Agreement.  As of September 30, 2009, the Company has accrued a bonus payable to Mr. Gutierrez in the amount of $166,667 representing sixteen months bonus accrual.

(11) Subsequent Events

In connection with the reissuance of the Company’s financial statements for inclusion in this prospectus, the Company has assessed subsequent events through February 22, 2010.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Effective October 12, 2009, Emerald’s parent, Emerald Energy Plc, was acquired by Sinochem Resources UK Limited, a United Kingdom subsidiary of Sinochem Group, a Chinese state-owned energy and chemicals conglomerate.  At this time, the Company does not know what impact this acquisition will have on the management and corporate policies of Emerald in Colombia or on the future operation of its joint relationship with Emerald.  On February 4, 2010, the Company executed its joint operating agreement with Emerald for joint development of the Maranta Block in Colombia. This joint operating agreement will govern the Company’s working relationship with Emerald with respect to the Maranta Block, going forward.

On October 14, 2009, the Company executed its joint operating agreement with Petronorte for joint development of the Putumayo 4 Block in Colombia.  This joint operating agreement governs the Company’s working relationship with Petronorte with respect to the Putumayo 4 Block, based on the terms of its agreement with Petronorte set forth in its memorandum of understanding with Petronorte dated December 4, 2008.

On December 1, 2009, the Company signed a non-binding letter of intent to acquire Avante Colombia, which expires on March 1, 2010.

On December 29, 2009, the Company closed a private placement offering of 1,428,571 units (the “Units”), at a price of $1.75 per Unit, for aggregate gross proceeds of $2.5 million.  The Company conducted a second closing of this offering on January 29, 2010 in which it sold 571,428 Units for an aggregate of $999,999.  Each Unit consisted of (i) one share of the Company’s common stock, (ii) a warrant representing the right to purchase one-half (1/2) of one share of Common Stock, exercisable for a period of three years, at an exercise price of $3.00 per whole share (the “Warrants”).

The Warrants are subject to weighted average anti-dilution protection in the event the Company subsequently issues its shares of Common Stock, or securities convertible into shares of Common Stock, for a price of less than $3.00 per share.  The Warrants are immediately exercisable.

Both the shares of Common Stock included in the Units and the shares of Common Stock underlying the Warrants included in the Units (together, the “Securities”) carry “piggyback” registration rights.  In addition, if the Company fails to (a) file a registration statement upon which the Securities can “piggyback,” or (b) complete a listing of its Common Stock on the TSX Venture Exchange, within 180 days of the Closing date, then the Company will be required to register the Securities upon a written request of holders representing a majority of the Securities, and the Company will then be obligated use its commercially reasonable efforts to cause such registration statement to be declared effective.

Report of Independent Registered Public Accounting Firm

Board of Directors
La Cortez Energy, Inc.
Bogotá, Colombia

We have audited the consolidated balance sheet of La Cortez Energy, Inc. (a Nevada corporation in the exploration stage) as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2008 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from inception (June 9, 2006) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the consolidated financial statements of La Cortez Energy, Inc. for the period from inception (June 9, 2006) to December 31, 2007.  Such statements are included in the cumulative inception to December 31, 2008 totals of the consolidated statements of operations and cash flows and reflect a net loss of 0.01% of the related cumulative totals. Those consolidated statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception (June 9, 2006) to December 31, 2007 included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of La Cortez Energy, Inc. at December 31, 2008 and the results of its operations and its cash flows for the year then ended and for the period from inception (June 9, 2006) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company is in the exploration stage with limited operating history, no revenues and no historical profitability, and has limited available funds that raise substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP

Houston, Texas
April 8, 2009

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders:
La Cortez Enterprises, Inc.

We have audited the balance sheet of La Cortez Enterprises, Inc. (an exploration stage company) as of December 31, 2007, and the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2007, the period from June 9, 2006 (inception) through December 31, 2006, and the period from June 9, 2006 (inception) through December 31, 2007 (not separately included herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of La Cortez Enterprises, Inc. as of December 31, 2007, and the results of its operations and its cash flows for the year ended December 31, 2007, the period from June 9, 2006 (inception) through December 31, 2006, and the period from June 9, 2006 (inception) through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered operating losses since inception and has a limited operating history, which raises a substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Cordovano and Honeck LLP

Cordovano and Honeck LLP
Englewood, Colorado
February 11, 2008

LA CORTEZ ENERGY, INC.
 (An Exploration Stage Company)
Consolidated Balance Sheets

	December 31,
	2008	2007
Assets
Cash and cash equivalents	$6,733,381	$1,025
Prepaid expenses and other	20,132	500
Total current assets	6,753,513	1,525

Property and equipment, net of accumulated depreciation of $38,719 and $-, respectively	231,604	—
	$6,985,117	$1,525

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$29,685	$—
Accrued liabilities	127,107	1,000
Indebtedness to related party	—	14,600

Total liabilities	156,792	15,600

Commitments (Note 8)	-	-

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.001 par value; 300,000,000 and 300,000,000 shares authorized, respectively, and 18,935,244 and 20,750,000 shares issued and outstanding, respectively	18,935	20,750
Additional paid-in capital	9,431,994	7,250
Deficit accumulated during exploration stage	(2,622,604)	(42,075)
Total stockholders’ equity (deficit)	6,828,325	(14,075)

Total liabilities and stockholders’ equity	$6,985,117	$1,525

The accompanying notes are an integral part of these consolidated financial statements.

LA CORTEZ ENERGY, INC.
 (An Exploration Stage Company)
Consolidated Statements of Operations
For the years ended December 31, 2008 and 2007 and
For the period from June 9, 2006 (Inception) through December 31, 2008

	For the Years Ended December 31,		From June 9, 2006 (Inception) Through December 31,
	2008	2007	2008
Expenses
General and administrative	$2,649,312	$28,836	$2,691,387
Loss from operations	(2,649,312)	(28,836)	(2,691,387)

Other income (expense):
Interest income	69,005	—	69,005
Interest expense	(222)	—	(222)

Net loss	$(2,580,529)	$(28,836)	$(2,622,604)

Basic and diluted loss per share	$(0.15)	$(0.00)	N/A

Basic and diluted weighted average common shares outstanding	17,730,971	20,750,000	N/A

The accompanying notes are an integral part of these consolidated financial statements.

LA CORTEZ ENERGY, INC.
 (An Exploration Stage company)
Consolidated Statement of Changes in Stockholders’ Equity (Deficit)
For the period from June 9, 2006 (Inception) through December 31, 2008

					Deficit
					Accumulated
				Additional	During
		Common Stock		Paid-in	Exploration
		Shares	Par Value	Capital	Stage	Total

Balance at June 9, 2006 (inception)		—	$—	$—	$—	$—

July 2006, common stock sold to president/ sole director at $.0008 per share	*	11,250,000	11,250	(2,250)	—	9,000
December 2006, common stock sold pursuant to a SB-2 registered offering at $.002/share	*	9,500,000	9,500	9,500	—	19,000
Net loss, inception through December 31, 2006		—	—	—	(13,239)	(13,239)

Balance at December 31, 2006	*	20,750,000	20,750	7,250	(13,239)	14,761

Net loss, year ended December 31, 2007		—	—	—	(28,836)	(28,836)

Balance at December 31, 2007	*	20,750,000	20,750	7,250	(42,075)	(14,075)

February 2008, common stock sold to an officer at $.01 per share	*	1,150,000	1,150	10,350	—	11,500
February 2008, common stock issued to a consultant in exchange for services at $1.00 per share	*	1,000,000	1,000	999,000	—	1,000,000
February 2008, cancellation of former officer’s shares		(9,000,000)	(9,000)	9,000	—	—
February 2008, common stock issued in exchange for extinguishment of debt and accrued interest at $.50 per share		100,444	100	50,122	—	50,222
March 2008, common stock sold in private placement offering at $1.00 per share, less offering costs totaling $85,105		2,400,000	2,400	2,312,495	—	2,314,895
June 2008, indebtedness forgiven by related party		—	—	14,700	—	14,700
August 2008, cancellation of former officer’s shares		(2,250,000)	(2,250)	2,250	—	—
September 2008, common stock sold in private placement offering at $1.25 per share, less offering costs totaling $218,874		4,784,800	4,785	5,757,341	—	5,762,126
Stock based compensation		—	—	246,153	—	246,153
Contributed services by interim CFO		—	—	23,333	—	23,333
Net loss, year ended December 31, 2008		—	—	—	(2,580,529)	(2,580,529)

Balance at December 31, 2008		18,935,244	$18,935	$9,431,994	$(2,622,604)	$6,828,325

The accompanying notes are an integral part of these consolidated financial statements.

* Restated for 5:1 forward stock split (see Note 6).

LA CORTEZ ENERGY, INC.
(An Exploration Stage company)
Consolidated Statements of Cash Flows
For the years ended December 31, 2008 and 2007 and
for the period from June 9, 2006 (Inception) through December 31, 2008

	Year Ended December 31,		From June 9, 2006 (Inception) through December 31,
	2008	2007	2008
Cash flows from operating activities:
Net loss	$(2,580,529)	$(28,836)	$(2,622,604)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	38,719	—	38,719
Stock-based compensation	1,246,153	—	1,246,153
Contributed services by interim CFO	23,333	—	23,333
Common stock issued in exchange for interest expense	222	—	222
Changes in operating assets and liabilities:
Prepaid expenses and other	(19,632)	—	(20,132)
Accounts payable	29,685	(500)	29,685
Accrued liabilities	126,107	(2,100)	127,107
Net cash used in operating activities	(1,135,942)	(31,436)	(1,177,517)

Cash flows from investing activities:
Purchases of property and equipment	(270,323)	—	(270,323)
Net cash used in investing activities	(270,323)	—	(270,323)

Cash flows from financing activities:
Proceeds from the sale of common stock	8,392,500	—	8,420,500
Payments for common stock offering costs	(303,979)	—	(303,979)
Proceeds from issuance of note payable	50,000	—	50,000
Proceeds from officer advances	100	12,600	14,700
Net cash provided by financing activities	8,138,621	12,600	8,181,221

Net increase (decrease) in cash	6,732,356	(18,836)	6,733,381
Cash, beginning of period	1,025	19,861	—

Cash, end of period	$6,733,381	$1,025	$6,733,381
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—	$—	$—
Interest	$—	$—	$—

Non-cash financing transactions:
Common stock issued in exchange for extinguishment of note payable and accrued interest	$(50,222)	$—	$(50,222)
Contributed capital associated with forgiveness of debt by related party	$14,700	$—	$14,700

The accompanying notes are an integral part of these consolidated financial statements..

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 1 – Organization, Basis of Presentation and Summary of Significant Accounting Policies

Organization and Basis of Presentation

La Cortez Energy, Inc. (“LCE,” and together with its subsidiaries, La Cortez Energy Colombia, Inc., a Cayman Islands corporation (“La Cortez Colombia”), and La Cortez Energy Colombia, E.U., a Colombia corporation, the “Company” or “La Cortez”) is an international, early stage oil and gas exploration and production (“E&P”) company concentrating on opportunities in South America. The Company had established a subsidiary in Colombia to explore E&P opportunities in Colombia and Peru.  Subsequent to year end, the Company elected to dissolve its Colombian subsidiary.  The assets of the Colombian entity will be retained by La Cortez Colombia and the Company operations in Colombia will be operated through a branch of La Cortez Colombia.

LCE was incorporated on June 9, 2006 in the State of Nevada. LCE was originally formed to create, market and sell gourmet chocolates wholesale and retail throughout Mexico, as more fully described in its registration statement on Form SB-2 as filed with the SEC on November 7, 2006 (the “Legacy Business”). This business has been discontinued. On February 7, 2008, LCE changed its name from La Cortez Enterprises, Inc. to La Cortez Energy, Inc.

Exploration Stage

The consolidated financial statements presented herein have been prepared by the Company in accordance with U.S. generally accepted accounting principles (“GAAP”) and the accounting policies set forth in these financial statements. The Company is in the exploration stage and consequently its financial statements have been prepared in accordance with Statement of Financial Accounting Standards (“SFAS”) No.7, “Accounting and Reporting by Development Stage Enterprises” and SEC Industry Guide 7.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Split-off of Legacy Business

In connection with the discontinuation of the Company’s Legacy Business and the redirecting of its business strategy to focus on oil and gas exploration and production opportunities in South America, the Company split off and sold all of the assets and liabilities of the Legacy Business (the “Split-Off”) to Maria de la Luz, the Company’s founding stockholder. The Split Off closed on August 21, 2008. As more fully described in a Form 8-K filed by the Company with the SEC on August 21, 2008, the Company contributed all of its assets and liabilities relating to the Legacy Business, whether accrued, contingent or otherwise, and whether known or unknown, to a newly organized, wholly owned subsidiary, de la Luz Gourmet Chocolates, Inc., a Nevada corporation (“Split-Off Subsidiary”), and immediately thereafter sold all of the outstanding capital stock of Split-Off Subsidiary to Ms. de la Luz in exchange for 9,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) previously surrendered by Ms. de la Luz and all of the Company’s Common Stock that Ms. de la Luz then owned, 2,250,000 shares. The 11,250,000 shares surrendered by Ms. de la Luz have been cancelled.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less when acquired to be cash equivalents. The Company places its cash and cash equivalents with financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000.  From time to time, the Company’s cash balances exceeded FDIC insured limits. In October 2008, the Federal government temporarily increased the FDIC insured limits up to a maximum of $250,000 per depositor until December 31, 2009, after which time the insured limits will return to $100,000.  The Company mitigates this concentration of credit risk by monitoring the credit worthiness of financial institutions and its customers.  The Company had no cash equivalents at December 31, 2008.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Property and equipment, net

Property and equipment consists primarily of office furniture and equipment and is stated at cost.  Depreciation is computed on a straight-line basis over the estimated useful lives ranging from five to ten years.  Depreciation expense for the year ended December 31, 2008 was $38,719.  There was no depreciation expense for the year ended December 31, 2007.

Oil and gas properties

As of December 31, 2008, the Company had no oil and gas properties, although it expected to acquire such properties during 2009.  The Company is currently evaluating whether to follow the successful efforts or full cost method of accounting for oil and gas properties.  This decision could have a material impact on the Company’s disclosures, operating results, financial position and cash flows.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes.

Organization Costs

Costs related to the organization of the Company have been expensed as incurred.

Loss per Common Share

The Company reports net loss per share using a dual presentation of basic and diluted loss per share. Basic net loss per share excludes the impact of common stock equivalents. Diluted net loss per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents. At December 31, 2008, there were no variances between the basic and diluted loss per share as the effect of all common stock equivalents would have been anti-dilutive.

Fair value of financial instruments

The carrying value of cash and cash equivalents, accounts payable and accrued expenses and other liabilities approximates fair value due to the short term nature of these accounts.

Fiscal year-end

The Company’s year-end is December 31.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Foreign Currency Translation

The Company conducts its operations in two primary functional currencies: the U.S. dollar and the Colombian peso. Balance sheet accounts of the Company’s Colombian subsidiary are translated from foreign currencies into U.S. dollars at period-end exchange rates while income and expenses are translated at average exchange rates during the period. Cumulative translation gains or losses related to net assets located outside the U.S. are shown as a component of shareholders’ equity. Gains and losses resulting from foreign currency transactions, which are denominated in a currency other than the entity’s functional currency, are included in the consolidated statements of operations.  For the years ended December 31, 2008 and 2007, cumulative translation gains (losses) and foreign currency transaction gains (losses) were immaterial.

New accounting pronouncements

On December 31, 2008, the SEC published the final rules and interpretations updating its oil and gas reporting requirements. Many of the revisions are updates to definitions in the existing oil and gas rules to make them consistent with the petroleum resource management system, which is a widely accepted standard for the management of petroleum resources that was developed by several industry organizations. Key revisions include changes to the pricing used to estimate reserves utilizing a 12-month average price rather than a single day spot price which eliminates the ability to utilize subsequent prices to the end of a reporting period when the full cost ceiling was exceeded and subsequent pricing exceeds pricing at the end of the reporting period, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves, and permitting disclosure of probable and possible reserves. The SEC will require companies to comply with the amended disclosure requirements for registration statements filed after January 1, 2010, and for annual reports on Form 10-K for fiscal years ending on or after December 15, 2009. Early adoption is not permitted. The Company is currently assessing the impact that the adoption will have on the Company’s disclosures, operating results, financial position and cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”, (“SFAS No. 162”), which identifies a consistent framework for selecting accounting principles to be used in preparing financial statements for nongovernmental entities that are presented in conformity with United States generally accepted accounting principles (GAAP). The current GAAP hierarchy was criticized due to its complexity, ranking position of FASB Statements of Financial Accounting Concepts and the fact that it is directed at auditors rather than entities. SFAS No. 162 was effective November 15, 2008, which was 60 days following the United States Securities and Exchange Commission’s (SEC’s) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The FASB did not expect that SFAS No. 162 will result in a change in current practice, and the adoption of SFAS No. 162 did not have an impact on the Company’s operating results, financial position or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”), an amendment of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 161 requires entities to provide qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in their hedged positions. The standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged but not required. SFAS No. 161 will be effective for the Company on January 1, 2009. SFAS No. 161 also requires entities to disclose more information about the location and amounts of derivative instruments in financial statements, how derivatives and related hedges are accounted for under SFAS No. 133 and how the hedges affect the entity’s financial position, financial performance, and cash flows. The Company does not believe that the adoption of SFAS 161 will have an impact on its financial position or results of operations.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) replaces SFAS No. 141, “Business Combinations”, however it retains the fundamental requirements that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, be measured at their fair values as of that date, with specified limited exceptions. Changes subsequent to that date are to be recognized in earnings, not goodwill. Additionally, SFAS No. 141 (R) requires costs incurred in connection with an acquisition be expensed as incurred. Restructuring costs, if any, are to be recognized separately from the acquisition. The acquirer in a business combination achieved in stages must also recognize the identifiable assets and liabilities, as well as the noncontrolling interests in the acquiree, at the full amounts of their fair values. SFAS No. 141(R) is effective for business combinations occurring in fiscal years beginning on or after December 15, 2008. The Company will apply the requirements of SFAS No. 141(R) upon its adoption on January 1, 2009 and is currently evaluating whether SFAS No. 141(R) will have an impact on its financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits companies to elect to measure many financial instruments and certain other items at fair value. Upon adoption of SFAS No. 159, a company may elect the fair value option for eligible items that exist at the adoption date. Subsequent to the initial adoption, the election of the fair value option should only be made at initial recognition of the asset or liability or upon a remeasurement event that gives rise to new-basis accounting. The decision about whether to elect the fair value option is applied on an instrument-by-instrument basis, is irrevocable and is applied only to an entire instrument and not only to specified risks, cash flows or portions of that instrument. SFAS No. 159 does not affect any existing accounting standards that require certain assets and liabilities to be carried at fair value nor does it eliminate disclosure requirements included in other accounting standards. The Company adopted SFAS No. 159 effective January 1, 2008 and did not elect the fair value option for any existing eligible items.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 does not impose fair value measurements on items not already accounted for at fair value; rather it applies, with certain exceptions, to other accounting pronouncements that either require or permit fair value measurements. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market. The standard clarifies that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”), which delays the effective date of SFAS 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, until fiscal years beginning after November 15, 2008. These non-financial items include assets and liabilities such as non-financial assets and liabilities assumed in a business combination, reporting units measured at fair value in a goodwill impairment test and asset retirement obligations initially measured at fair value. Effective January 1, 2008, the Company adopted SFAS No. 157 for fair value measurements not delayed by FSP FAS No. 157-2. The adoption had no impact on the Company’s financial condition or results of operations. The Company will adopt SFAS No. 157 for non-financial assets and liabilities effective January 1, 2009.  The adoption of this statement is not expected to have a significant impact on the Company’s financial condition or results of operations.

In June 2008, the FASB’s Emerging Issues Task Force reached a consensus regarding EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (EITF 07-5). EITF 07-5 outlines a two-step approach to evaluate the instrument’s contingent exercise provisions, if any, and to evaluate the instrument’s settlement provisions when determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF 07-5 is effective for fiscal years beginning after December 15, 2008 and must be applied to outstanding instruments as of the beginning of the fiscal year of adoption as a cumulative-effect adjustment to the opening balance of retained earnings. Early adoption is not permitted. The Company will adopt EITF 07-5 on January 1, 2009 and is currently evaluating the impact of the adoption of EITF 07-5.

Note 2—Going Concern

At December 31, 2008, the Company had cash and cash equivalents of $6,733,381 and working capital of $6,596,721. The Company believes that its existing capital resources may not be adequate to enable it to execute its business plan.  The Company estimates that it will require additional cash resources during 2009 based upon its current operating plan and condition.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Through December 31, 2008, the Company has been primarily engaged in locating viable investment prospects and recruiting personnel. In the course of its development activities, the Company has sustained losses and expects such losses to continue through at least 2009. The Company expects to finance its operations primarily through its existing cash and any future financing. However, there exists substantial doubt about the Company’s ability to continue as a going concern. The Company will be required to obtain additional capital in the future to continue its operations. There is no assurance that the Company will be able to obtain any such additional capital as it needs to finance these efforts, through equity or debt financing, or any combination thereof, or on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company’s ultimate capital needs and to support the Company’s growth. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, the Company’s operations would be materially negatively impacted.

The Company’s ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Company and the offering terms. In addition, the Company’s ability to complete an offering may be dependent on the status of its oil and gas exploration activities, which cannot be predicted. There is no assurance that capital in any form would be available to the Company, and if available, on terms and conditions that are acceptable.

As a result of the above discussed conditions, and in accordance with generally accepted accounting principles in the United States of America, there exists substantial doubt about the Company’s ability to continue as a going concern, and the Company’s ability to continue as a going concern is contingent upon its ability to secure additional adequate financing or capital during the coming year. If the Company is unable to obtain additional sufficient funds during this time, the Company might lose its interest in the Petronorte and Emerald projects described in Note 3 below.  This action would have an adverse effect on the Company’s operations, the realization of its assets and the timely satisfaction of its liabilities. The Company’s financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should it be determined that the Company is unable to continue as a going concern.

Note 3 – Oil and gas properties

Agreement with Petronorte

On December 22, 2008, the Company entered into a memorandum of understanding (the “MOU”) with Petroleos del Norte S.A. (“Petronorte”), a subsidiary of Petrolatina Plc., that entitles it to a 50% net working interest in the Putumayo 4 block located in the south of Colombia (the “Putumayo 4 Block”).  Petronorte was the successful bidder on the Putumayo 4 Block in the Colombia Mini Round 2008 run by the Agencia Nacional de Hidrocarburos (the “ANH”), Colombia’s hydrocarbon regulatory agency.  According to the MOU, the Company will have the exclusive right to a fifty percent (50%) net participation interest in the Putumayo 4 Block and in the exploration and production contract (the “E&P Contract”) after ANH production participation, and will execute an assignment agreement and a joint operating agreement (the “Definitive Agreements”) with Petronorte relating to the Putumayo 4 Block by no later than April 30, 2009.   Petronorte signed an E&P Contract with the ANH in February 2009.  Petronorte will be the “operator” of the E&P Contract.

The Definitive Agreements are expected to provide that each of La Cortez and Petronorte will have a fifty percent (50%) working interest in the Putumayo 4 Block, responsible for fifty percent (50%) of the costs incurred under the E&P Contract, and a fifty percent (50%) revenue interest entitling us to fifty percent (50%) of the revenues originated from the Putumayo 4 Block, net of royalty payments to the ANH, except that La Cortez will be responsible for paying two-thirds (2/3) of the costs originated from the first 103 kilometers of 2D seismic to be performed in the Block, in accordance with the expected Phase 1 minimum exploration program under the E&P Contract. The Company expects to require approximately US $2.3 million for Phase 1 seismic reprocessing and acquisition activities in the Putumayo 4 Block during the remainder of 2009.  If a prospective Phase 1 well in a prospect in the Putumayo 4 Block proves productive, Petronorte will reimburse La Cortez for its share of these seismic costs paid by La Cortez with production from the Putumayo 4 Block.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Provided that the Company has satisfactorily complied with payment requirements relating to its share of all costs incurred to the date of its request, Petronorte will submit a request to the ANH to assign a 50% interest in the E&P Contract to La Cortez and will assist it in obtaining such assignment through reasonable means.

Emerald Farm-In Agreement

On February 6, 2009, the Company entered into a farm-in agreement (the “Farm-In Agreement”) with Emerald Energy Plc Sucursal Colombia (“Emerald”), a branch of Emerald Energy Plc., for a 20% participating interest (the “Participating Interest”) in the Maranta exploration and production block (“Maranta”) in the Putumayo Basin in Southwest Colombia.

As consideration for its 20% participating interest, the Company reimbursed Emerald $948,000 of its Phase 1 sunk costs.  This amount was paid to Emerald on February 12, 2009.  Additionally, the Company will bear 65% of the Maranta block Phase 2 costs, of which the exploratory well drilling costs1 are currently estimated at approximately US $4.875 million, US $2.433 million of which La Cortez paid to Emerald on February 18, 2009 and US $2.433 million of which La Cortez will pay to Emerald no later than 12 days after the start of mobilization of the drill rig for an exploratory well to be drilled on the Mirto prospect in the Maranta block.  If Emerald determines that the exploratory well should be completed and La Cortez agrees with this decision, La Cortez will pay 65% of the completion costs, that is, La Cortez will pay an amount currently estimated at approximately US $1.17 million required to complete and test the exploratory well, no later than five days after the decision to complete the well has been made by Emerald.  65% of any additional Phase 2 costs will be paid by La Cortez as needed, following cash calls by Emerald.  If La Cortez does not agree with Emerald’s decision to proceed with completion of the exploratory well, its obligations under the Farm-In Agreement will cease and the Farm-In Agreement will terminate.

After the Phase 2 work is completed, La Cortez will pay 20% of all subsequent costs related to the Maranta block.

Once La Cortez has completed paying all of its Phase 2 commitments on the Maranta block, Emerald will assign and transfer to La Cortez the Participating Interest in the Maranta block, subject to ANH approval.  If the ANH does not approve the Assignment, Emerald and La Cortez have agreed that they will use their best endeavors to seek in good faith a legal way to enter into an agreement with terms equivalent to the Farm-In Agreement and the JOA, that shall privately govern the relations between the Parties and which will not require ANH approval.

Note 4 – Related Party Transactions

Forgiveness of indebtedness to related party

On July 28, 2006, the then sole officer and director of the Company advanced $2,000 to the Company for working capital. On June 16, 2007, the then sole officer and director advanced $10,000 to the Company for working capital. On May 17, 2007, the then sole officer and director advanced $2,700 to the Company for working capital. All of these advances bore no interest and were payable on demand. These advances are included in the accompanying consolidated balance sheet at December 31, 2007, as “Indebtedness to related party”. On June 30, 2008, the former sole officer and director forgave the total amount of the advances. Accordingly, the Company eliminated the $14,700 payable and treated the debt forgiveness as a capital contribution and recorded the amount as additional paid in capital.

Common Stock sales

On July 28, 2006, the Company sold 11,250,000 (after giving effect to the common stock split referred to in Note 5 below) shares of its Common Stock to its then sole officer and director, Maria de la Luz, for $9,000, or $.0008 (post-split) per share.

1. These are the costs that will be required to drill the exploratory well to the abandon (“dry hole”) or complete decision point.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

On February 7, 2008, the Company sold 1,150,000 (post-split) shares of its Common Stock to its newly appointed, then sole officer and director, Nadine C. Smith, for $11,500, or $.01 (post-split) per share.

On September 10, 2008 as part of its Unit offering described in Note 6, the Company sold 400,000 Units (defined below), at a price of $1.25 per Unit, for a total of $500,000 to its Chairman and Vice President, Nadine C. Smith, and 50,000 Units for a total of $62,500 to its President and Chief Executive Officer, Andres Gutierrez.

Contributed services

During the year ended December 31, 2008, our Chairman of the Board and interim CFO contributed services for which the Company determined the fair value to be $23,333, and, accordingly, we recognized such amount as compensation.  There were no such services contributed during the year ended December 31, 2007.

Note 5 – Income taxes

La Cortez Energy, Inc. files a U.S. Federal income tax return.  The Company’s foreign subsidiaries file income tax returns in their respective jurisdictions. The components of the consolidated net loss before income tax benefit are as follows:

	2008	2007

U.S.	$1,909,043	$28,836
Non-U.S.	671,486	-
Net Loss	$2,580,529	$28,836

The components of the Company’s deferred tax assets at December 31, 2008 and 2007 are as follows:

	2008	2007

Deferred tax assets and liabilities:
Loss carryforwards	$426,000	$9,818
Property and equipment	(5,000)	-
Stock-based compensation	83,000	-
Net deferred tax asset	504,000	9,818
Valuation allowance	(504,000)	(9,818)
	$-	$-

Income tax benefit differs from the amount computed at the federal statutory rates (approximately 34%) as follows:

Income tax benefit at statutory rate	(877,000)
Stock issued to consultant	337,000
Other Permanent differences	31,000
Increase in valuation allowance	494,000
Other	15,000
-

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

As of December 31, 2008, the Company had generated U.S. net operating loss carryforwards of approximately $555,000, which expire from 2027 to 2028 and net loss carryforwards in certain non-U.S. jurisdictions of approximately $671,486, which do not expire. These net operating loss carryforwards are available to reduce future taxable income. However, a, change in ownership, as defined by federal income tax regulations, could significantly limit the Company’s ability to utilize its U.S. net operating loss carryforwards. Additionally, because federal tax laws limit the time during which the net operating loss carryforwards may be applied against future taxes, if the Company fails to generate taxable income prior to the expiration dates it may not be able to fully utilize the net operating loss carryforwards to reduce future income taxes. As the Company has had cumulative losses and there is no assurance of future taxable income, valuation allowances have been recorded to fully offset the deferred tax asset at December 31, 2008 and 2007. The valuation allowance increased $494,000 and $9,813 due primarily to the Company’s 2008 and 2007 net losses, respectively.

Note 6 – Shareholders’ Equity

As of December 31, 2008, there were 18,935,244 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock split

On February 8, 2008, the articles of incorporation of LCE were amended to increase the authorized capital stock of LCE to 310,000,000 shares, of which 300,000,000 are common stock with a par value of $0.001 per share and 10,000,000 shares are preferred stock with a par value $0.001 per share.  The Board of Directors is authorized to fix or alter the designation, powers, preferences and rights of the preferred stock.  The Board of Directors has made no such designation as of December 31, 2008.

On February 7, 2008, the Company’s Board of Directors approved a 5-for-1 forward stock split on each share of its common stock issued and outstanding at the close of business on February 21, 2008. Shares issued prior to February 21, 2008 have been retroactively restated to reflect the impact of the stock split.

Common Stock issued for services

On February 7, 2008, the Company issued 1,000,000 (post-split) shares of its common stock in exchange for consulting services, which included assisting the Chairman in building the Board of Directors and senior management team for the Company. The transaction was valued in accordance with EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”  Management determined the fair value of the stock issued to the consultant at $1.00 (post-split) per share based on the stock price received in the Offering (defined below) on March 14, 2008. Accordingly, stock-based compensation expense of $1,000,000 was recognized in the accompanying consolidated financial statements for the year ended December 31, 2008.

Common Stock sales

On July 28, 2006, the Company sold 11,250,000 (post-split) shares of Common Stock to its previous sole officer and director for $9,000, or $.0008 (post split) per share.

On December 12, 2006, the Company sold 9,500,000 (post split) shares of Common Stock at a price of $.002 (post split) per share for total proceeds of $19,000. The offering was made pursuant to the Company’s SB-2 registration statement that became effective on December 4, 2006. All sales were made by the Company’s previous sole officer and director.

On February 7, 2008, the Company sold 1,150,000 (post split) shares of Common Stock to Nadine Smith, its then newly appointed sole officer and director, for $11,500, or $.01 (post-split) per share.

On February 19, 2008 the Board of Directors authorized the Company to offer up to 2,000,000 shares of Common Stock to a limited number of accredited investors and/or non-U.S persons at a price of $1.00 per share, in a private placement offering (the “Offering”) pursuant to the exemption from registration provided by Rule 506 of Regulation D under the Securities Act, Regulation S under the Securities Act and/or Section 4(2) of the Securities Act. Because the offering was oversubscribed, the Company’s Board of Directors further authorized to increase the size of the Offering to up to 3,000,000 shares of Common Stock. On March 14, 2008, the Company issued a total of 2,400,000 shares of Common Stock for total proceeds to the Company of $2,400,000 ($2,314,895 net after offering expenses).

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

On July 23, 2008 the Board of Directors authorized the Company to offer up to a maximum of 10,000,000 units (the “Units”) at an offering price of $1.25 per Unit. Each Unit consisted of one share of Common Stock and a common stock purchase warrant to purchase one-half share of Common Stock, exercisable for a period of five years at an exercise price of $2.25 per share. The Units were offered to a limited number of accredited investors and non-U.S persons, in a private placement offering pursuant to the exemption from registration provided by Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), Regulation S under the Securities Act and/or Section 4(2) of the Securities Act. On September 10, 2008, the Company issued 4,784,800 shares of Common Stock as the result of the sale of 4,784,800 Units, for total proceeds to the Company of $5,981,000 ($5,762,126 net after offering expenses), and warrants to purchase 2,392,400 shares of Common stock.

Investors in the Unit Offering have “piggyback” registration rights for the shares of Common Stock issued in the Unit Offering included in the Units and underlying the Warrants included in the Units.

Additionally, investors the Unit Offering have “demand” registration rights with respect to the shares of Common Stock included in the Units if the Company does not file a registration statement with the SEC in which the investors can exercise their ‘piggyback’ registration rights within six months of the Closing of the Unit Offering.  That is, at any time on or after the date that is six months after the Closing, and only if the Company has not filed a registration statement enabling the investors to exercise their “piggyback” registration rights, one or more of the investors that in the aggregate beneficially own at least 50% of the Shares issued in the Unit Offering may make a demand that the Company effect the registration of all or part of the investors’ Shares (a “Demand Registration”).  Investors have the right to one Demand Registration pursuant to these provisions.

The Company expects to prepare a Registration Statement following receipt of the required investor demand, to be filed with the SEC and to become effective within two hundred ten (210) days from the receipt of the demand notice, registering for resale all shares of Common Stock issued in the Unit Offering included in the Units of those investors who choose to participate in such Demand Registration.  The Company shall pay monetary penalties to these investors equal to one and one-quarter percent (1.25%) of the gross proceeds of the Unit Offering for each full month that the registration statement is late in being declared effective; provided, that in no event shall the aggregate of any such penalties exceed fifteen percent (15%) of the gross proceeds of the Unit Offering.  No penalties shall accrue with respect to any shares of Common Stock removed from the registration statement in respect to a comment from the SEC limiting the number of shares of Common Stock which may be included in the registration statement.  The holders of any Common Stock removed from the registration statement as a result of a comment from the SEC shall continue to have “piggyback” registration rights with respect to these shares.  There has been no request for a Demand Registration as of the date of this report.

Common Stock issued to extinguish debt

On February 8, 2008, the Corporation issued a $50,000 promissory note to Milestone Enhanced Fund Ltd. (“Milestone”) in exchange for Milestone’s $50,000 working capital loan to the Company. The note was due within one year of its date of issuance and carried a 9% annual interest rate. On February 25, 2008, the Company issued 100,444 shares of Common Stock in exchange for full payment of the note and accrued interest. This transaction was valued by the Company’s Board of Directors at the fair value of the Common Stock issued, or 100,000 shares at $.50/share for the principal and 444 shares at $.50/share for the accrued interest which amounted to $222.

Common Stock cancelled

On February 26, 2008, 9,000,000 shares of LCE Common Stock owned by the founding stockholder were surrendered to LCE and cancelled.

On August 21, 2008, 2,250,000 shares of LCE common stock owned by the founding director, were surrendered in exchange for her interest in a split-off subsidiary of LCE, as more fully described in a Form 8-K of the same date filed by the Company with the SEC.    The net assets of the Split-Off Subsidiary were $Nil as of August 21, 2008.  Therefore, this transaction was valued at $Nil.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

2008 Equity Incentive Plan

The Company’s 2008 Equity Incentive Plan (the “2008 Plan”) provides for the grant of incentive stock options to employees of the Company and non-statutory stock options, restricted stock and stock appreciation rights to employees, directors and consultants of the Company and of an affiliate or subsidiary of the Company. A maximum of 4,000,000 shares of common stock are available for issuance under the 2008 Plan. The 2008 Plan, originally adopted and approved by our Board of Directors and majority stockholders on February 7, 2008 to enable grants to issue up to 2,000,000 shares of our Common Stock, was amended and restated by approval of our Board of Directors on November 7, 2008 to, among other things, increase the number of shares that may be issued under the 2008 Plan to 4,000,000.  Our stockholders have not yet approved this increase.  As of December 31, 2008, options had been granted under the 2008 Plan exercisable for an aggregate of 2,025,000 shares of common stock.

The Company determines the fair value of stock option awards on the date of grant in accordance with Statement of Financial Accounting Standard (SFAS) No. 123(R), Share-Based Payment.

Stock Option Awards

On July 1, 2008, the Company granted options to purchase (i) 1,000,000 shares of its Common Stock to Andres Gutierrez, the Company’s President and Chief Executive Officer, (ii) 175,000 shares of its Common Stock to Nadine C. Smith, the Company’s Chairman and Vice President, (iii) 100,000 shares of its Common Stock to Jaime Ruiz, a newly appointed director, and (iv) an additional 175,000 shares of its Common Stock to three employees of its Colombian subsidiary. The options vest pro-rata in three annual installments beginning on the first anniversary of the date of grant and have a 10 year term. They were granted with an exercise price equal to $2.20.

On July 23, 2008, the Company granted options to purchase (i) 100,000 shares of its Common Stock to each of Jaime Navas Gaona and Richard G. Stevens, newly appointed directors, (ii) 150,000 shares, to Highlands Capital, Inc., a consultant to the Company, and (iii) an additional 75,000 shares of its Common Stock to one employee of its Colombian subsidiary. The options vest pro-rata in three annual installments beginning on the first anniversary of the date of grant and have a 10 year term. They were granted with an exercise price equal to $2.47.

On November 7, 2008, the Company granted options to purchase (i) 100,000 shares of its common stock to Jose Montoya, a newly appointed director, and (ii) 50,000 shares to one employee.  The options vest pro-rata in three annual installments beginning on the first anniversary of the date of grant and have a 10 year term. They were granted with an exercise price equal to $1.71.

Stock option activity summary is presented in the table below:

	Number of Shares	Weighted- average Exercise Price	Weighted- average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2007	—	—
Granted	2,025,000	$2.22
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding at December 31, 2008	2,025,000	$2.22	9.54	$—

None of the options outstanding at December 31, 2008 are vested or exercisable.  During the year ended December 31, 2008, 2,025,000 options were granted with a weighted average grant date fair value of $0.89.  During the year ended December 31, 2008, the Company recognized stock-based compensation expense of $246,153 related to stock options.  As of December 31, 2008, there was approximately $1,356,000 of total unrecognized compensation cost related to non-vested stock options which is expected to be recognized over a weighted-average period of approximately 2.5 years.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Subsequent to year end, the Company granted options to purchase 200,000 shares to one employee of its Colombian subsidiary.  The options vest pro-rata in three annual installments beginning on the first anniversary of the date of grant and have a 10 year term. They were granted with an exercise price equal to $1.50.

Options to purchase 50,000 shares of common stock were forfeited subsequent to year end.

The fair value of the options granted during 2008 was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Estimated market value of stock on grant date(1)	$1.27 - $1.37
Risk-free interest rate (2)	3.11 – 3.77%
Dividend yield (3)	0.00%
Volatility factor (4)	83.63%
Expected life (5)	6.5 years
Expected forfeiture rate (6)	10%

(1)
The estimated market value of the stock on the date of grant was based on a calculation by management after consideration of price per share received in the private offerings and reported public market prices.

(2)	The risk-free interest rate was estimated by management using the U.S. Treasury zero-coupon yield over the contractual term of the option on date of grant.

(3)	Management estimated the dividend yield at 0% based upon its expectation that there will not be earnings available to pay dividends in the near term.

(4)
The volatility factor was estimated by management using the historical volatilities of comparable companies in the same industry and region, because the Company does not have adequate trading history to determine its historical volatility.

(5)	The expected life was estimated by management as the midpoint between the vesting date and the expiration date of the options.

(6)	Management estimated the forfeiture rate at 10% based on its experience with companies in similar industries and regions.

Note 7 – General and administrative expenses

General and administrative expenses are made up of the following for the years ended December 31, 2008 and 2007 and for the period from June 9, 2006 (inception) through December 31, 2008:

	Year ended December 31,		Inception through December 31,
	2008	2007	2008
General and administrative expense:
Payroll	$505,783	$-	$515,771
Stock –based compensation	1,246,153	-	1,246,153
Professional fees	441,683	19,695	461,378
Travel	168,812	-	168,812
Rent	56,012	2,400	59,612
Other	230,869	6,741	239,661
Total general and administrative expense	$2,649,312	$28,836	$2,691,387

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 8 - Commitments

Leases

The Company has signed a three year lease for approximately 3,000 square feet of office space in Bogotá, Colombia. The rent for this office space is approximately $8,100 per month during the first year. The rental contract provides for a 2% increase per year in the base rent and an additional adjustment for inflation in Colombia as reflected in the Colombian consumer price index, or the “Indice de Precios al Consumidor” (the “IPC”). This lease will expire on July 2, 2011.

From August to December 2008, the first five months of this lease, the Company paid rent of approximately U.S. $42,714.

LA CORTEZ ENERGY, INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Based on an estimated exchange rate of COP 2.250 per US dollar for each year (2009, 2010 and 2011), annual lease payment commitments for the remainder of the lease have been calculated as follows:

Year	Total Lease Payment Amount

2009	$99,000
2010	$107,000
2011	$65,000

These US dollar amounts for the remainder of the office lease could increase if the US dollar to COP exchange rate deteriorates in favor of the COP.

Employment Agreement

The Company has entered into an employment agreement effective as of June 1, 2008 (the “Employment Agreement”) with Andres Gutierrez pursuant to which Mr. Gutierrez was appointed as its President and Chief Executive Officer, Pursuant to the Employment Agreement, Mr. Gutierrez’s base annual compensation has been set at U.S. $250,000, which amount may be increased annually at the discretion of the Board of Directors. This annual compensation shall be paid in equal monthly installments in Colombian Pesos (“COP”). The exchange rate used to calculate Mr. Gutierrez’s monthly salary payment will be calculated each month and shall neither exceed a maximum of COP 2,400 nor be less than a minimum of COP 1,600. This minimum/maximum range will be adjusted at the end of each calendar year based upon changes in the IPC.

In addition, Mr. Gutierrez is eligible to receive an annual cash bonus of up to fifty percent (50%) of his applicable base salary. Mr. Gutierrez’s annual bonus (if any) shall be in such amount (up to the limit stated above) as the Board of Directors may determine in its sole discretion, based upon Mr. Gutierrez’s achievement of certain performance milestones to be established annually by the Board of Directors in discussion with Mr. Gutierrez (the “Milestones”).

Under the Employment Agreement, we agreed to grant Mr. Gutierrez an option to purchase an aggregate of 1,000,000 shares of our common stock under our 2008 Equity Incentive Plan (the “2008 Plan”) as of June 1, 2008. We granted this option on July 1, 2008. This option vests in three equal annual installments beginning on July 1, 2009 and is exercisable at $2.20 per share.

The initial term of the Employment Agreement expires on June 1, 2009. In the event of a termination of employment “without cause” by the Company during the first 12 months following June 1, 2008, Mr. Gutierrez shall receive: (i) twelve (12) months of his base salary; plus (ii) to the extent the Milestones are achieved or, in the absence of Milestones, the Board of Directors has, in its sole discretion, otherwise determined an amount for Mr. Gutierrez’s bonus for the initial 12 months of his employment, a pro rata portion of his annual bonus for the initial 12 months of his employment, to be paid to him on the date such annual bonus would have been payable to him had he remained employed by the Company; plus (iii) any other accrued compensation and Benefits, as defined in the Employment Agreement. In the event of a termination of employment by Mr. Gutierrez for “good reason”, as defined in the Employment Agreement, Mr. Gutierrez shall receive: (i) twelve (12) months of his then in effect base salary, subject to his compliance with the non-competition, non-solicitation and confidentiality provisions of the Employment Agreement.  As of December 31, 2008, the Company has accrued a bonus payable to Mr. Gutierrez in the amount of $72,915.

11,107,200 Shares of Common Stock

La Cortez Energy, Inc.

PROSPECTUS

__________, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of our common stock.  The selling stockholders will not responsible for any of the expenses of this offering.

EXPENSE	AMOUNT

Registration fee		$1,457.00
Legal fees and expenses
Accounting fees and expenses		30,000.00
Transfer agents’ fees		2,500.00
Printing and engraving		15,000.00
Total	$

Item 14.  Indemnification of Directors and Officers.

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents.  The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests.  In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our current and former directors, trustees, officers, employees and other agents against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by any such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws.  These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, trustee, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

Item 15.  Recent Sales of Unregistered Securities.

On March 14, 2008, we closed a private placement of our common stock, $0.001 par value per share.  In this private placement, we offered our shares of common stock at a price of $1.00 per share and we derived total proceeds of $2,314,895, net after expenses, from the sale of 2,400,000 shares of our common stock.

On September 10, 2008, we closed a private placement of units.  Each unit consisted of (i) one share of our common stock and (ii) a common stock purchase warrant to purchase one-half share of common stock, exercisable for a period of five years at an exercise price of $2.25 per share. We offered these units at a price of $1.25 per unit and we derived total proceeds of $5,981,000 ($5,762,126 net after expenses) from the sale of 4,784,800 units.

On June 19, 2009, we conducted an initial closing of a private placement of units.  Each unit consisted of (i) one share of our common stock and (ii) a common stock purchase warrant to purchase one share of common stock, exercisable for a period of five years at an exercise price of $2.00 per share. We offered these units at a price of $1.25 per unit and we derived total proceeds at the initial closing of $6,074,914 ($5,244,279 net after expenses) from the sale of 4,860,000 units.  On July 31, 2009, we completed the final closing of our 2009 unit offering.  At the final closing, we received gross proceeds of $256,250 from the sale of 205,000 units.   In the aggregate, we received gross proceeds of $6,331,164 in the 2009 unit offering on the sale of a total of 5,065,000 units.  The 2009 unit offering terminated on July 31, 2009.

On December 29, 2009, we conducted an initial closing of our second 2009 private placement of units, selling 1,428,571 units at a price of $1.75 per unit, for aggregate gross proceeds to us of $2.5 million.  We conducted a second closing of this offering on January 29, 2010 in which we sold 571,428 units for an aggregate of $999,999.  Each of these units consisted of (i) one share of our common stock and (ii) a common stock purchase warrant to purchase one-half (1/2) of one share of our common stock, exercisable for a period of three years at an exercise price of $3.00 per whole share.

Item 16.  Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of the Registrant as filed with the Nevada Secretary of State on February 8, 2008 (1)

3.2	By-Laws of the Registrant (2)

5.1	Opinion of Gottbetter & Partners, LLP*

10.1	Employment Agreement dated May 13, 2008 by and between the Registrant and Andres Gutierrez Rivera (3)

10.2	Form of Stock Option Agreement to Directors under the Registrant’s 2008 Equity Incentive Plan, as amended (4)

10.3	Form of Stock Option Agreement to Executive Officers under the Registrant’s 2008 Equity Incentive Plan, as amended (4)

10.4	Split-Off Agreement dated August 15, 2008 by and among the Registrant, de la Luz Chocolates, Inc., and Maria de la Luz (5)

10.5	General Release Agreement dated August 15, 2008, by and among the Registrant, de la Luz Chocolates, Inc., and Maria de la Luz (5)

10.6	Form of Subscription Agreement (6)

10.7	Form of Warrant (6)

10.8	Form of Registration Rights Agreement (6)

10.9	The Registrant’s Amended and Restated 2008 Equity Incentive Plan (7)

10.10	Memorandum of Understanding between the Registrant and Petroleos del Norte S. A. dated as of December 22, 2008 (8)

Exhibit No.	Description

10.11	Farm-Out Agreement (Maranta E&P Block) by and between Emerald Energy Plc Sucursal Colombia and La Cortez Energy Colombia, Inc. dated as of February 6, 2008

10.12	Joint Operating Agreement By and Between Petroleos Del Norte S.A. and La Cortez Energy Colombia, Inc. dated as of February 23, 2009 (9)

14.1	Code of Ethics (10)

21.1	List of Subsidiaries

23.1	Consent of Gottbetter & Partners, LLP (included in its opinion filed as Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP

23.3	Consent of Cordovano and Honeck LLP

24.1	Power of Attorney*

*	Previously filed.
(1)
Filed with the SEC on February 13, 2008 as an exhibit, numbered as indicated above, to the Registrant’s current report (SEC File No. 333-138465) on Form 8-K, which exhibit is incorporated herein by reference.

(2)
Filed with the Securities and Exchange Commission on November 7, 2006 as an exhibit, numbered as indicated above, to the Registrant’s registration statement (SEC File No. 333-138465) on Form SB-2, which exhibit is incorporated herein by reference.

(3)
Filed with the SEC on May 20, 2008 as an exhibit, numbered as indicated above, to the Registrant’s current report (SEC File No. 333-138465) on Form 8-K, which exhibit is incorporated herein by reference.

(4)
Filed with the SEC on July 28, 2008 as an exhibit, numbered as indicated above, to the Registrant’s current report (SEC File No. 333-138465) on Form 8-K, which exhibit is incorporated herein by reference.

(5)
Filed with the SEC on August 21, 2008 as an exhibit, numbered as indicated above, to the Registrant’s current report (SEC File No. 333-138465) on Form 8-K, which exhibit is incorporated herein by reference.

(6)
Filed with the SEC on September 16, 2008 as an exhibit, numbered as indicated above, to the Registrant’s current report (SEC File No. 333-138465) on Form 8-K, which exhibit is incorporated herein by reference.

(7)
Filed with the SEC on November 14, 2008 as an exhibit, numbered as indicated above, to the Registrant’s quarterly report (SEC File No. 333-138465) on Form 10-Q, which exhibit is incorporated herein by reference.

(8)
Filed with the SEC on January 9, 2009 as an exhibit, numbered as indicated above, to the Registrant’s current report (SEC File No. 333-138465) on Form 8-K, which exhibit is incorporated herein by reference.

(9)
To be filed with the SEC on or about November 16, 2009 as an exhibit, numbered as indicated above, to the Registrant’s quarterly report (SEC File No. 333-138465) on Form 10-Q, which exhibit is incorporated herein by reference.

(10)
Filed with the SEC on March 31, 2008 as an exhibit, numbered as indicated above, to the Registrant’s annual report (SEC File No. 333-138465) on Form 10-KSB, which exhibit is incorporated herein by reference.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Bogotá, Colombia, on February 22, 2010.

La Cortez Energy, Inc.

By:	/s/ Andres Gutierrez Rivera
Name:	Andres Gutierrez Rivera
Title:	Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

*
Nadine C. Smith (Interim Principal Financial and Accounting Officer)	Chairman and Interim Chief Financial Officer	February 22, 2010

*	Director, President and Chief Executive	February 22, 2010
Andres Gutierrez Rivera	Officer

**	Director	February 22, 2010
Jose Fernando Montoya Carrillo

*	Director	February 22, 2010
Jaime Navas Gaona

*	Director	February 22, 2010
Jaime Ruiz Llano

*	Director	February 22, 2010
Richard G. Stevens

*By	/s/ Andres Gutierrez Rivera
Andres Gutierrez Rivera
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of the Registrant as filed with the Nevada Secretary of State on February 8, 2008 (1)

3.2	By-Laws of the Registrant (2)

5.1	Opinion of Gottbetter & Partners, LLP*

10.1	Employment Agreement dated May 13, 2008 by and between the Registrant and Andres Gutierrez Rivera (3)

10.2	Form of Stock Option Agreement to Directors under the Registrant’s 2008 Equity Incentive Plan, as amended (4)

10.3	Form of Stock Option Agreement to Executive Officers under the Registrant’s 2008 Equity Incentive Plan, as amended (4)

10.4	Split-Off Agreement dated August 15, 2008 by and among the Registrant, De La Luz Chocolates, Inc., and Maria de la Luz (5)

10.5	General Release Agreement dated August 15, 2008, by and among the Registrant, De La Luz Chocolates, Inc., and Maria de la Luz (5)

10.6	Form of Subscription Agreement (6)

10.7	Form of Warrant (6)

10.8	Form of Registration Rights Agreement (6)

10.9	The Registrant’s Amended and Restated 2008 Equity Incentive Plan (7)

10.10	Memorandum of Understanding between the Registrant and Petroleos del Norte S. A. dated as of December 22, 2008 (8)

10.11	Farm-Out Agreement (Maranta E&P Block) by and between Emerald Energy Plc Sucursal Colombia and La Cortez Energy Colombia, Inc. dated as of February 6, 2008

10.12	Joint Operating Agreement By and Between Petroleos Del Norte S.A. and La Cortez Energy Colombia, Inc. dated as of February 23, 2009

14.1	Code of Ethics (9)

21.1	List of Subsidiaries

23.1	Consent of Gottbetter & Partners, LLP (included in its opinion filed as Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP

23.3	Consent of Cordovano and Honeck LLP

24.1	Power of Attorney*

*Previously filed.